Exhibit 10.1

Execution Version

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE FILO LOANS WERE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. LENDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE FILO LOANS BY CONTACTING THE BORROWER.

ABL CREDIT AGREEMENT

dated as of

May 31, 2018,

among

BI-LO HOLDING, LLC,
as Holdings,

BI-LO, LLC,
as Borrower,

THE LENDERS PARTY HERETO

and

SUNTRUST BANK,
as Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.,
RBC CAPITAL MARKETS(1),
SUNTRUST ROBINSON HUMPHREY, INC., and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint FILO Lead Arrangers and Joint FILO Bookrunners

and

SUNTRUST ROBINSON HUMPHREY, INC.,
RBC CAPITAL MARKETS,(2) and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Tranche A Lead Arrangers and Joint Tranche A Bookrunners
and

WELLS FARGO BANK, NATIONAL ASSOCIATION, BMO CAPITAL MARKETS CORP., THE TORONTO- DOMINION BANK, NEW YORK BRANCH AND PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agents

(1)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

(2)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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(cont.)

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		Page

9.20.	Collateral or Margin Posted Under Hedge Agreements	186
9.21.	Certain ERISA Matters	186
9.22.	Qualified Cash Management Agreements and Qualified Hedging Agreements	188

SCHEDULES:

I	Consolidated EBITDA Adjustments
1.1A	Qualified Credit Card Issuers
1.1B	Qualified Credit Card Processors
1.1C	Existing Letters of Credit
2.4	Lenders
3.4	Consents, Authorizations, Filings and Notices
3.13(a)	Restricted Subsidiaries
3.13(b)	Unrestricted Subsidiaries
5.14	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.10	Existing Negative Pledges

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F-1	Form of ABL Intercreditor Agreement
F-2	Form of Subordination Agreement
G-1	Form of Revolving Note
G-2	Form of Swingline Note
G-3	Form of FILO Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate
K	Form of Notice of Additional Guarantor
L	Form of Borrowing Base Certificate
M	Form of Collateral Access Agreement

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ABL CREDIT AGREEMENT, dated as of May 31, 2018, among BI-LO HOLDING, LLC, a Delaware limited liability company (“Holdings”), BI-LO, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders and as issuing banks and SUNTRUST BANK, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

On March 27, 2018, Holdings and certain of its Affiliates (each, a “Debtor” and, collectively, the “Debtors”) initiated chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions pursuant to chapter 11 of the Bankruptcy Code with the Bankruptcy Court. On May 14, 2018, the Bankruptcy Court entered the Confirmation Order confirming the SEG Plan.

As contemplated by the SEG Plan and approved by the Confirmation Order, the Borrower has requested that (i) the Tranche A Lenders extend credit to the Borrower in the form of Tranche A Credit Commitments from time to time on or after the SEG Plan Effective Date in an initial aggregate principal amount of up to $550.0 million pursuant to this Agreement, (ii) the FILO Lenders extend credit to the Borrower in the form of FILO Loans on the SEG Plan Effective Date in an initial aggregate principal amount of up to $50.0 million pursuant to this Agreement, and (iii) certain other lenders extend credit to the Borrower in the form of Term Loans on the SEG Plan Effective Date in an initial aggregate principal amount of up to $475.0 million pursuant to the Term Loan Credit Agreement.

On the Closing Date, the proceeds of the Tranche A Loans and the FILO Loans, together with the proceeds of Term Loans borrowed on the SEG Plan Effective Date pursuant to the Term Loan Credit Agreement, will be used to repay the Existing Debt, to fund working capital and to pay Transaction Costs.

The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.  DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“90-Day Excess Availability”: on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 90 consecutive day period immediately preceding such date by (b) 90.

“ABL Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, and substantially in the form of Exhibit F-1, among the Administrative Agent and the Term Loan Agent, and any other Senior Representatives or other Persons from time to time party thereto, and acknowledged by Holdings, the Borrower and the other Guarantors party thereto from time to time, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“ABL Priority Collateral”: as defined in the ABL Intercreditor Agreement.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement”: the ABL Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Borrower (which may, if applicable, consist of a payment “waterfall”).

“Account”: an “account” as such term is defined in Article 9 of the UCC and any and all supporting obligations in respect thereof.

“Account Debtor”: each person who is obligated on an Account

“Accounting Change”: as defined in Section 1.4.

“Acquired Asset Borrowing Base”: the Tranche A Acquired Asset Borrowing Base and the FILO Acquired Asset Borrowing Base, as applicable.

“Additional Lenders”: any Eligible Assignee that extends commitments under the Tranche A Credit Facility pursuant to Section 2.23.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than (x) 0.00% in the case of Tranche A Loans and (y) 1.0% in the case of FILO Loans.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any specified Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender (in its capacity as such) shall be deemed to be an Affiliate of a Loan Party.

“Affiliated Lender Assignment and Assumption”:  an assignment and assumption entered into by a FILO Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Borrower.

“Agent Advance”: as defined in Section 2.4(d).

“Agent Advance Exposure”: at any time, the aggregate principal amount of all Agent Advances outstanding at such time. The Agent Advance Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Agent Advance Exposure at such time.

“Agent Advance Period”: as defined in Section 2.4(d).

“Agent Deposit Account”: as defined in Section 2.24(c).

“Administrative Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Credit Commitments”: the Tranche A Credit Commitments and the FILO Credit Commitments.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Facility Exposure (including its share of unfunded Agent Advances) at such time to the Aggregate Facility Exposure of all Lenders at such time.

“Aggregate Facility Exposure”: with respect to any Lender at any time, the sum of (a) such Lender’s Tranche A Credit Facility Exposure at such time, plus (b) such Lender’s FILO Credit Facility Exposure at such time.

“Agreement”: this ABL Credit Agreement.

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one (1) month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anticipated Cure Deadline”:  as defined in Section 6.1(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction to the extent applicable to Holdings, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Administrative Agent”:  (i)  with respect to ABL Priority Collateral,  the ABL Administrative Agent (or other analogous term in any Acceptable Intercreditor Agreement, as applicable), (ii) with respect to Term Loan Priority Collateral, the Term Loan Administrative Agent (or other analogous term in any Acceptable Intercreditor Agreement, as applicable) or (iii) if at any time there is no Acceptable Intercreditor Agreement then in effect, the Administrative Agent.

“Applicable Margin”:

(a) with respect to Tranche A Loans, initially a rate per annum equal to in the case of Tranche A Loans maintained as (A) ABR Loans, 0.50%, and (B) Eurodollar Loans, 1.50% until the date of the delivery of the first Quarterly Pricing Certificate in accordance with the first sentence of the following paragraph (each, a “Start Date”), commencing with the Quarterly Pricing Certificate delivered with respect to the first full Fiscal Quarter ending after the Closing Date. From and after the first Start Date to and including the applicable End Date described below, the Applicable Margins for such Type of Tranche A Loans shall be those set forth below opposite the Historical Tranche A Excess Availability indicated to have been achieved in any certificate delivered in accordance with the first sentence of the following paragraph:

		Applicable Margin	Applicable
		for	Margin for
		Eurodollar	ABR Tranche A
Level	Historical Tranche A Excess Availability:	Tranche A Loans:	Loans:

I	Equal to or greater than 50%	1.25%	0.25%

II	Less than 50% and equal to or greater than 25%	1.50%	0.50%

III	Less than 25%	1.75%	0.75%

The Historical Tranche A Excess Availability used in a determination of the Applicable Margins shall be determined based on the delivery of a certificate of a Responsible Officer of the Borrower (each, a “Quarterly Pricing Certificate”) to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Tranche A Lender), within five (5) Business Days after the last day of any Fiscal Quarter, which Quarterly Pricing Certificate shall set forth the calculation of the Historical Tranche A Excess Availability as at the last day of the Fiscal Quarter ended immediately prior to the relevant Start Date. The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from and including the relevant Start Date to but excluding the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is five (5) Business Days following the last day of the Fiscal Quarter in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Applicable Margins shall be those that correspond to a Historical Tranche A Excess Availability at Level III above (such Applicable Margins as so determined, the “Highest Applicable Margins”) and the Highest Applicable Margins shall apply until a Quarterly Pricing Certificate is delivered to the Administrative Agent (and thus commencing a new Start Date). Notwithstanding anything to the contrary contained above in this definition, (i) the Applicable Margins shall be the Highest Applicable Margins at all times during which there shall exist any Event of Default, (ii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Applicable Margins have been increased above the Applicable Margins in effect immediately prior to such Incremental Facility Closing Date, the Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iii) from and after any Extension, with respect to any Extended Credit Commitments, the Applicable Margins specified for such Extended Credit Commitments shall be those specified in the applicable definitive documentation therefor.

(b) with respect to FILO Loans, the Applicable Margins for such Type of FILO Loans shall be those set forth below opposite the applicable FILO Ratings:

		Applicable Margin	Applicable
		for	Margin for
		Eurodollar FILO	ABR FILO
Level	FILO Rating	Loans:	Loans:

I	Equal to or higher than B3 and B –	5.25%	4.25%

II	Lower than B3 or B –	8.25%	7.25%

As used in this definition of “Applicable Margin”, “FILO Rating” means, as of any date of determination, the rating determined by either S&P or Moody’s (collectively, the “FILO Ratings”) in respect of the FILO Loans. The FILO Ratings shall be determined from the most recent public announcement of any FILO Ratings or changes thereto and any change in respect of the Applicable Margin for FILO Loans shall only become effective upon receipt by the Administrative Agent of notice from the Borrower or any FILO Lender informing the Administrative Agent of any such public announcement that would cause a change in the Applicable Margin for FILO Loans. Any change in the Applicable Margin shall become effective on and as of the date of any public announcement of any FILO Rating that indicates a different Applicable Margin. If the rating system of S&P or Moody’s shall change, Borrower and Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of FILO Required Lenders), the FILO Rating shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either S&P or Moody’s (but not both) has ceased to rate the FILO Loans, then (x) if such rating agency has ceased to issue debt ratings generally, or if Borrower has used commercially reasonable efforts to maintain ratings from both S&P and Moody’s, the FILO Rating shall be deemed to be the Remaining FILO Rating and (y) otherwise, the FILO Rating shall be deemed to be one Level below the Remaining FILO Rating. If and for so long as both S&P and Moody’s have ceased to rate the FILO Loans, then (x) if S&P and Moody’s have ceased to issue debt ratings generally, the FILO Rating shall be the FILO Rating most recently in effect prior to such event and (y) otherwise, the FILO Rating will be the FILO Rating at Level II. For the purpose of the foregoing, “Remaining FILO Rating” means, at any time that one of S&P or Moody’s, but not both, is rating the FILO Loans, the rating assigned by such rating agency from time to time. For the avoidance of doubt, if the FILO Rating for either S&P or Moody’s corresponds to Level II above, then the Applicable Margins set forth in Level II above shall apply.

If at any time the Applicable Margin for Tranche A Loans maintained as either Eurodollar Loans and/or ABR Loans set forth in Level III of the applicable pricing grid shall be increased, the Applicable Margin set forth in Level I and Level II in respect of FILO Loans shall be increased by a corresponding amount.

“Applicable Percentage”:   with respect to any Lender at any time, such Lender’s Tranche A Percentage or FILO Tranche Percentage, as the context may require.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to the FILO Arrangers and the Tranche A Arrangers.

“Asset Sale Proceeds Account”: any deposit account or securities accounts holding solely the proceeds of any sale or other disposition of any Term Loan Priority Collateral (and only such Collateral)

that are required to be held in such account or accounts pursuant to the terms of the ABL Intercreditor Agreement, Term Loan Credit Agreement or Permitted Term Loan Refinancing Indebtedness (it being understood that any property in such deposit account which is not Term Loan Priority Collateral or identifiable proceeds of Term Loan Priority Collateral shall not be Term Loan Priority Collateral solely by virtue of being on deposit in any such deposit account or securities account).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction”:  as defined in Section 2.12(f)(i).

“Auction Amount”: as defined in Section 2.12(f)(i).

“Auction Notice”:  as defined in Section 2.12(f)(i).

“Availability Period”: the period from and including the Closing Date to but excluding the earlier of the Tranche A Maturity Date and the date of termination of the Tranche A Credit Commitments.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Court”: the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company or unlimited liability company, the board of managers of such Person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 9.1.

“Borrowing”: Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: (a) the collective reference to the Tranche A Borrowing Base and the FILO Borrowing Base or (b) the Tranche A Borrowing Base or the FILO Borrowing Base, in each case, as the context may require.

“Borrowing Base Certificate”: as defined in Section 5.2(c).

“Borrowing Request”:  a request by the Borrower for a Borrowing, substantially in the form of Exhibit I or such other form as shall be approved by the Administrative Agent.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities and including capitalized research and development costs and capitalized software expenditures) of such Person during such period that, in conformity with GAAP, are or are required to be included as additions to property, plant or equipment on the consolidated balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that “Capital Lease Obligations” shall include other financing obligations in connection with properties sold as part of non-qualified sale-leaseback transactions, accounted for in a manner similar to a financing arrangement but shall exclude obligations related to land for which there are directly comparable land assets recorded and which will not require future cash payments and do not amortize.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”: (a) US Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Control Agreement”: a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in the respective deposit account governed by such Cash Management Control Agreement consistent with the requirements of Section 2.24.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”; provided that in no event shall any Cash Management Services constitute Cash Management Obligations hereunder or under the other Loan Documents if such Cash Management Services constitute “Cash Management Obligations” (as defined in the Term Loan Credit Agreement) for purposes of the Term Loan Documents.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CFC”:  a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) prior to an IPO, the Permitted Investors, taken together, shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having a majority of the ordinary voting power for the election of directors of Holdings measured by voting power rather than number of shares; (b) at any time after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes both Permitted Investors and one or more Persons that are not Permitted Investors, any Capital Stock beneficially owned by Permitted Investors), other than any such “person” or “group” comprised solely of Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than the greater of (i) 35.0% of the ordinary voting power for the election of directors of Holdings that shall have issued or sold Capital Stock in the IPO, measured by voting power rather than number of shares, and (ii) the percentage of such ordinary voting power of Holdings held, directly or indirectly, by the Permitted Investors, taken together (unless the Permitted Investors retain the right, by contract or otherwise, to elect or designate a majority of the directors of Holdings); or (c) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Tranche A Lenders, FILO Lenders, Additional Lenders (of the same tranche) or Extending Credit Lenders (of the same tranche), (b) when used with respect to Aggregate Credit Commitments, refers to whether such Aggregate Credit Commitments are Tranche A Credit Commitments, FILO Credit Commitments, Incremental Tranche A Commitments (of the same tranche) or Extended Credit Commitments (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Tranche A Loans, Swingline Loans, FILO Loans or loans in respect of the same Class of Aggregate Credit Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Closing Date Total Net Leverage Ratio”: as defined in the Term Loan Credit Agreement.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document to secure the Obligations.

“Collateral Access Agreement”: a collateral access agreement substantially in the form of Exhibit M (or such other form as may be reasonably satisfactory to the Administrative Agent) with such amendments or modifications as may be reasonably satisfactory to the Administrative Agent.

“Collateral Foreign Subsidiary”: (a) any Specified Foreign Subsidiary, (b) any Subsidiary of the Borrower, substantially all the assets of which constitute equity interests (and any related debt) of one or more Specified Foreign Subsidiaries, (c) any Subsidiary of the Borrower that is treated as a disregarded entity for US Federal income tax purposes and that holds no material assets other than the equity interests (and related debt) of a Subsidiary of the Borrower described in clause (a) or (b) above, or (d) any other Subsidiary of the Borrower or any Parent Entity, the pledge of whose voting equity interests or whose provision of a guarantee under the Loan Documents could constitute an investment in “United States property” within the meaning of section 956 of the Code by a CFC with respect to which the Borrower, or any Parent Entity, is a “United States shareholder” within the meaning of section 951 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax consequence to any Parent Entity, the Borrower or one of its Subsidiaries, as reasonably determined by the Borrower (in consultation with the Administrative Agent).

“Collection Banks”: as defined in Section 2.24(a).

“Commingled Inventory”: Inventory of any Loan Party (other than Holdings) that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Loan Party) at a location owned, leased or rented by a Loan Party, but only to the extent that such Inventory of such Loan Party is not readily identifiable as separate from such Inventory of such other Person.

“Commitments” the Tranche A Credit Commitments or the FILO Credit Commitments, as applicable.

“Commitment Letter”:  the Commitment Letter, dated March 15, 2018, by and among Holdings, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank, SunTrust Robinson Humphrey, Inc., Royal Bank of Canada, Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”:  as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Compliance Period”: any period (a) commencing on the date on which Excess Availability is less than the greater of (i) 10.0% of the Line Cap at such time or (ii) $55 million and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) 10.0% of the Line Cap at such time or (ii) $55 million, for a period of 30 consecutive days.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Confirmation Order”: an Order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, confirming the SEG Plan pursuant to section 1129 of the Bankruptcy Court and in accordance with the terms of the SEG Plan, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the SEG Plan so long as any such amendment, supplement or modification does not adversely affect the interests of the Lenders.

“Consolidated EBITDA”: for any period, with respect to the Borrower and its Restricted Subsidiaries, the Consolidated Net Income for such period:

(1)                                 increased (without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (h), (j), (t) and (u) below)), by:

(a)                                 provision for taxes based on income, profits or capital of Holdings and its Restricted Subsidiaries, including US federal, state, franchise and similar taxes attributable to such period, and, without duplication, the amount of any Restricted Payments made pursuant to Section 6.6(c)(ii); plus

(b)                                 total interest expense and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write-off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, rating agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Loans and Term Loans); plus

(c)                                  depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount and amortization of intangibles (including goodwill)); plus

(d)                                 [reserved];

(e)                                  (A) costs and expenses in connection with the Transactions, (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents (including any amendment, waiver or other modification of this Agreement), any equity issuances (including an IPO), Investments, Dispositions, recapitalizations, mergers, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, in each case whether or not consummated and (C) costs incurred in connection with strategic initiatives, transition costs, operating expense reductions, synergies and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(f)                                   non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses, including write-offs or write-downs (but not including any write-off or write-down of inventory or accounts receivable), the non-cash impact of acquisition method accounting and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided that, (x) to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash charge in the current period or (ii) to the extent the Borrower determines to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated EBITDA and (y) any non-cash charge or expense representing the amortization of any prepaid cash item that was paid and not expensed in a prior period shall not be added back); plus

(g)                                  any Board of Directors fees paid to independent directors by or on behalf of the Borrower or any of its Restricted Subsidiaries, to the extent permitted to be paid under Section 6.9 (and any accruals in respect thereof) (provided, that any amounts that are added back to Consolidated EBITDA pursuant to this clause (g) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period); plus

(h)                                 cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)                                     any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Borrower as a capital contribution or net cash proceeds of issuances of Capital Stock of the Borrower (other than Disqualified Capital Stock); plus

(j)                                    (A) pro forma “run-rate” cost savings, pro forma adjustments, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the Closing Date and (B) pro forma “run-rate” cost savings, operating expense reductions and synergies related to any Pro Forma Transactions that are reasonably quantifiable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months after such Pro Forma Transaction, in each case, net of any actual benefits realized during such period from such actions; provided that the aggregate amount of adjustments or addbacks under this clause (B) in any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (determined before giving effect to such adjustments and addbacks pursuant to this clause (B)); plus

(k)                                 restructuring and similar costs and charges (including severance, relocation costs, costs related to entry into new markets, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of operations and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)) and costs and expenses relating to achieving pro forma “run rate” cost savings, pro forma adjustments, operating expense reductions and synergies described in the preceding clause (j); plus

(l)                                     charges, expenses, losses or gains in connection with the closing or disposition of a store (including, in connection with the sell-down of inventory in connection therewith); plus

(m)                             earn-out obligation expense incurred in connection with any Permitted Acquisition or other Investment (including any acquisition or other investment consummated prior to the Closing Date) and paid or accrued during the applicable period; plus

(n)                                 realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and the Restricted Subsidiaries; plus

(o)                                 unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(p)                                 non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries that are Restricted Subsidiaries; plus

(q)                                 [reserved]; plus

(r)                                    losses  attributable to, and payments  of, legal  settlements, fines, judgments or orders; plus

(s)                                   losses, expenses or other charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and losses, expenses or other charges relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges and losses relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officer’s insurance and other executive costs, legal and other professional fees and listing fees (the foregoing being referred to herein as, “Public Company Costs”); plus

(t)                                    proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Borrower in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, to the extent previously added back to Consolidated Net Income in determining Consolidated EBITDA for a prior Fiscal Quarter such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such Fiscal Quarter)); plus

(u)                                 the other add-backs and adjustments set forth in Schedule I hereto; plus

(v)                                 [reserved]; plus

(w)                               the amount of any non-recurring costs, expenses or other charges attributable to opening a new store or facility or a remodel or a conversion of a store or facility until the date that is twelve (12) months after the date of opening thereof; provided, that (A) such costs are reasonably identifiable and certified by a Responsible Officer of the Borrower and (B) costs attributable to such store or facility after twelve (12) months from the date of opening, remodel or conversion, as applicable, of such store or facility shall not be included in this clause (w);

(2)                                 decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(a)                                 any non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA); plus

(b)                                 [reserved]; plus

(c)                                  unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, and gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments; plus

(d)                                 realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and the Restricted Subsidiaries; plus

(e)                                  any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries that are Restricted Subsidiaries; and

(3)                                 increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460.

Notwithstanding the foregoing, Consolidated EBITDA for (A) the Fiscal Quarter ended April 19, 2017, shall be deemed to be equal to $116.3 million, (B) the Fiscal Quarter ended July 12, 2017, shall be deemed to be equal to $59.3 million, (C) the Fiscal Quarter ended October 4, 2017, shall be deemed to be equal to $67.4 million and (D) the Fiscal Quarter ended December 27, 2017, shall be deemed to be equal to $72.7 million (as may be further adjusted to the extent permitted under clause (j) above).

“Consolidated First Lien Debt”: at any date, the sum of (x) the aggregate principal amount of Consolidated Total Debt under this Agreement and under the Term Loan Credit Agreement, in each case to the extent such debt is secured on a first lien basis with respect to any Collateral and (y) the aggregate principal amount of Consolidated Total Debt that is secured by Liens on any of the Collateral owned by the Loan Parties on an equal or senior priority basis with such debt described in clause (x) (but without regard to the control of remedies); provided, that Capital Lease Obligations of the Borrower and the Restricted Subsidiaries, shall not be included in the calculation of “Consolidated First Lien Debt”.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (A)(i) Consolidated EBITDA for such period, minus (ii) the aggregate amount of all Capital Expenditures made by the Group Members during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business) the proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Loans), minus (iii) the aggregate amount of all cash payments made by the Group Members in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (including Restricted Payments paid pursuant to Section 6.6(c)(ii)) but excluding such cash payments related to asset sales not in the ordinary course of business for such period) minus (iv) without duplication of any amounts included in clause (iii) above, the aggregate amount of all cash Restricted Payments paid by the Group Members to any Person other than any other Group Member as permitted under Section 6.6 for such period (other than Restricted Payments to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans)) to (B) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum of (i) Consolidated Interest Expense for such period, plus (ii) any amortization or other scheduled principal payments in cash made during such period on all Indebtedness of the Group Members.

“Consolidated Interest Expense”: for any period, total cash interest expense for such period (net of any cash interest income for such period) of the Group Members, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income.

“Consolidated Net Income”: with respect to the Borrower and the Restricted Subsidiaries for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)                                 any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)                                 any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss) realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by management or the Board of Directors of the Borrower) and from disposed, abandoned, divested and/or discontinued operations (other than, at the option of the Borrower, assets or operations pending the divestiture or termination thereof);

(3)                                 [reserved];

(4)                                 any after tax effect of extraordinary, exceptional, unusual or nonrecurring gain, loss, charge, accrual or expense (including Transaction Costs) or any charges, expenses, accrual or reserves in respect of any restructuring, redundancy or severance expense;

(5)                                 the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Borrower to apply IFRS at any time following the Closing Date;

(6)                                 any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)                                 all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or hedging obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)                                 any unrealized net gains or losses in respect of non-speculative hedging obligations or any ineffectiveness recognized in earnings related to qualifying non-speculative hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of non-speculative hedging obligations;

(9)                                 any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency re-measurements of intercompany indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary (including any net loss or gain resulting from hedging obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)                          any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)                          any impairment charge or asset write-off or write-down in each case, pursuant to GAAP;

(12)                          any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or hedging obligations or other derivative instruments;

(13)                          accruals and reserves that are established (x) within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP and (y) within twelve (12) months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP;

(14)                          any net unrealized gains and losses resulting from hedging obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(15)                          any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Secured Debt”:  at any date, the aggregate principal amount of Consolidated Total Debt that is secured by a Lien on any Collateral owned by any Loan Party.

“Consolidated Total Assets”: the consolidated total assets of the Group Members (or when reference is made to another Person, such other Person and its Restricted Subsidiaries), determined in accordance with GAAP, shown on the consolidated balance sheet of the Borrower as of the end of the most recently ended Fiscal Quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that (1), for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination and (2) prior to the initial delivery of financial statements pursuant to Section 5.1, Consolidated Total Assets shall be determined by reference to the Pro Forma Financial Statements.

“Consolidated Total Debt”: at any date, an amount equal to the aggregate outstanding principal amount of all third party debt for borrowed money (including purchase money debt), unreimbursed drawings under letters of credit to the extent not reimbursed within three Business Days following the drawing thereof, Capital Lease Obligations and third party debt obligations evidenced by notes or similar instruments, in each case of the Borrower and the Restricted Subsidiaries, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, (i) any Letter of Credit or any other letter of credit except to the extent of unreimbursed obligations under such Letter of Credit or other letter of credit that have not been reimbursed within three Business Days following a drawing thereunder and (ii) obligations under Hedge Agreements other than Hedge Agreements entered into for the purpose of hedging currency risk).

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Account”: each deposit account maintained by a Loan Party at a Collection Bank and subject to a Cash Management Control Agreement.

“Controlled Investment Affiliate”: as to any Person, any other Person which directly or indirectly is in control of, is controlled by or is under common control with such Person and is organized primarily for the purpose of making direct or indirect equity or debt investments in one or more Persons; provided that in no event shall Controlled Investment Affiliates include any portfolio operating companies of any Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or otherwise cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Card Agreements” shall mean all agreements or notices in effect as of the Closing Date and each other agreement or notice in form and substance reasonably satisfactory to the Administrative Agent now or hereafter entered into by any Loan Party, in each case, with any credit card issuer or any credit card processor, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, without limitation, any agreements or notices entered into in connection with any Private Label Credit Cards; provided that any such credit card agreement or notice shall provide, among other things, that each such credit card processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses and chargebacks of the credit card issuer or processor) by such Loan Party received by it (or other amounts payable by such credit card processor) into a designated concentration account on a daily basis, or on such other basis as the Administrative Agent may agree in writing in the exercise of its Permitted Discretion.

“Credit Card Receivables” shall mean, collectively, all present and future rights of the Loan Parties to payment from (a) any Qualified Credit Card Issuer or Qualified Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) any Qualified Credit Card Issuer or Qualified Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Qualified Credit Card Issuer or Qualified Credit Card Processor under the Credit Card Agreements or otherwise.

“Credit Party”:  the Administrative Agent or any other Lender.

“Cure Amount”:  as defined in Section 6.1(b)(i).

“Cure Right”: as defined in Section 6.1(b)(i).

“Customer Credit Liabilities”: at any time, the aggregate remaining balance at such time of outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory.

“Customer Credit Liabilities Reserve”: as of any date, an amount equal to 50% of the Customer Credit Liabilities.

“C&S”: C&S Wholesale Grocers, Inc.

“C&S Agreement”:  that certain Southeastern Grocers Supply Agreement, dated as of March 26, 2018, between C&S and the Borrower, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Subordination Agreement.

“C&S Documents” means the C&S Agreement, the C&S Security Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Guarantor for purposes of providing collateral security for any C&S Obligation, any other ancillary agreement executed and delivered by the Borrower as to which C&S is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of the Borrower, and delivered to C&S in connection with any of the foregoing or the C&S Agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Subordination Agreement.

“C&S Obligations”: the obligations owed to C&S pursuant to the C&S Agreement.

“C&S Security Agreement” means the Security Agreement, dated as of May 31, 2018, among the Guarantors and C&S, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and the Subordination Agreement.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or Letters of Credit, as the case may be, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Swingline Lender, the Issuing Banks or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) and participations in then outstanding Swingline Loans or Letters of Credit, as the case may be, under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), (d) admits that it is insolvent or has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent that has, become subject to a Bail-In Action. This definition is subject to the provisions of Section 2.22.

“Designated Non-Cash Consideration”:  the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discount Range”:  as defined in Section 2.12(f)(i).

“Discretionary Guarantor”: as defined in Section 9.18.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends or similar distributions in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings or any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to the date of the Commitment Letter, (ii) any other Persons who are competitors of Holdings, the Borrower or any other Group Member that are separately identified in writing by the Borrower to the Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt fund, investment vehicle or lending entity) that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name. Upon the request of any Lender or any potential assignee, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and the Administrative Agent or any such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Lender.

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia.

“Dominion Period”: any period (a) commencing on the date on which (i) a Specified ABL Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 10.0% of the Line Cap as then in effect and (y) $55 million, for a period of five consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Default is continuing and/or (ii) Excess Availability has been equal to or greater than the greater of (x) 10.0% of the Line Cap as then in effect and (y) $55 million, for a period of 30 consecutive days.

“Dutch Auction”: an auction of FILO Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay FILO Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Administrative Agent.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: collectively, the Eligible Credit Card Accounts and the Eligible Pharmacy Accounts.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course, and (iii) subject to the terms of Section 2.12(f) and Sections 9.4(e) through (h), Purchasing Borrower Parties; provided, that “Eligible Assignee” shall not include (w) any Permitted Investor, (x) any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person.

“Eligible Credit Card Accounts”: shall mean all of the Credit Card Receivables of the Loan Parties (other than Holdings) that arise in the ordinary course of their business, that have been earned by performance, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluded criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or other collateral examination performed by or on behalf of the Administrative Agent from time to time after the Closing Date, except to the extent any such revision would result in any of the criteria set forth below being less restrictive than as set forth herein. In determining the amount to be included, Eligible Credit Card Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Credit Card Accounts shall not include the following:

(a)                                 Credit Card Receivables due from Qualified Credit Card Processors or Qualified Credit Card Issuers that have been outstanding for more than five (5) Business Days from the date of sale;

(b)                                 Credit Card Receivables due from Qualified Credit Card Processors or Qualified Credit Card Issuers with respect to which the Loan Parties (other than Holdings) do not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent for its own benefit and the benefit of the other Secured Parties, Permitted Liens described in Section 6.3(a) and Permitted Liens pursuant to Sections 6.3(l), 6.3(t), 6.3(v), 6.3(w) and 6.3(ff), in each case, that do not have priority over the Liens granted to the Administrative Agent;

(c)                                      Credit Card Receivables due from Qualified Credit Card Processors or Qualified Credit Card Issuers that are not subject to a first priority Lien in favor of the Administrative Agent on behalf of the Secured Parties;

(d)                                     Credit Card Receivables due from Qualified Credit Card Processors or Qualified Credit Card Issuers which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback)

(e)                                  Credit Card Receivables due from Qualified Credit Card Processors or Qualified Credit Card Issuers as to which the credit card processor has the right under certain circumstances to require the Loan Parties (other than Holdings) to repurchase such Credit Card Receivables from such credit card processor;

(f)                                       except as otherwise approved by the Administrative Agent, Credit Card Receivables due from Qualified Credit Card Processors or Qualified Credit Card Issuers as to which the Administrative Agent has not received a Credit Card Agreement;

(g)                                  Accounts due from Qualified Credit Card Processors or Qualified Credit Card Issuers (other than Visa, MasterCard, American Express, Carte Blanche, Diners Club and Discover) which the Administrative Agent determines, in its Permitted Discretion, to be unlikely to be collected; or

(h)                                 except as otherwise approved by the Administrative Agent in its Permitted Discretion, Credit Card Receivables of the Loan Parties arising from Private Label Credit Cards.

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least three Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Credit Card Accounts from time to time in its Permitted Discretion, except that any such Reserves shall (i) not be duplicative of adjustments of the amount of Eligible Credit Card Accounts pursuant to the other provisions of this definition and (ii) not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date). During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Inventory”: shall mean all of the Inventory owned by any Loan Party (other than Holdings) which shall be “Eligible Pharmacy Inventory” or “Eligible Retail Inventory”, as applicable for purposes of this Agreement, except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Loan Party (other than Holdings) that:

(a)                                 consists of work-in-process or raw materials;

(b)                                 in the Administrative Agent’s Permitted Discretion or in the reasonable determination of the Borrower’s management is obsolete, unsalable, shopworn, damaged or unfit for sale;

(c)                                  is not of a type held for sale by the applicable Loan Party (other than Holdings) in the ordinary course of business or consistent with past practice as is being conducted by each such Loan Party (other than Holdings);

(d)                                 is not subject to a first priority Lien in favor of the Administrative Agent on behalf of the Secured Parties as provided in the ABL Intercreditor Agreement;

(e)                                  is not owned by a Loan Party (other than Holdings) free and clear of all Liens other than Liens granted to the Administrative Agent for its own benefit and the benefit of the other Secured Parties, First Priority Priming Liens and Permitted Liens pursuant to Sections 6.3(l), 6.3(t), 6.3(v), 6.3(w) and 6.3(ff), in each case, that do not have priority over the Liens granted to the Administrative Agent;

(f)                                   is placed on consignment unless Eligible Reserves have been established with respect thereto;

(g)                                  is in transit, except Inventory up to a maximum aggregate amount of $20,000,000 at any time that is in transit (1) between locations owned or leased by any Loan Party (other than Holdings), (2) within the United States and is under control of one more Loan Parties (other than Holdings), and with respect to clause (2), with respect to which reasonable Reserves have been established or (3) to the extent supported by a letter of credit and is owned by a Loan Party (other than Holdings);

(h)                                 is covered by a negotiable document of title (other than such Inventory that is in transit, owned by a Loan Party (other than Holdings) and supported by a letter of credit), unless, at the Administrative Agent’s request, such document has been delivered to the Administrative Agent or an agent thereof and such Loan Party (other than Holdings) takes such other actions as the Administrative Agent reasonably requests in order to create a perfected first priority lien in favor of the Administrative Agent in such Inventory with all necessary endorsements, free and clear of all Liens except those granted to the Administrative Agent for its own benefit and the benefit of the other Secured Parties, First Priority Priming Liens and Permitted Liens that do not have priority over the Liens granted to the Administrative Agent and the amount of any shipping fees, costs and expenses are reflected in Reserves;

(i)                                     consists of goods that are slow moving (to the extent not included in determining Net Orderly Liquidation Value) or constitute spare parts (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), or supplies used or consumed in a Loan Party’s (other than Holdings’) business;

(j)                                is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(k)                                 is not covered by property or casualty insurance required by the terms of this Agreement (except to the extent of any deductible thereunder);

(l)                                     consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(m)                             is Inventory with respect to which the representations or warranties pertaining to such Inventory set forth in any Loan Document are untrue in any material respect;

(n)                                 does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(o)                                 is Commingled Inventory;

(p)                                 consists of lottery tickets;

(q)                                 is located outside the United States (or any State thereof or the District of Columbia) (other than such Inventory that is owned by a Loan Party (other than Holdings) and supported by a letter of credit);

(r)                                    is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in its Permitted Discretion;

(s)                                   consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(t)                                        except for Inventory of a Loan Party (other than Holdings) located at a retail store owned, leased or rented by a Loan Party (other than Holdings) (i) is not located on premises owned, leased or rented by a Loan Party (other than Holdings) and in the case of leased or rented premises unless either (x) a Collateral Access Agreement has been delivered to the Administrative Agent or (y) Eligible Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, (ii) is stored with a bailee or warehouseman, unless either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent or (y) Eligible Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto or (iii) is located at an owned location subject to a mortgage or other security interest in favor of any creditor, other than the Administrative Agent or the Term Loan Agent, unless either (x) a Collateral Access Agreement has been delivered to the Administrative Agent or (y) Eligible Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto; provided that in the event any Inventory that would be ineligible under this clause (t) because subclause (x) of any of clauses (i), (ii) or (iii) is not satisfied, the Administrative Agent may not unreasonably refuse to impose the Reserves referred to in subclause (y) of such clause to cause such ineligibility;

(u)                                 subject to the Acquired Asset Borrowing Base, is acquired in a Permitted Acquisition unless and until the Administrative Agent has completed or received an appraisal of such Inventory for appraisers satisfactory to the Administrative Agent in its Permitted Discretion and established reserves (if applicable) therefor in its Permitted Discretion; or

(v)                                 is expired pursuant to the manufacturer’s expiration date.

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least three Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion, except that any such Reserves shall (i) not be duplicative of adjustments of the amount of Eligible Inventory pursuant to the other provisions of this definition and (ii) not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date (it being understood and agreed that the failure to execute a Collateral Access Agreement following the Closing Date shall be deemed a change in a material adverse respect)). During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Pharmacy Accounts”: shall mean all of the Accounts derived from sales of prescription medication owned by any Loan Party (other than Holdings) that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents which have been earned by performance, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or other collateral examination performed by or on behalf of the Administrative Agent from time to time after the

Closing Date, except to the extent any such revision would result in any of the criteria set forth below being less restrictive than as set forth herein. In determining the amount to be included, Eligible Pharmacy Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Pharmacy Accounts shall not include the following:

(a)                                 Accounts for which the Account Debtor is not a third party insurer in respect of sales of prescription medication (excluding government accounts under clause (b) of this definition);

(b)                                 Accounts for which the Account Debtor is a retail customer or is any Governmental Authority (including, without limitation, Medicare, Medicaid and food assistance programs); provided, however, notwithstanding the foregoing, such Accounts from Medicare and Medicaid may be included as Eligible Pharmacy Accounts so long as (i) the aggregate amount of all such Accounts that are included in the Borrowing Base at any one time shall not exceed $15,000,000 and (ii) such Accounts otherwise are not excluded as Eligible Pharmacy Accounts pursuant to one of the other clauses of this definition or the introductory paragraph of this definition;

(c)                                  Accounts that do not arise from the sale of prescription medication by such Loan Party in the ordinary course of its business;

(d)                                 (i) Accounts upon which such Loan Party’s (other than Holdings’) right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) Accounts as to which such Loan Party (other than Holdings) is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Loan Party’s (other than Holdings’) completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(e)                                  any Account as to which any defense, counterclaim, setoff or dispute is asserted, but only to the extent of such defense, counterclaim, setoff or dispute;

(f)                                   any Account that is not a true and correct statement of bona fide payment obligation incurred in the amount of the Account for prescription medication sold to and accepted by the applicable Account Debtor;

(g)                                  Accounts with respect to which an invoice, reasonably acceptable to the Administrative Agent in form, has not been sent to the applicable Account Debtor;

(h)                                 any Account that (i) is not owned by such Loan Party or (ii) is subject to any Lien of any other Person, other than Liens granted to the Administrative Agent for its own benefit and the benefit of the other Secured Parties, Permitted Liens described in Section 6.3(a) and Permitted Liens pursuant to Sections 6.3(l), 6.3(t), 6.3(v), 6.3(w) and 6.3(ff), in each case, that do not have priority over the Liens granted to the Administrative Agent;

(i)                                     any Account that is the obligation of an Account Debtor located (i) in a foreign country unless payment thereof is assured by a letter of credit assigned and delivered to the

Administrative Agent or is covered by credit insurance assigned to the Administrative Agent, in each case reasonably satisfactory to the Administrative Agent as to form, amount and issuer or (ii) (x) in New Jersey, Minnesota or West Virginia or (y) in respect of any Account Debtor that has defaulted on an Account or against which any Loan Party (other than Holdings) otherwise has a claim, in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Loan Party to seek judicial enforcement in such state of payment of such Account, in each case unless such Loan Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then-current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost, in each case in respect of this sub-clause (ii), to the extent that the Administrative Agent in its Permitted Discretion has determined to render such Account ineligible;

(j)                                    any Account to the extent any Group Member (x) is liable for goods sold or services rendered by the applicable Account Debtor to any other Group Member thereof, or (y) without duplication of any adjustment made pursuant to the proviso of the first sentence of this definition, liable for accrued and actual discounts, claims, unpaid fees, credit or credits pending, promotional program allowances, price adjustment, finance charges or other allowances (including any amount that any Group Member may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (whether written or oral)), but, in each case only to the extent of the potential offset resulting therefrom;

(k)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;

(l)                                     any Account upon the occurrence and continuance of any of the following with respect thereto:

(i)                                         the Account is not paid within the earlier of thirty (30) days following its due date or sixty (60) days following its original invoice date;

(ii)                                      the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)                                   a petition is filed by or against the Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)                             any Account that is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria listed in clause (l)(i) of this definition;

(n)                                 Accounts that are not subject to a first priority Lien in favor of the Administrative Agent on behalf of the Secured Parties as provided in the ABL Intercreditor Agreement;

(o)                                 any Account to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(p)                                 any Account to the extent such Account exceeds any credit limit established by the Administrative Agent in its Permitted Discretion, but only after a determination made by the

Administrative Agent in its Permitted Discretion that the creditworthiness of such applicable Account Debtor has declined in such a manner that the prospects for payment on such Account have or may become materially impaired;

(q)                                 any Account to the extent that such Account, together with all other Accounts owing by such Account Debtor as of any date of determination exceed 25% of all Eligible Pharmacy Accounts of the Loan Parties (other than Holdings) but only to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(r)                                    any Account as to which any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(s)                                   any Account to the extent such Account consists of finance charges as compared to obligations to such Loan Party (other than Holdings) for goods sold;

(t)                                    any Account with respect to Account Debtors that are credit card issuers or credit card processors;

(u)                                 any Account to the extent arising from the provision of administrative or processing services to Medicaid or Medicare as compared to obligations to such Loan Party (other than Holdings) for goods sold; or

(v)                                 any Account that is payable in any currency other than Dollars.

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least three Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Pharmacy Accounts from time to time in its Permitted Discretion, except that any such Reserves shall (i) not be duplicative of adjustments of the amount of Eligible Inventory pursuant to the other provisions of this definition and (ii) not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date). During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Pharmacy Inventory”: the portion of Eligible Inventory consisting of prescription medication.

“Eligible Pharmacy Scripts”: shall mean Pharmacy Scripts owned by the Loan Parties (other than Holdings), in each case that comply in all material respects with each of the representations and warranties regarding Eligible Pharmacy Scripts made in the Loan Documents and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Pharmacy Scripts shall be Eligible Pharmacy Scripts if arising and maintained in the ordinary course of the business of the Loan Parties (other than Holdings) but shall not include:

(a)                                 Pharmacy Scripts for which the applicable Loan Party’s (other than Holdings’) pharmacy store computer and phone systems, in the Administrative Agent’s determination in its Permitted Discretion, (i) are inadequate to facilitate the sale of prescriptions to a potential purchaser and (ii) do not facilitate the transfer of pharmacy prescriptions files to a potential purchaser;

(b)                                 Pharmacy Scripts subject to a security interest or Lien in favor of any Person other than Liens granted to the Administrative Agent for its own benefit and the benefit of the other Secured Parties, Permitted Liens described in Section 6.3(a) and Permitted Liens pursuant to Sections 6.3(l), 6.3(t), 6.3(v), 6.3(w) and 6.3(ff), in each case, that do not have priority over the Liens granted to the Administrative Agent; or

(c)                                  Pharmacy Scripts that are not in a form that may be sold or otherwise transferred to all Persons (whether due to regulatory prohibition or otherwise), unless otherwise acceptable to the Administrative Agent in its Permitted Discretion; or

(d)                                 Pharmacy Scripts acquired in a Permitted Acquisition, unless and until the Administrative Agent has completed or received an appraisal of such Pharmacy Scripts from appraisers satisfactory to the Administrative Agent in its Permitted Discretion and established reserves (if applicable) therefor in its Permitted Discretion.

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least three Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Pharmacy Scripts from time to time in its Permitted Discretion, except that any such Reserves shall (i) not be duplicative of adjustments of the amount of Eligible Pharmacy Scripts pursuant to the other provisions of this definition and (ii) not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date). During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Reserves”: Reserves against the Tranche A Borrowing Base established or modified in the Permitted Discretion of the Administrative Agent subject to the following: (i) the amount of any Eligible Reserves shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve or such modification thereto, (ii) except as otherwise expressly provided in the definition of Eligible Account or Eligible Inventory, no Reserves shall be established or modified to the extent they are duplicative of Reserves or modifications already accounted for through eligibility or other criteria (including collection/advance rates), (iii) any Rent Reserves will be subject to the limitations set forth in the definition of “Rent Reserves”, and (iv) no Reserves will be imposed relating to surety bonds, except to the extent (x) Borrowing Base assets are subject to perfected Liens securing reimbursement obligations in respect of surety bonds which Liens are pari passu with or have priority over the Liens in favor of the Administrative Agent for the benefit of the Secured Parties, (y) sureties have made demands for cash collateral which have not been satisfied or (z) any surety takes any remedial action with respect to any Borrowing Base assets, whether pursuant to such surety’s Liens or otherwise, or delivers notice to any Loan Party that such surety intends to take such action.

“Eligible Retail Inventory”: all Eligible Inventory other than Eligible Pharmacy Inventory.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, policies, codes, decrees or other legally enforceable requirements of any federal, state, local, municipal, foreign or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or, insofar as it relates to exposure to hazardous or toxic materials, of human health.

“Environmental Liability”: any liability, obligation or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) non-compliance with any Environmental Law, (b)  the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c)  human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations and other authorizations of a Governmental Authority required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”: when used in reference to any Loan (other than a Swingline Loan) or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) the Line Cap at such time exceeds (b) the Aggregate Facility Exposure at such time.

“Exchange Act”: the Securities Exchange Act of 1934.

“Exchange Rate”: on any day, and subject to Section 1.9, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with the Borrower), or, in the absence of such available service, such Exchange Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets”:  the collective reference to:

(i)                                     any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters except as otherwise granted to the Administrative Agent hereunder or under any Loan Document) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(ii)                                  any fee interest (including, for the avoidance of doubt, any freehold interest) in real property (a) in respect of properties owned by any Loan Party as of the Closing Date, (b) if the fair market value of such fee interest (together with improvements, other than personal property, located thereon), as determined in good faith by the Borrower on the date of acquisition thereof by the relevant Loan Party, is less than $7.5 million and (c)  if (x) the fair market value of such fee interest (together with improvements, other than personal property, located thereon), as determined in good faith by the Borrower on the date of acquisition thereof by the relevant Loan Party, is greater than $7.5 million and (y) there is no Lien with respect to Indebtedness for borrowed money on such fee interest other than in respect of the Term Loan Credit Agreement;

(iii)                               any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof and other than to the extent such rights can be perfected by filing a UCC-1 financing statement);

(iv)                              Letter-of-Credit Rights (other than to the extent constituting supporting obligations or to the extent such rights can be perfected by filing a UCC-1 financing statement);

(v)                                 (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) Commercial Tort Claims below $5 million;

(vi)                              any asset if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent (including regulatory), approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(vii)                           Capital Stock in any joint venture or Restricted Subsidiary that is not a domestic Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents;

(viii)                        (x) any assets of a Collateral Foreign Subsidiary and (y) any assets to the extent a security interest in such assets could result in an investment in “United States property” by a CFC with respect to which any Parent Entity or the Borrower is a “United States shareholder” within the meaning of section 956 of the Code (or any similar law or regulation in any applicable jurisdiction) or any other assets to the extent a security interest in such assets could result in material adverse Tax consequences to any Parent Entity or the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent; provided that no more than 65.0% of the outstanding voting Capital Stock and 100% of the outstanding non-voting Capital Stock of any Collateral Foreign Subsidiary shall be included in the Collateral, and the excluded voting Capital Stock of such Collateral Foreign Subsidiary shall constitute Excluded Assets;

(ix)                              any Exempt Accounts;

(x)                                 (i) any lease, license or other agreement relating to a purchase money obligation or similar arrangement, capital lease or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or a Wholly Owned Subsidiary thereof) (except to the extent such restriction is ineffective under the UCC or any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC or any similar law in any relevant jurisdiction notwithstanding any such restriction);

(xi)                              assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(xii)                           any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(xiii)                        any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Excluded Subsidiary;

(xiv)                       [reserved];

(xv)                          [reserved];

(xvi)                       Capital Stock in Immaterial Subsidiaries that are not Loan Parties (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary), captive insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities and any Subsidiary acquired pursuant to a Permitted Acquisition that is subject to the limitations of any permitted assumed Indebtedness with respect thereto;

(xvii)                    intercompany loans, Indebtedness or receivables owed by any Specified Foreign Subsidiary or any Subsidiary, substantially all the assets of which constitute equity interests in or debt of a Specified Foreign Subsidiary to the extent providing such Collateral could reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Borrower; and

(xviii)                 any cash or cash equivalent instrument posted by any Loan Party as margin or collateral under a Hedge Agreement that is prohibited from constituting Collateral or security for the Loans pursuant to Section 9.20(c) hereof;

provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Contributions”: the net cash proceeds received by the Borrower from (a) capital contributions to its common Capital Stock (other than proceeds from capital contributions constituting a Cure Amount) or (b) the sale (other than to a Subsidiary) of Capital Stock of the Borrower (other than proceeds from the issuance of Disqualified Capital Stock or of any Cure Amount) and used substantially concurrently to make an Investment, Restricted Payment or other transaction not prohibited hereunder.

“Excluded Subsidiary”: (a) any Immaterial Subsidiary (subject, for the avoidance of doubt, to the proviso in the definition thereof), (b) any Unrestricted Subsidiary, (c) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), including any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder to the extent that Indebtedness permitted to be assumed hereunder and not incurred in contemplation of such Permitted Acquisition or other Investment prohibits such Restricted Subsidiary (or any Restricted Subsidiary thereof that guarantees such Indebtedness) from becoming a Guarantor, (d) any Collateral Foreign Subsidiary and any Subsidiary thereof, (e) any Subsidiary in circumstances where the Borrower and the Administrative Agent reasonably agree that any of the cost of providing a guarantee of any Facility is excessive in relation to the value afforded thereby, (f) any Subsidiary that is not a Wholly Owned Subsidiary organized under the laws of the United States (or any State thereof or the District of Columbia), unless such Subsidiary is a “Loan Party” as defined in the Term Loan Credit Agreement (other than any Restricted Subsidiary that constitutes an Excluded Subsidiary pursuant to clause (d) above), (g) any not-for-profit Subsidiary, (h) captive insurance Subsidiaries, and (i) special purpose entities; provided, that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary during any period when such Subsidiary is a Discretionary Guarantor (other than for purposes of determining whether such Subsidiary is required to remain as a Subsidiary Guarantor pursuant to the terms of this Agreement).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal or unlawful.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US Federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e), and (d) any Taxes imposed under FATCA.

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, Tax obligations, escrow arrangements, trust accounts or holding funds owned by Persons other than the Loan Parties, (ii) that constitute zero-balance accounts, (iii) other than in case of any Foreign Subsidiary that is a Subsidiary Guarantor, accounts in jurisdictions other than the United States (or any State thereof or the District of Columbia), (iv) that are accounts held by any Non-Loan Party Subsidiary, (v) the Medicare/Medicaid Deposit Account and (vi) that are accounts other than those described in clauses (i) through (v) and are accounts held by Loan Parties with respect to which the average daily balance of the funds maintained on deposit therein for the three month period ending on the date of determination does not exceed, individually, $500,000 or $5.0 million in the aggregate for all such accounts.

“Existing Debt”: all existing Indebtedness for borrowed money of the Borrower and its Affiliates under (i) that certain Amended and Restated ABL Credit Agreement, dated as of March 9, 2012 and amended and restated as of May 21, 2014, by and among, inter alios¸ the Borrower, Holdings, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other parties thereto, and (ii) that certain Indenture, dated as of February 3, 2011, among, inter alios, the Borrower and BI-LO Finance Corp., as issuers, Holdings, the other subsidiaries of the Borrower party thereto and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee and collateral agent.

“Existing Letter of Credit”: any letter of credit previously issued that (i) will remain outstanding on and after the Closing Date and (ii) is listed on Schedule 1.1(C) hereto.

“Extended Credit Commitment”:  as defined in Section 2.25(a).

“Extending Credit Lender”: as defined in Section 2.25(a).

“Extension”:  as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of the Tranche A Credit Commitments and the extensions of credit made thereunder (the “Tranche A Credit Facility”) and the FILO Credit Commitments and the extensions of credit made thereunder (the “FILO Credit Facility”).

“Facility Fee”: fees payable on the undrawn portion of the Tranche A Credit Commitments pursuant to Section 2.13(a).

“Facility Fee Rate”: the rate per annum on the undrawn portion of the Tranche A Credit Commitments (excluding any Tranche A Credit Commitments of Defaulting Lenders, except to the extent such Tranche A Credit Commitments are reallocated to Lenders that are not Defaulting Lenders) equal to 0.25%. From and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Facility Fee Rate has been increased above the Facility Fee Rate in effect immediately prior to such Incremental Facility Closing Date, the Facility Fee Rate shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and from and after any Extension, with respect to any Extended Credit Commitments, the Facility Fee Rate specified for such Extended Credit Commitments shall be those specified in the applicable Extension Amendment.

“Failed Auction”:  as defined in Section 2.12(f)(iii).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulation, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA”:  United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the rates on overnight Federal funds transactions with members of the Federal Reserve System (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter”: the Fee Letter, dated as of March 15, 2018, by and among Holdings, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank, SunTrust Robinson Humphrey, Inc., Royal Bank of Canada, Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated.

“FILO Arrangers”:  the collective reference to Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc., RBC Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), as joint lead arrangers and joint bookrunners for the FILO Credit Facility.

“FILO Borrowing Base”: as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a)                                 10% of the book value of Eligible Pharmacy Accounts at such time; plus

(b)                                 10% of the book value of Eligible Credit Card Accounts at such time; plus

(c)                                  10% of the Net Orderly Liquidation Value of Eligible Inventory at such time; plus

(d)           10% of the product of (x) the average net value per Pharmacy Script based on the most recent appraisal of Pharmacy Scripts received by the Administrative Agent multiplied by (y) the number of Eligible Pharmacy Scripts filled over the trailing thirteen (13) Fiscal Periods of the Borrower; provided that such amount may be reduced or increased (but in no event shall the advance rate in respect of Eligible Pharmacy Scripts be increased to an amount greater than 10%), at the Administrative Agent’s option in its Permitted Discretion, to reflect (A) any sales or acquisitions of Eligible Pharmacy Scripts, (B) reductions or increases in the number of prescriptions, the average volume of prescriptions being filled or the average dollar amount of prescription values, (C) any change in the mix of the types of payors with respect to prescriptions, (D) any statutory or regulatory changes after the date hereof that affect the transferability of the Pharmacy Scripts or (E) any other changes to the factors identified in any appraisal that affect the amount that may be recovered by the Administrative Agent from the sale or other disposition of the Pharmacy Scripts; provided, further, that the amount of any reduction shall have a reasonable relationship to the event, condition or other matter which is the basis for such reduction as determined by the Administrative Agent in its Permitted Discretion;

provided, that, the advance rate of 10% set forth above shall be reduced at the end of each Fiscal Quarter, commencing with the end of the Fiscal Quarter ending on or about March 31, 2019, in an aggregate amount equal to (i) 1.0% at the end of the Fiscal Quarter ending on or about March 31, 2019 and 1.0% at the end of the Fiscal Quarter ending on or about June 30, 2019, such that the advance rate is equal to 8.0% at the end of the fourth full Fiscal Quarter following the Closing Date after giving effect to the reductions in this clause (i), (ii) 0.50% at the end of each Fiscal Quarter ending thereafter until the end of the Fiscal Quarter ending on or about June 30, 2021, such that the advance rate is equal to 6.0% at the end of the Fiscal Quarter ending on or about June 30, 2020 and 4.0% at the end of the Fiscal Quarter ending on or about June 30, 2021, in each case after giving effect to the reductions in this clause (ii) and (iii) 1.0% at the end of each Fiscal Quarter thereafter (or if earlier, at the FILO Maturity Date), such that the advance rate is equal to 0.0% on the earlier of (x) the end of the Fiscal Quarter ending on or about June 30, 2022 and (y) the FILO Maturity Date.

Notwithstanding the foregoing, any Inventory (including inventory in transit) and Accounts acquired by any Loan Party in a Permitted Acquisition may be immediately included in a Borrowing Base Certificate in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the FILO Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; provided, however, if the acquired Inventory and Accounts so included in the FILO Borrowing Base would not increase the FILO Borrowing Base by more than $5.0 million, then, solely to the extent such acquired Inventory and Accounts are similar in type and nature to the Inventory and Accounts otherwise included in the FILO Borrowing Base, such acquired Inventory and Accounts may be immediately included in a Borrowing Base Certificate at the same advance rates as, and applying eligibility and reserve criteria consistent with, those applied to the calculation of the FILO Borrowing Base, until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; provided further that in no event will the FILO Borrowing Base prior to the inclusion of any such acquired Inventory and Accounts (regardless of the advance rates governing such inclusion) be increased by more than 20.0% as a result of such inclusion (the “FILO Acquired Asset Borrowing Base”). To the extent that the Borrower has not delivered, at the Borrower’s expense, a field examination and inventory appraisal reasonably satisfactory to the Administrative Agent within 90 days of the acquisition of such Inventory and Accounts (or such longer period as the Administrative Agent may reasonably agree) such Inventory and Accounts will cease to be eligible for inclusion in the FILO Borrowing Base.

The Administrative Agent shall have the right (but not the obligation) to review such computations and if the Administrative Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors.

“FILO Credit Commitments”: as to any FILO Lender, the obligation of such FILO Lender, if any, to make FILO Loans to the Borrower pursuant to Section 2.4(b) in an aggregate principal amount not to exceed the amount set forth under the heading “FILO Credit Commitment” opposite such FILO Lender’s name on Schedule 2.4, or, as the case may be, in the Assignment and Assumption pursuant to which such FILO Lender became a party hereto, in each case as the same may be reduced or increased from time to time pursuant to the terms hereof. The original aggregate amount of the FILO Credit Commitments on the Closing Date is $50.0 million

“FILO Credit Facility”: as defined in the definition of the term “Facility”.

“FILO Credit Facility Exposure”: at any time, with respect to any Lender, an amount equal to the aggregate principal amount of such Lender’s FILO Loans outstanding at such time.

“FILO Lender”: a Lender with a FILO Credit Commitment or that is a holder of FILO Loans.

“FILO Loans”: a term loan made by a FILO Lender pursuant to Section 2.4(b).

“FILO Maturity Date”: the earlier to occur of (i) May 31, 2022 and (ii) the Tranche A Maturity Date.

“FILO Pushdown Reserve”: at any time, the amount, if any by which the aggregate outstanding principal amount of FILO Loans exceeds the FILO Borrowing Base as reflected in the most recent Borrowing Base Certificate furnished by the Borrower; provided, however, that if the FILO Required Lenders determine in good faith that there has been a mathematical error in calculating the FILO Pushdown Reserve, such FILO Required Lenders may notify the Administrative Agent and the Borrower, setting forth the amount of the FILO Pushdown Reserve to be established as calculated by such FILO Required Lenders and the basis for their determination, together with its detailed calculation. Within two (2) Business Days after receipt of such notice from FILO Required Lenders, the Administrative Agent shall establish or update the FILO Pushdown Reserve in the amount requested by such FILO Required Lenders (in the absence of manifest error). The Administrative Agent shall have no obligation to investigate the basis for such FILO Required Lenders’ dispute or calculation, may conclusively rely on the notice furnished by such FILO Required Lenders with respect thereto, and shall have no liability to any Loan Party for following the instructions of such FILO Required Lenders.

“FILO Required Lenders”: at any time, the holders of more than 50.0% of the FILO Credit Commitments then in effect or, if the FILO Credit Commitments have been terminated, the aggregate FILO Credit Facility Exposure at such time, provided, that the FILO Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“FILO Tranche Percentage”: with respect to any FILO Lender at any time, the percentage of the total FILO Credit Commitments represented by such FILO Lender’s FILO Credit Commitment at such time. If the FILO Credit Commitments have terminated or expired, the FILO Tranche Percentages shall be determined based upon the FILO Loans of such FILO Lenders at such time. The FILO Tranche Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.22(c) to disregard the FILO Tranche Percentages of Defaulting Lenders.

“Financial Covenant”:  the covenant set forth in Section 6.1.

“First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt on such date less (ii) the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Relevant Reference Period.

“First Priority Priming Liens”: with respect to any Collateral, (i) any Permitted Liens applicable to such Collateral (other than any Liens securing the Term Loan Obligations) which as a matter of law have priority over the respective Liens on such Collateral created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Document and (ii) without limitation of clause (i), any Lien on Collateral located on premises subject to a lease or held in a warehouse and in which the landlord or warehouseman thereunder has a first priority perfected security interest in such Collateral.

“Fiscal Period”: any fiscal period of any Fiscal Year of Holdings.

“Fiscal Quarter”: any fiscal quarter of any Fiscal Year of Holdings.

“Fiscal Year”:  any period of thirteen consecutive Fiscal Periods ending on the last calendar Wednesday in December of any calendar year.

“Fixed Amounts”: as defined in Section 1.6(b).

“Fixed Charge Condition”: with respect to any action or proposed action, 90-Day Excess Availability and Excess Availability on the date of such action or proposed action (in each case calculated after giving effect on a Pro Forma Basis to any increase in any Borrowing Base or any Acquired Asset Borrowing Base and the Borrowing of any Tranche A Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such increase in Borrowing Base or Acquired Asset Borrowing Base had occurred and such Tranche A Loans and Letters of Credit had been made on the first day of the applicable 90-day period for which 90-Day Excess Availability is to be determined)) exceeds the greater of (A) 20.0% (or solely in the case of Permitted Acquisitions and other Investments, 17.5%) of the Line Cap at such time and (B) $95 million (or solely in the case of Permitted Acquisitions and other Investments, $85 million).

“Flood Insurance Laws”: collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statue thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretation thereunder or thereof.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender or Issuing Bank that is not a US Person.

“Foreign Subsidiary”:  any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of International Financial Reporting Standards (“IFRS”)) (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”: Borrower or any of the Restricted Subsidiaries of Borrower.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of the Closing Date, substantially in the form of Exhibit A among Holdings, the Borrower, the Subsidiaries of the Borrower from time to time party thereto and the Administrative Agent.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: (a) petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (b) any chemical, material, waste, substance or pollutant that is designated, prohibited, limited or regulated pursuant to any Environmental Law as “hazardous”, “toxic”, or a “pollutant”, or “contaminant”.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by Holdings or any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“HIPAA”: the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Historical Tranche A Excess Availability”: for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Tranche A Excess Availability during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter; provided that Excess Availability shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Holdings”:  as defined in the preamble hereto.

“IFRS”:  as defined in the definition of GAAP.

“Immaterial Subsidiary”: at any date of determination, each Restricted Subsidiary of the Borrower that has been designated by the Borrower as an “Immaterial Subsidiary” for purposes of this Agreement (and not subsequently designated as no longer constituting an “Immaterial Subsidiary” as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) any Subsidiary be an Immaterial Subsidiary if the Consolidated Total Assets of such Subsidiary at the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered equal or exceed 2.5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date, (ii) any Subsidiary be an Immaterial Subsidiary if the gross revenues of such Subsidiary for the most recently ended four full Fiscal Quarters for which financial statements have been delivered equal or exceed 2.5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, (iii) the Consolidated Total Assets of all Immaterial Subsidiaries at the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered equal or exceed 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date or (iv) the gross revenues for the most recently ended four full Fiscal Quarters for which financial statements have been delivered of all Immaterial Subsidiaries equal or exceed 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Consolidated Total Assets or gross revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (that at such time continue to constitute “Immaterial Subsidiaries” under this Agreement) shall as of the end of the Borrower’s most recently ended Fiscal Quarter for which financial statements have been delivered exceed the limits set forth in clause (a)(iii) or (a)(iv) above, then, the Borrower shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if the Borrower shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein; and provided further that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Equivalent Debt”: as defined in the Term Loan Credit Agreement in effect on the Closing Date.

“Incremental Facilities”: as defined in Section 2.23(a).

“Incremental Facility Amendment”:  as defined in Section 2.23(d).

“Incremental Facility Closing Date”: as defined in Section 2.23(d).

“Incremental Fixed Amount”: as defined in Section 2.23(a).

“Incremental Tranche A Commitments”: as defined in Section 2.23(a).

“Incurrence-Based Amounts”: as defined in Section 1.6(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business (including, for the avoidance of doubt, the C&S Obligations), (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale, installment sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by the Borrower) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements (determined by reference to the termination value as of any date of determination). The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discounts.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”:  as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of September 2018 and the Maturity Date of the Facility under which such ABR Loan was made, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date of the Facility under which such Eurodollar Loan was made and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (a) one, two, three or six months (or, if approved by all participating Lenders, twelve months or a period less than one month) thereafter, as the Borrower may elect and (b) three months (or, if approved by all participating Lenders, one month or a period less than one month) thereafter, in the case of FILO Loans; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Financial Statements”:  as defined in Section 3.1(b).

“Inventory”: “inventory” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Investments”: as defined in Section 6.7.

“IP Office”: each of the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

“IP Security Agreements”:   the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents, in each case, in substantially the form of Exhibit A to the Guarantee and Collateral Agreement.

“IPO”: the first underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) by a Permitted Holding Company of its Capital Stock after the Closing Date pursuant to a registration statement that has been declared effective by the SEC.

“IRS”:  United States Internal Revenue Service.

“Issuing Bank”: each of (i) SunTrust Bank, (ii) Royal Bank of Canada, (iii) Bank of America, N.A. and (iv) Wells Fargo, in their capacities as an issuer of Letters of Credit hereunder, together with its permitted successors and assigns and any other Lender reasonably acceptable to the Administrative Agent and the Borrower, which has agreed in writing to act as Issuing Bank hereunder; provided that no Issuing Bank shall be required to issue Letters of Credit in an amount in excess of the amount set forth across form its name on Schedule 2.4 under the Heading “LC Issuer Sublimit” (or in the documents pursuant to which such Lender became an Issuing Bank (with respect to each Issuing Bank, its “LC Issuer Sublimit”)); provided, further, that Royal Bank of Canada shall not be required to issue trade Letters of Credit). References herein and in the other Loan Documents to Issuing Banks shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Junior Debt”: any Indebtedness of a Group Member (other than (x) Indebtedness under revolving credit facilities or other revolving lines of credit including, for the avoidance of doubt, under this Agreement and other than Indebtedness among Holdings and its Subsidiaries; (y) C&S Obligations and

(z) the Term Loans) that constitutes (i) Indebtedness for borrowed money that is contractually subordinated in right of payment to the Obligations to the extent such Indebtedness constitutes Material Debt, (ii) Incremental Equivalent Debt secured by Collateral on a junior basis to the Liens securing the Obligations to the extent such Indebtedness constitutes Material Debt, and (iii) Permitted Ratio Debt that is secured by Collateral on a junior basis to the Liens securing the Obligations to the extent such Indebtedness constitutes Material Debt. For the avoidance of doubt, neither Indebtedness outstanding under the Term Loan Credit Agreement nor the FILO Credit Facility shall constitute Junior Debt for any purpose under this Agreement or the other Loan Documents.

“Latest Maturity Date”:  at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement”:  a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the Tranche A Credit Facility. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LC Issuer Sublimit”: as defined in the definition of “Issuing Bank”.

“LCT Election”:  as defined in Section 1.7.

“LCT Test Date”: as defined in Section 1.7.

“Lender Parties”: as defined in Section 9.15.

“Lenders”: the Persons listed on Schedule 2.4 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit issued (or, in the case of any Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate (or a comparable successor rate which rate is reasonably approved by the Administrative Agent and the Borrower acting reasonably) as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period; provided that if the rate referred to above is not available at any such time for any reason, then such rate shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Borrowing and for such Interest Period, are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale, installment sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction”: any (x) acquisition or similar Investment by the Borrower or one or more of its Restricted Subsidiaries permitted under this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or (y) repayment, repurchase, refinancing, prepayment, redemption, purchase, defeasement or other payment in respect of Indebtedness, in the case of this clause (y), with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered.

“Line Cap”: at any time, the lesser of (i) the sum of (x) 100% of the Tranche A Borrowing Base at such time plus (y) the aggregate principal amount of FILO Loans outstanding at such time and (ii) the sum of (x) the Tranche A Credit Commitments in effect at such time plus (y) the aggregate principal amount of FILO Loans outstanding at such time.

“Loan”: any loan (including, for the avoidance of doubt, Agent Advances) made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, any Notes, the ABL Intercreditor Agreement, the Subordination Agreement, any Permitted Amendment, any other amendment or joinder to this Agreement and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrower and the Guarantors.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50.0% of the Aggregate Facility Exposure under such Facility. For purposes of determining the “Majority Facility Lenders”, the Aggregate Facility Exposure of any Defaulting Lender shall be disregarded.

“Mandatory Borrowing”: as defined in Section 2.4(f).

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of Holdings or any Group Member in an aggregate principal amount exceeding $50.0 million (but excluding intercompany Indebtedness). For purposes of determining Material Debt, the “obligations” of Holdings or any Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or any Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”:  Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Maturity Date”: the Tranche A Maturity Date or the FILO Maturity Date, as applicable.

“Maximum Swingline Amount” shall mean $55,000,000.

“Maximum Rate”: as defined in Section 9.16.

“Medicaid”: the health care financial assistance program under Title XIX of the Social Security Act, as amended, and all regulations promulgated thereunder.

“Medicare”: the health care financial assistance program under Title XVIII of the Social Security Act, as amended, and all regulations promulgated thereunder.

“Medicare/Medicaid Account Debtor”: any Person obligated on an Account with respect to medical goods or services provided to a beneficiary of Medicare, Medicaid or Tricare.

“Medicare/Medicaid Deposit Account”: a Deposit Account of the Borrower into which payments in respect of Accounts owing by a Medicare/Medicaid Account Debtor shall be deposited.

“MNPI”:   any material Nonpublic Information regarding Holdings and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Holdings and its Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgaged Properties”: such fee-owned real properties as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.9(b); provided that Mortgaged Properties shall not include any building, structure or improvement that both (a) is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to have special flood hazards and (b) with respect to which the Borrower has certified in writing to the Administrative Agent and the Lenders is a building, structure or improvement that has a fair market value of less than or equal to $100,000 (unless the Required Lenders have determined that such building, structure, or improvement is otherwise material to the business of the Loan Parties, taken as a whole).

“Mortgages”:  each of the mortgages, deeds of trust or deeds to secure debt granting Liens on Mortgaged Properties made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  as defined in the Term Loan Credit Agreement as in effect on the date hereof.

“NOLV” or “Net Orderly Liquidation Value”: the cash proceeds of Inventory consisting of prescription medication and/or other retail inventory, as applicable, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory consisting of prescription medication and/or other retail inventory, as applicable, delivered to the Administrative Agent pursuant to Section 5.2(c) by an appraiser reasonably acceptable to the Administrative Agent, and in each case expressed as a recovery percentage with respect to each such category of assets. The Net Orderly Liquidation Value for each such category of assets will be increased or reduced promptly upon receipt by the Administrative Agent of each updated appraisal.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Extending Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”:  any Restricted Subsidiary of Holdings that is not a Loan Party.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”:  any promissory note evidencing any Loan substantially in the form of Exhibit G-1, G-2 or G-3.

“Notice of Additional Guarantor”: a Notice of Additional Guarantor, in substantially the form of Exhibit K.

“Notice of Intent to Cure”: as defined in Section 6.1(c).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties (including fees and expenses accruing after the maturity of the Loans and fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition fees and expenses is allowed or allowable in such proceeding) to the Administrative Agent or to any Lender, any Swingline Lender, any Issuing Bank or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of the Borrower or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, the “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”:  as defined in Section 3.19(a).

“Order”: any order, writ, judgement, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by the Bankruptcy Court or any other Governmental Authority, whether interim or final.

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or such Issuing Bank and the jurisdiction imposing such Tax (other than a connection arising from the Administrative Agent, such Lender or such Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp or documentary, property, intangible, filing or similar Taxes imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“PACA” shall mean the Perishable Agricultural Commodities Act of 1930, as amended.

“Parent Entity”: any direct or indirect parent company of the Borrower, including without limitation, Holdings.

“Participant”:  as defined in Section 9.4(c).

“Participant Register”:  as defined in Section 9.4(c).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment Conditions”: that each of the following conditions are satisfied: (i) there is no Specified ABL Default existing immediately before or immediately after the action or proposed action, (ii) 90-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the action or proposed action, any increase in any Borrowing Base or Acquired Asset Borrowing Base in connection therewith and the Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in Borrowing Base or Acquired Asset Borrowing Base had occurred and such Loans and Letters of Credit had been made on the first day of the applicable 90-day period for which 90-Day Excess Availability is to be determined)) exceeds the greater of (A) 15.0% (or solely in the case of Permitted Acquisitions and other Investments, 12.5%) of the Line Cap at such time and (B) $70 million (or solely in the case of Permitted Acquisitions and other Investments, $55 million), (iii) unless the Fixed Charge Condition is satisfied at such time, the Borrower shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Relevant Reference Period on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Relevant Reference Period, and (iv) in the case of Indebtedness under 6.2(aa), Restricted Payments under Section 6.6(o), Investments under Sections 6.7(f) (other than Permitted Acquisitions and other Investments otherwise permitted without regard to Payment Conditions) and 6.7(l), prepayments of Junior Debt under Section 6.8(ii) and any designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13, in each case, to the extent only permitted if Payment Conditions are satisfied, the amount of which would exceed $20 million in any Fiscal Year, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition”:  as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment or Incremental Facility Amendment.

“Permitted Debt Exchange Notes”: as defined in the Term Loan Credit Agreement.

“Permitted Discretion”: the exercise of the Administrative Agent’s reasonable credit judgment (from the perspective of a secured asset based lender), exercised in good faith in accordance with customary and generally applicable credit practices for similar asset based lending facilities, in consideration of any factor which it reasonably believes (i) could adversely affect the quantity, quality, mix or value of any Collateral (including any applicable laws that may inhibit the collection of an Account), the enforceability or priority of the Liens thereon or the amount that the Administrative Agent, the Issuing Banks or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) that any collateral report or financial information delivered to the Administrative Agent, the Issuing Banks or the Lenders by any Person on behalf of any Loan Party is incomplete, inaccurate or misleading in any material respect, or (iii) could create an Event of Default. In exercising such judgment, the Administrative Agent may consider (but not make duplicate adjustment for) any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral. If the Administrative Agent elects to retain any appraiser or consultant, other than the Administrative Agent’s internal auditors, or any other appraiser or consultant previously approved by the Borrower, the selection of such appraiser or consultants should be selected in consultation with the Borrower.

“Permitted Holding Company”:  any direct or indirect parent of the Borrower that does not hold Capital Stock of any Person other than the Borrower or another Permitted Holding Company.

“Permitted Investors”: the collective reference to (a) the holders of the Capital Stock of Southeastern Grocers, Inc. on the Closing Date and their Controlled Investment Affiliates and (b) any members of management that own Capital Stock in Holdings, directly or indirectly, on the Closing Date.

“Permitted Junior Secured Refinancing Debt”: as defined in the Term Loan Credit Agreement.

“Permitted Liens”: the collective reference to Liens permitted under Section 6.3.

“Permitted Pari Passu Secured Refinancing Debt”: as defined in the Term Loan Credit Agreement.

“Permitted Ratio Debt”: as defined in Section 6.2(f).

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except (1) to the extent such excess amount is permitted under another then available exception under Section 6.2 (provided, that any additional Indebtedness referenced in this clause (1) shall constitute a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) or (2) by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are substantially the same (as determined in good faith by the Borrower) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined in good faith by the Borrower), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Administrative Agent, (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to an Acceptable Intercreditor Agreement, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to an Acceptable Intercreditor Agreement or (iii) unsecured, such refinancing shall be unsecured and (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced); provided, that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents subject to an Acceptable Intercreditor Agreement.

“Permitted Sale Leaseback”:   any Sale and Leaseback Transaction consummated by a Group Member after the Closing Date; provided that any such Sale and Leaseback Transaction that is not between (a) a Loan Party (other than Holdings) and another Loan Party (other than Holdings) or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary.

“Permitted Tax Distributions”: with respect to each taxable year (or a portion thereof) ending after the Closing Date (1) for which the Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to the Borrower’s direct or indirect Parent Entities in an aggregate amount equal to the product of (x) the amount of taxable income of the Borrower and its Subsidiaries (in the case of a disregarded entity, computed as if such entity were a partnership) allocated to the direct or indirect Parent Entity of the Borrower for such taxable year (or a portion thereof), reduced by any cumulative taxable losses allocated to such direct or indirect Parent Entity for any prior taxable year ending after the Closing Date to the extent such cumulative taxable loss is reasonably expected to be deductible by such Parent Entity against such taxable income and has not previously been taken into account in determining Permitted Tax Distributions and (y) the highest maximum combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation that is resident in New York City (whichever is higher) for such taxable year (taking into account the character of the taxable income in question (long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon) determined with regard to any deduction permitted under Section 199A of the Code, computed for this purpose on the assumption that such amount is determined under Section 199A(b)(2)(B), solely with respect to the items relating to the Borrower and its Subsidiaries); provided, that any Permitted Tax Distributions with respect to any such taxable year may be made to allow such equity owners to pay estimated taxes during the course of the taxable year using reasonable estimates of the anticipated aggregate amount of distributions for such taxable year, with any excess of the aggregate amount of such distributions with respect to any such taxable year over the actual amount of distributions permitted for such taxable year reducing any Permitted Tax Distributions with respect to the immediately subsequent taxable year (and, to the extent such excess is not fully absorbed in the immediately subsequent taxable year, the following year(s)),and (2) in which the Borrower (and, if applicable, any of its Subsidiaries) is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), the payment of distributions to the Borrower’s direct or indirect Parent Entities to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries, in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay as a stand-alone consolidated, combined or similar income tax group; provided, further, that any Permitted Tax Distributions made pursuant to item (1) or item (2) above that are attributable to the income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries.

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt.

“Permitted Unsecured Refinancing Debt”:  as defined in the Term Loan Credit Agreement.

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pharmacy Scripts”: as to each Loan Party (other than Holdings), all of such Loan Party’s now owned or hereafter arising retail customer files (including prescriptions for retail customers and other medical information related thereto) maintained by the retail pharmacies of such Loan Party, wherever located.

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: for any day, the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. “Prime Rate” is not necessarily the lowest rate charged by any financial institution to its customers.

“Private Label Credit Card”: a credit card that bears any Loan Party’s (other than Holdings’) trademark and/or logo and is issued by a third party which takes the credit risk as to customers on a full recourse basis and makes payments to the Loan Parties in a manner similar to other Qualified Credit Card Issuers and where any indebtedness owed by any Loan Party to such third party is on an unsecured basis.

“Private Lender Information”:  as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Financial Statements”:  as defined in Section 3.1(a).

“Pro Forma Transaction”: (a) the Transactions, (b) any IPO, (c) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Sections 6.6(o), (p) or (q), any Specified Prepayment permitted under Section 6.8, any Investment that results in a Person becoming a Restricted Subsidiary or resulting from the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation or otherwise and any transaction the consummation of which requires the satisfaction of the Payment Conditions and (d) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Projections”:  the projections delivered by the Borrower to the Arrangers on April 11, 2018.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”:  as defined in Section 9.1.

“Purchasing Borrower Party”: Holdings, the Borrower or any Subsidiary of Holdings that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing; provided, that such Person shall be deemed to (a) appoint the Administrative Agent as its agent under the applicable Loan Documents and (b) agree to be bound by Section 9.3, 9.9 and 9.10 and Article VIII as if it were a Lender.

“Qualified Credit Card Issuer”: the credit card issuers set forth on Schedule 1.1A and any other credit card issuers permitted by the Administrative Agent in its Permitted Discretion.

“Qualified Credit Card Processor”: the credit card processors set forth on Schedule 1. 1B and any other credit card processors permitted by the Administrative Agent in its Permitted Discretion.

“Qualified Holding Company Debt”: unsecured Indebtedness of Holdings that (1) is not subject to any guarantee by any Subsidiary of Holdings (including the Borrower), (2) will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (3) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (5) below), (4) does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the later to occur of (i) the date that is four (4) years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (5) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Quarterly Pricing Certificate”:  as defined in the definition of Applicable Margin.

“Qualified Cash Management Agreement” as defined in Section 9.22.

“Qualified Cash Management Agreement Reserve” means a reserve established by the Administrative Agent from time to time in respect of a Qualified Cash Management Agreement, which reserve shall be in the amount of the aggregate marked to market exposure thereunder as calculated from time to time by the Qualified Counterparty party to such Qualified Cash Management Agreement in accordance with GAAP (based on the valuation methodology agreed between the Borrower and the Qualified Counterparty to such Qualified Cash Management Agreement) and notified to (and acknowledged by) the Administrative Agent (A) at the time agreement for Cash Management Services is designated as a Qualified Cash Management Agreement and (B) from time to time thereafter, in each case, in accordance with Section 9.22 (it being understood and agreed that a reserve with respect to a Qualified Cash Management Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Qualified Counterparty party to such Qualified Cash Management Agreement and the Administrative Agent and (ii) may only be created or increased at any time that an Event of Default exists with the consent of the Administrative Agent (in each case in clauses (i) and (ii) following written notice to the Administrative Agent).

“Qualified Hedging Agreement” as defined in Section 9.22.

“Qualified Hedging Agreement Reserve” means a reserve established by the Administrative Agent from time to time in respect of a Qualified Hedging Agreement, which reserve shall be in the amount of the aggregate marked to market exposure thereunder as calculated from time to time by the Qualified Counterparty party to such Qualified Hedging Agreement in accordance with GAAP (based on the valuation methodology agreed between the Borrower and the Qualified Counterparty to such Qualified Hedging Agreement) and notified to (and acknowledged by) the Administrative Agent (A) at the time such Hedging Agreement is designated as a Qualified Hedging Agreement and (B) from time to time thereafter, in each case, in accordance with Section 9.22 (it being understood and agreed that a reserve with respect to a Qualified Hedging Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Qualified Counterparty party to such Qualified Hedging Agreement and the Administrative Agent and (ii) may only be created or increased at any time that an Event of Default exists with the consent of the Administrative Agent (in each case in clauses (i) and (ii) following written notice to the Administrative Agent).

“Qualifying Bids”:  as defined in Section 2.12(f)(iii).

“Qualifying Lender”: as defined in Section 2.12(f)(iv).

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (b) with respect to any ABR Loan, the Alternate Base Rate.

“Refinancing”: on the Closing Date, after giving effect to the Transactions, the repayment or termination of all Existing Debt and the release and discharge of all security interests and guarantees in respect thereof, if any.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”:  as defined in Section 9.4(b)(iv).

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Bank pursuant to Section 2.7(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Indemnified Person”: for any Indemnitee, (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees or successors of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents, trustees and other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, trustees, managers, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Relevant Reference Period”: with respect to any action or determination under this Agreement, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur or the determination is being made (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended December 27, 2017).

“Rent Reserve”:  shall mean a reserve established by the Administrative Agent (upon at least three

Business Days’ notice to the Borrower) equal to three (3) months’ rent (or a lesser amount reasonably agreed to by the Administrative Agent) in respect of rent payments made by a Loan Party for each (a) leased store (i) that is in a State providing lessors with statutory or common law Lien rights on personal property located at such store securing payment of rent and other charges that prime a previously perfected security interest or (ii) that is subject to a lease that grants to the landlord a security interest in property that would otherwise constitute Eligible Inventory which is a first priority perfected security interest, and (b) distribution center, warehouse or other location other than a leased store at which Inventory of a Loan Party is located (i) that is located in a State referred to in clause (a)(i) above or (ii) that is located in a State other than a State referred to in clause (a)(i) above and Inventory of Loan Parties with a book value in excess of $1.5 million is located at such distribution center, warehouse or other location, unless, in each case, such location is subject to a Collateral Access Agreement (as reported to the Administrative Agent by the Borrower from time to time as requested by the Administrative Agent, as adjusted from time to time by the Administrative Agent in its Permitted Discretion); provided that notwithstanding the foregoing, no Rent Reserve shall be imposed solely as a result of such location not being subject to a Collateral Access Agreement prior to the date that is 60 days after the Closing Date (or such later date as the Administrative Agent reasonably agrees).

“Repayment”: as defined in Section 1.5(d).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Repricing Event”: any amendment which reduces the “effective yield” of the FILO Loans (as reasonably determined by the Administrative Agent in consultation with the Borrower and taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the remaining Weighted Average Life to Maturity of the FILO Loans and (B) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such debt financing in their capacities as lenders or holders of such debt financing) applicable to the FILO Loans (determined on the same basis as provided in the preceding parenthetical).

“Required Lenders”: at any time, the holders of more than 50.0% of the Aggregate Facility Exposure at such time; provided, that the Aggregate Facility Exposure of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation, administrative notice or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves”: reserves against the Tranche A Borrowing Base established or modified in the Permitted Discretion of the Administrative Agent, including without limitation (but without duplication), (i) Rent Reserves, (ii) potential dilution related to Accounts (provided, that no Reserves shall be imposed on the first 5% of dilution of Accounts and, thereafter, no dilution Reserve shall exceed 1% for each incremental whole percentage in dilution over 5%), (iii) sums that any Loan Party (other than Holdings) are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (iv) amounts owing by any Loan Party (other than Holdings) to any Person to the extent secured by a Lien on, or trust over, any Collateral, (v) to reflect amounts owing by any Loan Party (other than Holdings) under PACA, (vi) Customer Credit Liabilities Reserves, (vii) Qualified Hedging Agreement Reserves, (viii) Qualified Cash Management Reserves and (ix) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established (without duplication of any reserves established pursuant to foregoing clauses (i) through (viii)) from time to time hereunder; provided, however, that the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts, Pharmacy Scripts or Inventory or criteria deducted in computing the amount of Eligible Accounts, the Value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person.

Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f)(ii).

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“S&P”:  S&P Global Ratings, or any successor thereto.

“Sale and Leaseback Transaction”: any transaction or series of related transactions pursuant to which a Group Member (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions”:  as defined in Section 3.19(a).

“Satisfactory Auditor’s Report”:  as defined in Section 5.1(a).

“SEC”:   the Securities and Exchange Commission  (or successors thereto or an analogous Governmental Authority).

“Secured Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date less Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the Relevant Reference Period.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any IP Security Agreements, any Mortgages, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“SEG II”: the SEG II LLC, a Delaware limited liability company.

“SEG II Agreement”: the Limited Liability Company Agreement of SEG II LLC.

“SEG Plan”: the Debtors’ plan of reorganization under Chapter 11 of the Bankruptcy Code, dated March 15, 2018 (as amended, supplemented or otherwise modified from time to time), as approved pursuant to the Confirmation Order, in accordance with section 1129 of the Bankruptcy Code, as amended, supplemented or otherwise modified from time to time (whether any such further amendment, supplement or other modification is effected through an amendment, supplement or other modification to the SEG Plan itself or through the Confirmation Order), so long as any further amendment, supplement or other modification is reasonably acceptable to the Lenders.

“SEG Plan Effective Date”: the “Effective Date” as such term is defined in the SEG Plan.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the sum of the debts and liabilities (subordinated, contingent or otherwise) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Subsidiaries, on a consolidated basis; (b) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted; and (c) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified ABL Default”: any Event of Default under Section 7.1(a), 7.1(b) (solely as a result of a breach of representations or warranties with respect to any Borrowing Base), 7.1(c)(i) (solely as a result of a failure to timely deliver a Borrowing Base Certificate), 7.1(c)(ii) (solely as a result of a failure to comply with the cash management procedures pursuant to Section 2.24 or the Financial Covenant), 7.1(d) (solely as a result of a failure to comply with the cash management procedures pursuant to Section 2.24) or 7.1(f).

“Specified Event of Default”:  any Event of Default under Section 7.1(a) or 7.1(f).

“Specified Foreign Subsidiary”: any direct or indirect Subsidiary of Holdings that is a CFC and with respect to which the Borrower or any Parent Entity is a “United States shareholder” within the meaning of section 951 of the Code and any Subsidiary thereof.

“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”; provided that in no event shall any Hedge Agreement constitute a Specified Hedge Agreement hereunder or under the other Loan Documents if such Hedge Agreement constitutes a  “Specified Hedge Agreement”  (as defined in the Term Loan Credit Agreement) for purposes of the Term Loan Documents.

“Specified Prepayment”: as defined in Section 6.8.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar

Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”:  as defined in Section 2.12(f)(i).

“Subordinated Intercompany Note”: the Subordinated Intercompany Note attached as Exhibit B to the Guarantee and Collateral Agreement.

“Subordination Agreement”: the C&S Intercreditor and Subordination Agreement, dated as of the Closing Date, and substantially in the form of Exhibit F-2, among the Administrative Agent, C&S and other Persons from time to time party thereto, and acknowledged by Holdings, the Borrower and the other Guarantors party thereto from time to time, and which shall also include any replacement intercreditor and subordination agreement entered into in accordance with the terms hereof.

“Subsequent Required Guarantor”:  as defined in Section 5.9(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings and shall include the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of Holdings, other than the Borrower or an Excluded Subsidiary (but including any Discretionary Guarantor).

“Surety Bonds”: surety bonds for which any Group Member is liable that were obtained to secure performance commitments of any Group Member.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Expiry Date” that date which is five (5) Business Days prior to the Latest Maturity Date.

“Swingline Lender”: the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan”: shall have the meaning provided in Section 2.04(e).

“Swingline Loan Exposure”:, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Loan Exposure at such time.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges, in each case in the nature of a tax, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent”: SunTrust Bank, in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement, and any successors thereto in such capacity.

“Term Loan Credit Agreement”: the Term Loan Credit Agreement dated as of the date hereof among Holdings, the Borrower, the Term Loan Agent and the several banks and other financial institutions from time to time parties thereto as lenders.

“Term Loan Documents”: the Loan Documents (or similar term), as defined in the Term Loan Credit Agreement.

“Term Loan Priority Collateral”: as defined in the ABL Intercreditor Agreement.

“Term Loans”: the Loans (or similar term), as defined in the Term Loan Credit Agreement.

“Test Period”: on any date of determination, the period of four consecutive Fiscal Quarters of the Borrower then most recently ended, taken as one accounting period.

“Total LC Sublimit”: $225.0 million, as such amount may be increased from time to time in accordance with Section 2.23 or Section 9.2(g).

“Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date less Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the Relevant Reference Period.

“Tranche A Arrangers”:  the collective reference to SunTrust Robinson Humphrey, Inc., RBC Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), as joint lead arrangers and joint bookrunners for the Tranche A Credit Facility.

“Tranche A Borrowing”:  a Borrowing comprised of Tranche A Loans.

“Tranche A Borrowing Base”: as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a)                                 85% of the book value of Eligible Pharmacy Accounts at such time; plus

(b)                                 90% of the book value of Eligible Credit Card Accounts at such time; plus

(c)                                  90% of the Net Orderly Liquidation Value of Eligible Inventory at such time; plus

(d)           the lesser of (i) 85% of the product of (x) the average net value per Pharmacy Script based on the most recent appraisal of Pharmacy Scripts received by the Administrative Agent multiplied by (y) the number of Eligible Pharmacy Scripts filled over the trailing thirteen (13)  Fiscal Periods of the Borrower; provided that such amount may be reduced or increased (but in no event shall the advance rate in respect of Eligible Pharmacy Scripts be increased to an amount greater than 85%), at the Administrative Agent’s option in its Permitted Discretion, to reflect (A) any sales or acquisitions of Eligible Pharmacy Scripts, (B) reductions or increases in the number of prescriptions, the average volume of prescriptions being filled or the average dollar amount of prescription values, (C) any change in the mix of the types of payors with respect to prescriptions, (D) any statutory or regulatory changes after the date hereof that affect the transferability of the Pharmacy Scripts or (E) any other changes to the factors identified in any appraisal that affect the amount that may be recovered by the Administrative Agent from the sale or other disposition of the Pharmacy Scripts; provided, further, that the amount of any reduction shall have a reasonable relationship to the event, condition or other matter which is the basis for such reduction as determined by the Administrative Agent in its Permitted Discretion and (ii) 30% of the aggregate Tranche A Credit Commitments at such time; minus

(e)                                  the Eligible Reserves against the Tranche A Borrowing Base; minus

(f)                                   the FILO Pushdown Reserve.

Notwithstanding the foregoing, any Inventory (including inventory in transit) and Accounts acquired by any Loan Party in a Permitted Acquisition may be immediately included in a Borrowing Base Certificate in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the Tranche A Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; provided, however, if the acquired Inventory and Accounts so included in the Tranche A Borrowing Base would not increase the Tranche A Borrowing Base by more than $5.0 million, then, solely to the extent such acquired Inventory and Accounts are similar in type and nature to the Inventory and Accounts otherwise included in the Tranche A Borrowing Base, such acquired Inventory and Accounts may be immediately included in a Borrowing Base Certificate at the same advance rates as, and applying eligibility and reserve criteria consistent with, those applied to the calculation of the Tranche A Borrowing Base, until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; provided further that in no event will the Tranche A Borrowing Base prior to the inclusion of any such acquired Inventory and Accounts (regardless of the advance rates governing such inclusion) be increased by more than 20.0% as a result of such inclusion (the “Tranche A Acquired Asset Borrowing Base”). To the extent that the Borrower has not delivered, at the Borrower’s expense, a field examination and inventory appraisal reasonably satisfactory to the Administrative Agent within 90 days of the acquisition of such Inventory and Accounts (or such longer period as the Administrative Agent may reasonably agree) such Inventory and Accounts will cease to be eligible for inclusion in the Tranche A Borrowing Base.

The Administrative Agent shall have the right (but not the obligation) to review such computations and if the Administrative Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors.

“Tranche A Credit Commitments”: as to any Tranche A Lender, the obligation of such Tranche A Lender, if any, to make Tranche A Loans pursuant to Section 2.4(a), to participate in Swingline Loans pursuant to Section 2.4(e), and to participate in Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such Tranche A Lender’s Tranche A Credit Facility Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Tranche A Credit Commitment” opposite such Tranche A Lender’s name on Schedule 2.4, or, as the case may be, in the Assignment and Assumption pursuant to which such Tranche A Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche A Credit Commitments on the Closing Date is $550.0 million

“Tranche A Credit Facility”: as defined in the definition of the term “Facility”.

“Tranche A Credit Facility Exposure”: at any time, with respect to any Lender, the sum of (a) the aggregate principal amount of such of such Lender’s Tranche A Loans outstanding at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) such Lender’s Swingline Loan Exposure at such time, plus (d) such Lender’s Agent Advance Exposure at such time.

“Tranche A Excess Availability”: as of any date of determination, the amount by which (a) the lesser of (i) 100% of the Tranche A Borrowing Base at such time and (ii) the Tranche A Credit Commitments in effect at such time exceeds (b) the aggregate Tranche A Credit Facility Exposure at such time.

“Tranche A Lender”: a Lender with a Tranche A Credit Commitment or that is a holder of Tranche A Loans.

“Tranche A Line Cap”: at any time, the lesser of (i) 100% of the Tranche A Borrowing Base at such time and (ii) the Tranche A Credit Commitments in effect at such time.

“Tranche A Loans”: a Tranche A Loan made by a Tranche A Lender pursuant to Section 2.4(a).

“Tranche A Maturity Date”: with respect to (a) Tranche A Credit Commitments (including, for the avoidance of doubt, any Incremental Tranche A Commitments) that have not been extended pursuant to Section 2.25, May 31, 2023, and (b) with respect to Extended Credit Commitments, the final maturity date thereof as specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Tranche A Percentage”: with respect to any Tranche A Lender, the percentage of the total Tranche A Credit Commitments represented by such Tranche A Lender’s Tranche A Credit Commitment. If the Tranche A Credit Commitments have terminated or expired, the Tranche A Percentages shall be determined based upon the Tranche A Credit Commitments most recently in effect, giving effect to any assignments. The Tranche A Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.22(c) to disregard the Tranche A Percentages of Defaulting Lenders.

“Tranche A Required Lenders”: at any time, the holders of more than 50.0% of the Tranche A Credit Commitments then in effect or, if the Tranche A Credit Commitments have been terminated, the aggregate Tranche A Credit Facility Exposure at such time, provided, that the Tranche A Credit Facility Exposure and Tranche A Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Transaction Costs”: all fees (including original issue discount and upfront fees), costs and expenses incurred by Holdings or any Group Member in connection with the Transactions (including to make payments to support lease mitigation obligations).

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Borrower and each other Loan Party of the Term Loan Documents required to be delivered thereunder, the borrowing of the Term Loans, the use of the proceeds thereof, (c) the Refinancing, (d) the restructuring of Holdings and certain of its Subsidiaries pursuant to the SEG Plan, the Chapter 11 Cases and any related transactions and (e) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another United States jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”: the United States of America.

“Unrestricted Cash”: (i) unrestricted cash and Cash Equivalents, and (ii) cash and Cash Equivalents that are restricted in favor of the Secured Parties in their capacities as such (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Obligations) (it being agreed that cash and Cash Equivalents subject to Liens permitted under Section 6.3(h), (l), (o), (t) or, if such Liens secure any Consolidated Total Debt that is included in the relevant financial ratio that is being tested, (v) or (w) shall not be deemed to be restricted by virtue of such Liens) (in each case whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP).

“Unrestricted Subsidiary”: each Subsidiary of the Borrower listed on Schedule 3.13(b), until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 5.13.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”:  lawful currency of the United States.

“US Person”:  any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(ii)(B)(3).

“Value”: with respect to Eligible Inventory, the lower of (i) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (ii) the market value thereof.

“Weekly Reporting Period”: any period (a) commencing on the date on which (i) a Specified ABL Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 10.0% of the Line Cap as then in effect and (y) $55 million, for a period of three (3) consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Default is continuing and/or (ii) Excess Availability has been equal to or greater than the greater of (x) 10.0% of the Line Cap as then in effect and (y) $55 million, for a period of 30 consecutive days.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”:  any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.         Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)            the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii)           Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)          the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)           the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)                              unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)         unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii)        capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the expiration or termination of all undrawn Letters of Credit (or cash collateralization (in a manner consistent with Section 2.7(j)) or provision of backstop letters of credit (in a manner reasonably satisfactory to the relevant Issuing Bank) with respect thereto).

(f)            The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

1.3.         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Tranche A Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Tranche A Borrowing”).

1.4.         Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment.  “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by the Borrower of IFRS or (iii) any change in the application of accounting principles adopted by the Borrower from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5.         Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, Consolidated EBITDA, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided, that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.5, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining compliance with the Financial Covenant (not pro forma compliance), the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)           For purposes of calculating Consolidated EBITDA for any Relevant Reference Period, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event with respect to which the calculation of any such amount or ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then Consolidated EBITDA, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c)           Whenever pro forma effect is to be given to a Pro Forma Transaction or the calculation of the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or Consolidated EBITDA, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and shall include, without duplication, (i) adjustments for the Consolidated EBITDA (as determined in good faith by the Borrower) represented by any Person or line of business acquired or disposed of and (ii) for the avoidance of doubt, any adjustments relating to Pro Forma Transactions provided for under clause (1)(j) of the definition of Consolidated EBITDA.

(d)           In the event that the Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made, then the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (or, in the case of the Consolidated Fixed Charge Coverage Ratio, the first day of the applicable Test Period) (it being understood and agreed that Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing floating interest rates, for which pro forma effect is being given, shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods).

1.6.         Classification of Permitted Items.

(a)           For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.7, 6.8, 6.10 or 6.11, in the event that any Lien, Investment, Indebtedness, Disposition, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.7, 6.8, 6.10 or 6.11, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination and the Borrower will, in its sole discretion, be entitled to reclassify, in whole or in part, any such transaction, or any portion thereof, as incurred under one or more of such other clauses, in each case, so long as the ratios and other requirements of such clauses are satisfied as of the date of determination.

(b)           Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including pro forma compliance with the Payment Conditions or any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio (including the Payment Conditions) or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence-Based Amounts other than Incurrence-Based Amounts contained in Section 6.2 or Section 6.3 and (y) thereafter, the incurrence of the portion of such amount under the Fixed Amount shall be included in the calculation of the Incurrence-Based Amount.

1.7.         Limited Condition Transaction Provisions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio (other than the Financial Covenant) or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement (other than in the case of Sections 2.23(c)(ii) and (iii)) which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Pro Forma Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other applicable covenant and determination of whether any Default or Event of Default (other than any Specified Event of Default) has occurred, is continuing or would result therefrom or other applicable covenant, shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date that the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Pro Forma Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive Fiscal Quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be required to be tested at the time of consummation of such Limited Condition Transaction or related Pro Forma Transactions for purposes of determining the permissibility thereof. If the Borrower has made an LCT Election for any Limited Condition Transaction, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on the relevant LCT Test Date and be outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the earlier of the date on which such Limited Conditionality Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is consummated or the date the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction.

1.8.         Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.9.         Currency Equivalents Generally.

(a)           Unless otherwise specifically set forth in this Agreement, monetary amounts are in US Dollars. Any amounts denominated or reported under a Loan Document in a currency other than US Dollars shall, except as otherwise provided, be calculated based upon the US Dollar Equivalent thereof. For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)           For purposes of determining the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.10.       Certain Calculations under this Agreement. Notwithstanding anything to the contrary herein, (i) if any Indebtedness or Liens incurred under a basket or carve-out that is limited in dollar principal amount thereof is refinanced under a Refinancing Indebtedness basket or carve-out, then such Refinancing Indebtedness shall constitute utilization on a dollar-for-dollar basis under such original dollar-based basket (up to the aggregate amount of such original dollar-based basket unless such Indebtedness or Lien incurrence is reclassified as being incurred under another basket or carve-out, or refinanced with Indebtedness or Liens incurred under another basket or exception), (ii) with respect to determining the permissibility of the establishment of any commitments in respect of Indebtedness or the permissibility of the incurrence of any Indebtedness, all commitments established at or prior to such time shall be deemed to be fully drawn at the time of incurrence or establishment thereof for purposes of determining whether the applicable basket or exception is satisfied or the applicable Indebtedness may be incurred and (iii) with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as cash or Cash Equivalents in any “net debt” determinations relating to the incurrence thereof at the time such Indebtedness is incurred.

1.11.       Guarantees and Collateral.  Notwithstanding any provision of any Loan Document to the contrary:

(a)           For purposes of any determination relating to the ABL Priority Collateral as to which the Administrative Agent is granted discretion hereunder or under any other Loan Document (including any determination with respect to any waiver or extension or any opportunity to request that is permitted or required under this Agreement or under any other Loan Document), the Administrative Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Administrative Agent, it being understood and agreed that as of the Closing Date, the Administrative Agent is the Applicable Administrative Agent with respect to the ABL Priority Collateral and

(b)           For purposes of any determination relating to the Term Loan Priority Collateral as to which the Term Loan Agent is granted discretion hereunder or under any other Loan Document (including any determination with respect to any waiver or extension or any opportunity to request that is permitted or required under this Agreement or under any other Loan Document), the Term Loan Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Applicable Administrative Agent.

1.12. Special Provisions Relating to FILO Credit Commitments. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the FILO Credit Commitments shall, for all purposes of the Loan Documents, be excluded from any obligation to purchase reimbursement obligations in respect of Agent Advances, Swingline Loans and Letters of Credit and shall have no Swingline Exposure or LC Exposure (with all such obligations and exposure being allocated solely to the Tranche A Credit Commitments).

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1.         [Reserved].

2.2.                            [Reserved].

2.3.                            [Reserved].

2.4.         Commitments.  (a) Subject to the terms and conditions set forth herein, including Section 2.4(c), (d) and (e) below, each Tranche A Lender severally agrees to make revolving credit loans (each, a “Tranche A Loan”) to the Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such Tranche A Lender’s Tranche A Credit Facility Exposure exceeding such Tranche A Lender’s Tranche A Credit Commitment or (ii) the aggregate amount of the Lenders’ Tranche A Credit Facility Exposure exceeding the Tranche A Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Tranche A Loans during the Availability Period. Subject to the terms and conditions set forth herein, the Tranche A Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.6 and 2.9.

(b)           Subject to the terms and conditions set forth herein, each FILO Lender severally agrees to make term loans (each, a “FILO Loan”) to the Borrower on the Closing Date in US Dollars in an amount for each FILO Lender not to exceed the amount of the FILO Credit Commitment of such FILO Lender. Subject to the terms and conditions set forth herein, the FILO Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.6 and 2.9.

(c)           Notwithstanding anything herein to the contrary, (A) Tranche A Loans and FILO Loans may be borrowed on the Closing Date (x) to pay the Transaction Costs, (y) to fund the working capital needs of the Group Members and (z) to fund certain original issue discount or upfront fees under the Term Loan Credit Agreement and (B) subject to Section 2.4(d), Tranche A Loans shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Tranche A Credit Facility Exposure to exceed the Tranche A Line Cap at such time.

(d)           In the event that (i) the Borrower is unable to comply with the limitation set forth in Section 2.4(c)(B) or (ii) the Borrower is unable to satisfy the conditions precedent to the making of Tranche A Loans set forth in Section 4.2, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the applicable Lenders, to make Tranche A Loans to the Borrower, in either case solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including expenses and fees, which Tranche A Loans may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Borrowing Request requesting an Agent Advance or otherwise makes an Agent Advance until the earliest of (x) the date such Borrower is again able to comply with the Tranche A Borrowing Base limitations and the conditions precedent to the making of Tranche A Loans, or obtain an amendment or waiver with respect thereto, (y) the date that is the 20th Business Day after the funding of the initial Agent Advances and (z) the date the Tranche A Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrower at such time, would exceed 10% of the Tranche A Borrowing Base at such time, or (II) when added to the Tranche A Credit Facility Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the sum of the Tranche A Credit Commitments at such time. Agent Advances may be made by the Administrative Agent in its sole discretion (and the Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder) and the Borrower shall have no right whatsoever to require that any Agent Advances be made. Any such Agent Advances shall be repayable on written demand by the Administrative Agent to the Borrower.

(e)           Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be denominated in Dollars, (ii) shall be incurred and maintained as ABR Loans; (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (A) the Tranche A Credit Facility Exposure of any Tranche A Lender (other than the Swingline Lender) to exceed such Tranche A Lender’s Tranche A Credit Commitments as then in effect or (B) the Tranche A Credit Facility Exposure to exceed the Tranche A Line Cap at such time, and (v) the aggregate principal amount of all Swingline Loans outstanding (after giving effect to such incurrence) shall not exceed the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.04(e), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(f)            On any Business Day (but in any event no less frequently than once per week), the Swingline Lender or the Administrative Agent may, in its sole discretion give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans or the Administrative Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Tranche A Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.1(f) or upon the exercise of any of the remedies provided in penultimate paragraph of Section 7.1), in which case one or more Borrowings of Tranche A Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all applicable Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Tranche A Credit Commitments pursuant to the penultimate paragraph of Section 7.1) and the proceeds thereof shall be applied directly by the Swingline Lender or the Administrative Agent to repay the Swingline Lender or the Administrative Agent, as the case may be, for such outstanding Swingline Loans or Agent Advances, as the case may be. Each Lender hereby irrevocably agrees to make Tranche A Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender or the Administrative Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a

Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of the Tranche A Borrowing Base at such time, and (vi) whether such Lender’s Tranche A Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any Debtor Relief Law with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender or the Administrative Agent, as the case may be, such participations in the outstanding Swingline Loans or Agent Advances, as the case may be, as shall be necessary to cause the applicable Lenders to share in such Swingline Loans or Agent Advances, as the case may be, ratably based upon their respective Tranche A Credit Commitments (determined before giving effect to any termination of the Tranche A Credit Commitments pursuant to the penultimate paragraph of Section 7.1); provided that (x) all interest payable on the Swingline Loans or Agent Advances, as the case may be, shall be for the account of the Swingline Lender or Administrative Agent, as the case may be, until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender or the Administrative Agent, as the case may be, interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate (or, in the case of an amount denominated in Canadian Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount) for the first three days and at the interest rate otherwise applicable to Tranche A Loans maintained as ABR Loans hereunder for each day thereafter.

(g)           If the Tranche A Maturity Date occurs prior to expiration of any Swingline Loans, then (i) on the Tranche A Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Maturity Date) or refinanced with a borrowing of loans under an Extended Credit Commitment; provided that, if on the occurrence of the Tranche A Maturity Date (after giving effect to any repayments of Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.7(k)), there shall exist sufficient unutilized Extended Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Credit Commitments which will remain in effect after the occurrence of the Tranche A Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Credit Commitments and such Swingline Loans shall not be so required to be repaid in full on the Tranche A Maturity Date.

2.5.         Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the applicable Lenders ratably in accordance with their respective Tranche A Credit Commitments or FILO Credit Commitments, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)           Subject to Section 2.16, each Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan or ABR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan or the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Notwithstanding the forgoing, a Tranche A Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Tranche A Credit Commitments under the applicable Tranche A Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of twelve (12) Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6.         Requests for a Borrowing. (a) To request a Borrowing (other than a Swingline Borrowing), the Borrower shall notify the Administrative Agent of such request by telephone (x) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date for which notice may be given not later than 11:00 a.m., New York City time on the Closing Date) or (y) in the case of an ABR Borrowing (including Agent Advances, but excluding Swingline Loans), not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery, facsimile or (subject to Section 9.1) email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is of a Tranche A Loan or FILO Loan;

(iv)                              whether such Borrowing is to be an ABR Borrowing or a Eurodollar

Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8;

(vii)         in the case of a Tranche A Borrowing, the amount of the Tranche A Borrowing Base in effect at such time; and

(viii)        in the case of an ABR Tranche A Borrowing, whether the Tranche A Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.6, the Administrative Agent shall advise each applicable Lender under the relevant Facility of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from a Responsible Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s, as the case may be, record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

(b) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 5:00 P.M. (New York City time) (except during any Dominion Period, in which case, 1:00 P.M.) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing and (C) the location and number of the account to which funds are to be distributed, which shall comply with the requirements in Section 2.8.

2.7.         Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Tranche A Lenders set forth in Section 2.7(d), agrees to issue trade, commercial and standby Letters of Credit (which must be denominated in US Dollars) for the account of the Borrower, or the account of the Borrower for the benefit of any Restricted Subsidiary on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided, that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to Letters of Credit would exceed the Total LC Sublimit or (ii) the Tranche A Credit Facility Exposure would exceed the Tranche A Line Cap at such time. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any applicable Restricted Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is five Business Days prior to the Maturity Date); provided further that, notwithstanding anything to the contrary herein, (X) no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, such Issuing Bank’s total LC Exposure with respect to all Letters of Credit (determined for this purpose without giving effect to the participations therein of the Lenders pursuant to Section 2.7(d)) would exceed such Issuing Bank’s LC Issuer Sublimit and (Y) no Issuing Bank shall have any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of

Credit issued hereunder as of the Closing Date for all purposes under this Agreement and the Loan Documents.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.7), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure with respect to all Letters of Credit shall not exceed the Total LC Sublimit, (ii) the Tranche A Credit Facility Exposure shall not exceed the Tranche A Line Cap at such time and (iii) the applicable Issuing Bank’s total LC Exposure with respect to all Letters of Credit (determined for this purpose without giving effect to the participations therein of the Lenders pursuant to Section 2.7(d)) would not exceed such Issuing Bank’s LC Issuer Sublimit.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one year after the date of such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent shall have been made with respect to such Letter of Credit). If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided, that the Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the applicable Tranche A Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one year from the date of such renewal (or such longer period as may be agreed by the applicable Issuing Bank pursuant to arrangements reasonably satisfactory to such Issuing Bank) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit); provided, that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Tranche A Lender and each Tranche A Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Tranche A Lender’s Applicable Percentage of each LC Disbursement with respect to a Letter of Credit made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.7, or of any reimbursement payment required to be refunded to the Borrower for any reason in respect thereof. Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit, and such Tranche A Lender’s obligations under Section 2.7(e), are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Tranche A Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)           Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the same currency as the LC Disbursement not later than 2:00 p.m., New York City time, on the first Business Day immediately following the day that the Borrower receives notice that such LC Disbursement is made (or, if the Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that the Borrower receives such notice); provided, that (if the conditions of Sections 4.2(a), (b) and (d) are satisfied) the Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Borrowing under the applicable Tranche A Credit Facility under which the applicable Letter of Credit was issued, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Administrative Agent of the applicable LC Disbursement and the Administrative Agent shall promptly notify each Tranche A Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Tranche A Lender shall pay to the Administrative Agent its Applicable Percentage of the applicable Tranche A Credit Facility of the payment then due from the Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 12:00 p.m., New York City time, on the date such notice is received (or, if such Tranche A Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Tranche A Lenders and such Issuing Bank as their interests may appear. Any payment made by a Tranche A Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Tranche A Loans contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If any Tranche A Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Administrative Agent as provided above, such Tranche A Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.7(e) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the

Borrower, a rate per annum equal to the interest rate applicable to ABR Tranche A Loans and (ii) in the case of such Tranche A Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) and each Tranche A Lender’s obligations under paragraphs (d) and (e) of this Section 2.7 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) [reserved] or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.7, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that the provisions of this Section 2.7(f) shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to the Alternate Base Rate; provided, that, if the Borrower fails to reimburse such LC Disbursement, including by requiring that such payment be financed with an ABR Borrowing, pursuant to paragraph (e) of this Section 2.7, then Section 2.15(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.7 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Resignation or Replacement of Issuing Bank.  An Issuing Bank may resign upon 30          days’ prior written notice to the Borrower and the Administrative Agent. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees in respect of the Tranche A Credit Facility accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigned or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j)            Cash Collateralization.   If any Event of Default under clause  (i)  or  (ii)  of paragraph (f) of Section 7.1 with respect to the Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the Borrower, shall deliver cash collateral to the Administrative Agent, for the benefit of the applicable Lenders, an amount in cash equal to 105% of the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations (including related fees and expenses) of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be released by the Administrative Agent to be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and to pay all fees and expenses relating to Letters of Credit that were not otherwise paid when due and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within two Business Days after such Event of Default has been cured or waived (unless the Tranche A

Credit Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7.1).

(k)           Provisions Related to Extended Credit Commitments. If the Maturity Date in respect of any tranche of Tranche A Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Tranche A Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Tranche A Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Tranche A Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.7(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Tranche A Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Tranche A Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.7(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Tranche A Credit Commitments, the sublimit for Letters of Credit under any tranche of Tranche A Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Lenders.

2.8.         Funding of Borrowings.

(a)           (i) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the extent permitted hereunder, by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that (x) same-day ABR Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds in US Dollars by 2:00 p.m., New York City time, (y) Swingline Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds in US Dollars by 5:00 p.m., New York City time (except during any Dominion Period, in which case, 2:00 p.m.) on the date specified pursuant to Section 2.04(e) or (z) in the case of Mandatory Borrowings, no later than 1:00 p.m., New York City time on the date specified pursuant to Section 2.4(f) ; provided, further, that Tranche A Loans and FILO Loans to be made on the Closing Date shall be made not later than 1:00 p.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, as directed by the Borrower in the applicable Borrowing Request by (i) with respect to an ABR Borrowing, 3:00 p.m. on such proposed date and (ii) with respect to a Eurodollar Borrowing, by 11:00 a.m., New York City time, on such proposed date; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank; provide, further, that if, on the date of a Borrowing of Tranche A Loans (other than a Mandatory Borrowing), there are LC Disbursements or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Disbursements with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable

Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9.         Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as ABR Loans and if the Borrower requests a Borrowing of Eurodollar Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent of such election by telephone by (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           With respect to the Tranche A Loans, if the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall continue as a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Tranche A Lenders, so notifies the Borrower, then, with respect to the Tranche A Loans, so long as an Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)            With respect to the FILO Loans, if the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall continue as a Eurodollar Borrowing with an Interest Period of three months. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the FILO Required Lenders, so notifies the Borrower, then, with respect to the FILO Loans, so long as (A) an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.10.       Termination, Reduction or Reallocation of Commitments.

(a)           Unless previously terminated, (a) the Tranche A Credit Commitments shall terminate on the Tranche A Maturity Date and (b) the FILO Credit Commitments shall terminate on the Closing Date (after giving effect to the financing of FILO Loans on such date). The commitments of each Issuing Bank to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earlier to occur of (i) the termination of the Tranche A Credit Commitments and (ii) the date that is five Business Days prior to the applicable Maturity Date.

(b)           The Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Tranche A Credit Commitments under the Tranche A Credit Facility (or under any tranche of the Commitments); provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or the remainder of such Commitments) and (ii) in any event, the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Tranche A Credit Facility Exposure would exceed the Line Cap at such time.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Credit Commitments under any Facility (or any tranche thereof) pursuant to paragraph (b) of this Section 2.10 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.10 shall be irrevocable; provided, that a notice of termination of the Aggregate Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction. Any termination or reduction of the Commitments shall be permanent (but subject to any increase pursuant to Section 2.23). Each reduction of the Commitments under any Facility (other than any such reduction resulting from the termination of the Commitment of any Lender as provided in Section 2.21) shall be made ratably among the Lenders holding Commitments under such Facility.

2.11.       Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Tranche A Lender the then unpaid principal amount of each Tranche A Loan of such Lender on the applicable Maturity Date.

(b)           The FILO Loans of each FILO Lender shall be repaid in consecutive quarterly installments on the last day of each Fiscal Quarter of the Borrower, or if such day is not a Business Day, on the last Business Day of such fiscal quarter ending nearest to such date, commencing on October 3, 2018, each of which shall be in an aggregate annual amount equal to (i) $7.5 million in each of the first two years following the Closing Date, (ii) $15 million in the third year following the Closing Date and (iii) $20 million in the fourth year following the Closing Date; provided, that the final principal repayment installment of the FILO Loans repaid on the FILO Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all FILO Loans outstanding on such date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            In the event of any conflict between the accounts and records maintained by the Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g)           Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such

Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the applicable form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12.       Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (except as set forth in Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12; provided, that the FILO Loans may not be voluntarily prepaid in whole or in part unless the Payment Conditions have been satisfied.

(b)           Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12. Prepayments of FILO Loans shall be applied to the remaining scheduled installments as follows:

(i)            any mandatory prepayments of FILO Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments in direct order of maturity or as otherwise directed by the Borrower, and

(ii)           any optional prepayments of FILO Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by the Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c)           The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment (except in the case of a prepayment of Swingline Loans, which shall require no advance notice) (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. In the absence of notice from the Borrower to the Administrative Agent otherwise, voluntary prepayments shall be applied first to prepay the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Tranche A Loans. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon its Applicable Percentage or other applicable share provided for under this Agreement).

(d)           Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase FILO Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e)           In the event that, prior to the date that is the second anniversary of the Closing Date, the Borrower (i) makes any voluntary prepayment of the FILO Loans, (ii) enters into any amendment resulting in a Repricing Event (or the replacement of any Non-Consenting Lender pursuant to Section 2.21(a) in connection therewith) or (iii) makes any mandatory prepayment of FILO Loan pursuant to Section 2.14(a) or in connection with a Disposition of all or substantially all of the assets (or Capital Stock) of the Borrower, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable FILO Lenders, a prepayment premium of 1.00% of the aggregate principal amount of the FILO Loans so being prepaid, repaid or purchased or subject to any Repricing Event and outstanding immediately prior to such amendment.

(f)            Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the FILO Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding FILO Loans in negotiated open market purchases pursuant to Section 9.4(g) or pursuant to this Section 2.12(f) on the following basis:

(i)            Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the FILO Loans of a Class (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the FILO Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the FILO Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii)           In connection with any Auction, each FILO Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of FILO Loans which must be in increments of $1.0 million or in an amount equal to the FILO Lender’s entire remaining amount of such Loans (the “Reply Amount”). FILO Loan Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating FILO Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii)          Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided, that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase FILO Loans (or the respective portions thereof) from each FILO Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all FILO Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such FILO Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating FILO Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due;

(iv)          Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Administrative Agent other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a FILO Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of FILO Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted FILO Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower; and

(v)           The repurchases by any Purchasing Borrower Party of FILO Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all FILO Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI), (D) any FILO Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party and (E) the Payment Conditions are satisfied on a Pro Forma Basis.

2.13.       Fees.

(a)           The Borrower shall pay to the Administrative Agent for the account of each Tranche A Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage (or other applicable share provided for under this Agreement), a Facility Fee for the period from the Closing Date to but excluding the applicable Maturity Date (or such earlier date on which the Tranche A Credit Commitments shall have expired or terminated) which shall accrue at a rate equal to the Facility Fee Rate per annum on the daily average amount of the unused Tranche A Credit Commitments of such Tranche A Lenders; provided that for the purpose of calculating the Facility Fee, no Swingline Loans shall be deemed to be outstanding; provided, further, that if the Tranche A Credit Commitments are terminated on a day other than the first day of a Fiscal Quarter, then any such fee payable for the Fiscal Quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. The foregoing notwithstanding, in accordance with Section 2.23(c), the applicable lenders may consent to a different Facility Fee to be paid pursuant to the terms of any applicable Incremental Facility Amendment or Extension Offer. Accrued Facility Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date on which the Tranche A Credit Commitments terminate, commencing on the last Business Day of September 2018. All Facility Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Lender (other than any Defaulting Lenders) a participation fee with respect to its participations in Letters of Credit which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Tranche A Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Tranche A Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Letters of Credit. The Borrower agrees to pay to each Issuing Bank (for its own account) a fronting fee equal to a rate to be agreed between the Borrower and the relevant Issuing Bank (but in any event not to exceed a rate of 0.125% per annum) on the daily average amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of the Borrower during the period from and including the Closing Date to but excluding the later of the date of termination of the Tranche A Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees under this paragraph (b) shall be payable in US Dollars on the last Business Day of each March, June, September and December of each year and on the date on which the Tranche A Credit Commitments terminate, commencing on the last Business Day of September 2018; provided, that any such fees accruing after the date on which the Tranche A Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a 360 day year, with respect to participation fees or fronting fees in respect of Letters of Credit and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay (or cause to be paid) the fees with respect to the Facility described in the Fee Letter.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14.       Mandatory Prepayments. (a) Except with respect to Agent Advances that are not required to be repaid under Section 2.4(d), if for any reason, at any time the Tranche A Credit Facility Exposure exceeds the Tranche A Line Cap, the Borrower shall within one Business Day prepay the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Tranche A Loans and/or cash collateralize Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess.

(b)           At any time after the Tranche A Loans have been repaid in full, the Tranche A Credit Commitments have been terminated and there are no Letters of Credit outstanding (other than Letters of Credit cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank), if for any reason the FILO Credit Facility Exposure exceeds the FILO Borrowing Base, the Borrower shall within one Business Day prepay the FILO Loans in an amount equal to such excess.

(c)           Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class. No permanent reduction of Tranche A Credit Commitments will be required in connection with any prepayment pursuant to this Section 2.14.

(d)           In addition to any mandatory repayments pursuant to this Section 2.14, (i) all then outstanding Swingline Loans shall be repaid in full on the earlier of the fifth (5th) Business Day following the date of incurrence of such Swingline Loans and (y) the Swingline Expiry Date.

2.15.       Interest.

(a)           Subject to Section 9.16, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b)           At any time when a Specified Event of Default exists, the Borrower shall pay interest on any overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.15.

(c)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, with respect to Tranche A Loans, upon termination of the Tranche A Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Tranche A Loan that is not made in connection with the termination or permanent reduction of Tranche A Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)           All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the Prime Rate). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. In computing interest on any Loan, the day such Loan is made or converted to a Loan of a different Type shall be included and the date such Loan is repaid or converted to a Loan of a different type, as the case may be, shall be excluded. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)                                  Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.23 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

2.16.                     Alternate Rate of Interest.

(a)                                 If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including because the LIBO Rate is not available or published on a current basis) for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile or other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended, (ii) all such affected Loans shall be converted into ABR Loans on the last day of the then current Interest Period applicable thereto until the Borrower prepays such Loans in accordance with this Agreement, (iii) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (iv) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement after the Closing Date identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall propose an amendment to Lenders to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Any such amendment shall become effective (a) as to the Tranche A Credit Facility, upon obtaining written approval from the Required Tranche A Lenders and (b) as to the FILO Loans, upon obtaining written approval from the FILO Required Lenders. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16, only to the extent the LIBO Rate for such Interest Period is not available or published at such time on a current basis), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. In the event that such amendment approving an alternate rate of interest shall not become effective with respect to any Class, (i) there shall be no obligation of the Lenders of such Class to make Eurodollar Loans or Loans based on such alternate rate of interest, or to continue or convert outstanding Loans as or into Eurodollar Loans or Loans based on such alternate rate of interest, (ii) all such affected Loans shall be converted into ABR Loans on the last day of the then current Interest Period applicable thereto until the Borrower prepays such Loans in accordance with this Agreement, (iii) any Interest Election Request with respect to such Class that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or a Borrowing based on such alternate rate of interest shall be ineffective and (iv) with respect to the LIBO Rate component of Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended.

2.17.                     Increased Costs; Illegality. (a) If any Change in Law shall:

(i)                                     subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that the Administrative Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

(f)                                   Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender under this Section 2.17 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender notifies the Borrower of such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

2.18.                     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof), that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.19.                     Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by a Requirement of Tax Law. If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by a Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with such Requirement of Tax Law.

(b)                                 In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to such Administrative Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender or Issuing Bank that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation from a Lender) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US Federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised or updated documentation sufficient for the applicable Withholding Agent to confirm whether such Lender or Issuing Bank has complied with its respective obligations under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Each Lender and Issuing Bank shall severally (and not jointly) indemnify the Administrative Agent for the full amount of (i) any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.19(e)(ii), any amounts subsequently determined by a Governmental Authority to be subject to US Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Withholding Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to such Lender or such Issuing Bank from any other source against any amount due to the Administrative Agent under this Section 2.19(f).

(g)                                  If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such

Loan Party, upon the request of the Administrative Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or such Lender or Issuing Bank be required to pay any amount to a Loan Party pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h)                                 Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Tranche A Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20.                     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 2:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 3333 Peachtree Road, 4th Floor-East Tower, Atlanta, Georgia 30326, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in US Dollars. Any FILO Loans paid or prepaid may not be reborrowed.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as set forth on the Guarantee and Collateral Agreement, and, as to the Loans of a given Class, (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of

Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause economic, legal or regulatory disadvantage to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b)                                 If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Swingline Loans, Agent Advances and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) each Issuing Bank shall have received payment in an amount equal to such replaced Lender’s Applicable Percentage of any LC Disbursements relating to Letters of Credit issued by such Issuing Bank to the extent such amount was not theretofore funded by such replaced Lender (which at the time remains unreimbursed by the Borrower) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c)                                  If any Lender has (x) failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans (such Lender, a “Non-Consenting Lender”) or (y) elected not to participate in an Extension pursuant to Section 2.25 (such Lender, a “Non-Extending Lender”), and, in each case, with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes, as applicable, shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent or such Non-Extending Lender agrees to extend) to either (i) replace such

Non-Consenting Lender or such Non-Extending Lender by requiring such Non-Consenting Lender or such Non-Extending Lender, as applicable, to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the Borrower owing to such Non-Consenting Lender or such Non-Extending Lender, as applicable, being replaced shall be paid in full to such Non-Consenting Lender or such Non-Extending Lender, as applicable, concurrently with such assignment (including any amount owed pursuant to Section 2.18 if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender or such Non-Extending Lender, as applicable, a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment, the Borrower, such Non-Consenting Lender or such Non-Extending Lender, as applicable, and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent, the Swingline Lender and each Issuing Bank if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender or such Non-Extending Lender, such Non-Consenting Lender or such Non-Extending Lender, as applicable, will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender or such Non-Extending Lender, as applicable, receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the Borrower owing to such Non-Consenting Lender or such Non-Extending Lender, as applicable, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination or extension, or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Non-Consenting Lender or such Non-Extending Lender, as applicable, and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Non-Consenting Lender or such Non-Extending Lender, as applicable, as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents it being understood and agreed that any Lender that acts as the Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 8.9.

(d)                                 Each Lender or Issuing Bank agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender or Issuing Bank replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender or Issuing Bank hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s or Issuing Bank’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender or Issuing Bank, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender or Issuing Bank, to take any action and to execute any such Assignment and Assumption or other instrument that the

Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

(e)                                  Any Lender that acts as an Issuing Bank may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit.

(f)                                   The Lender that acts as the Administrative Agent (if any) cannot be replaced in its capacity as the Administrative Agent other than in accordance with Section 8.9.

2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, for so long as such Lender is a Defaulting Lender:

(a)                                 Facility Fees shall cease to accrue on the unfunded portion of the Tranche A Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, for so long as such Lender is a Defaulting Lender, the Aggregate Credit Commitments and the Aggregate Facility Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Majority Facility Lenders, or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (A)(1), (A)(2), (A)(3) or (A)(6) of Section 9.2(b) may be made without the consent of such Defaulting Lender.

(c)                                  if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then

(i)                                     all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Tranche A Credit Facility but only to the extent

(A) the sum of all non-Defaulting Lenders’ Tranche A Credit Facility Exposure plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Tranche A Credit Commitments and (B) the Tranche A Credit Facility Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Tranche A Credit Commitment of such non-Defaulting Lender;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following notice by the Administrative Agent, prepay such Swingline Exposure; and

(iii)                               if the Swingline Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section

2.13(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentage;

(d)                                 if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Tranche A Credit Facility but only to the extent (A) the sum of all non-Defaulting Lenders’ Tranche A Credit Facility Exposure plus such Defaulting Lender’s LC Exposure attributable to Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Tranche A Credit Commitments and (B) the Tranche A Credit Facility Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Tranche A Credit Commitment of such non-Defaulting Lender;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following notice by the Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank in accordance with Section 2.7(j) only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.1 for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by the Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.22(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentage;

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)                                  so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Tranche A Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein);

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the LC Exposure, as the case may be, of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Tranche A Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.23.                     Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur one or more increases in the Tranche A Credit Commitments (“Incremental Tranche A Commitments” or the “Incremental Facilities”); provided, that, upon the effectiveness of each Incremental Facility Amendment, no Default or Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to the contrary herein, without the consent of the Tranche A Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time, the sum of (i) $300 million (the “Incremental Fixed Amount”) plus (ii) the amount of all optional prepayments of Borrowings of Tranche A Loans in accordance with Section 2.12(a) to the extent such prepayments are accompanied by a permanent reduction in the Tranche A Credit Commitments in accordance with Section 2.10(b) so long as such prepayment is not funded with a concurrent incurrence of Indebtedness. All Incremental Tranche A Commitments shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $25.0 million (or in such lesser minimum amount agreed by the Administrative Agent); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities. For the avoidance of doubt, no incremental facilities in respect of the FILO Loans may be incurred.

(b)                                 Any Incremental Tranche A Commitment shall be on terms identical to the Tranche A Credit Commitments, including with respect to having the same Guarantors and being secured by the same Collateral on a pari passu basis with all other Obligations, and, for the avoidance of doubt, such Incremental Tranche A Commitment shall be deemed a Tranche A Credit Commitment pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Tranche A Commitments will not create a separate Facility and such Incremental Tranche A Commitments shall be deemed a part of the Tranche A Credit Facility), except with respect to structuring, upfront and arranger fees or other similar fees that may be agreed to among the Borrower and the Additional Lenders; provided, that if any financial maintenance covenant is added for the benefit of any Additional Lender providing an Incremental Tranche A Commitment, no consent shall be required of the Administrative Agent or any Lender to the extent such financial maintenance covenant is also added for the benefit of the Lenders of the then outstanding Loans.

(c)                                  Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Tranche A Commitments. Any Additional Lenders that elect to extend Incremental Tranche A Commitments shall be reasonably satisfactory to the Borrower, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent and each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than Holdings, the Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.23. In addition, if so provided in such Incremental Facility Amendment and with the consent of the Swingline Lender or the applicable Issuing Banks, as the case may be, participations in Swingline Loans or Letters of Credit, as the case may be, expiring on or after the Maturity Date shall be re-allocated from Lenders holding Commitments to Lenders holding Incremental Tranche A Commitments, be deemed to be participation interests in respect of such Incremental Tranche A Commitments and the terms of such participation interests (including the participation fees applicable thereto) shall be adjusted accordingly. No Lender shall be obligated to provide any Incremental Tranche A Commitments, unless it so agrees. Commitments in respect of any Incremental Tranche A Commitments shall become Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, (ii) the satisfaction or waiver on the date of the effectiveness of the Incremental Tranche A Commitments thereunder (each, an “Incremental Facility Closing Date”) of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”, and (iii) no Event of Default having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Group Members. Upon each increase in the Tranche A Credit Commitments pursuant to this Section 2.23, each Tranche A Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender in respect of such increase, and each such Additional Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Swingline Loans or Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Swingline Loans or Letters of Credit held by each Tranche A Lender (including each such Additional Lender) will equal the percentage of the Tranche A Credit Commitments of all Tranche A Lenders represented by such Tranche A Lender’s Tranche A Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Tranche A Commitment, the outstanding Tranche A Loans are held by the Lenders in accordance with their respective Applicable Percentages (after giving effect to the establishment of such Incremental Tranche A Commitment). The foregoing may be accomplished at the discretion of the Administrative Agent, following consultation with the Borrower, (A) by requiring the outstanding Tranche A Loans to be prepaid with the proceeds of a new Borrowing, (B) by causing non-increasing Tranche A Lenders to assign portions of their outstanding Tranche A Loans to new or increasing Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Administrative Agent and the Borrower, and any such prepayment or assignment shall be subject to Section 2.18 but shall otherwise be without premium or penalty. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence.

2.24.                     Cash Management.

(a)                                 The Borrower and each other Loan Party shall, along with the Administrative Agent and certain financial institutions selected by the Loan Parties, reasonably satisfactory to the Administrative Agent (the “Collection Banks”), enter into within 90 days after the Closing Date (or, if after the Closing Date, 90 days after the opening thereof) (or, in each case, such longer period as the Administrative Agent may reasonably agree), and thereafter maintain, separate Cash Management Control Agreements with respect to all deposit accounts (other than Exempt Accounts or the Asset Sales Proceeds Account). Each Loan Party shall cause (i) the Accounts of any Account Debtor (other than Medicare/Medicaid Account Debtors) to be remitted and collected by the applicable Collection Bank and deposited in the applicable Controlled Account of the applicable Loan Party and (ii) Medicare/Medicaid Account Debtors of the Loan Parties (or any paying agent thereof) to remit all payments to the Medicare/Medicaid Accounts with respect to all Accounts of such Medicare/Medicaid Account Debtor. All amounts received by any Loan Party and any Collection Bank, in respect of any Account (other than (x) cash received (and to be maintained) at a retail store in an amount necessary for the operation of such retail store in the ordinary course of business not to exceed $50,000,000 in the aggregate for all retail stores, (y) amounts received in respect of Accounts of Medicare/Medicaid Account Debtors and (z) cash and Cash Equivalents maintained in Exempt Accounts or the Asset Sales Proceeds Account), shall promptly upon receipt be deposited or swept into a Controlled Account.

(b)                                 So long as no Dominion Period then exists, the Loan Parties shall be permitted to withdraw cash and Cash Equivalents from Controlled Accounts. If a Dominion Period exists, all collected amounts held in the Controlled Accounts shall be applied as provided in Section 2.24(c).

(c)                                  Each Cash Management Control Agreement relating to a Controlled Account shall (unless otherwise reasonably agreed by the Administrative Agent) include provisions that allow, during any Dominion Period, for all collected amounts held in such Controlled Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Administrative Agent (each, an “Agent Deposit Account”). Subject to the terms of the respective Security Document, during any Dominion Period, all amounts received in an Agent Deposit Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order: (i) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent under any of the Loan Documents and to repay or prepay outstanding Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.4(d); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Lender and each Issuing Bank under any of the Loan Documents; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to each

Issuing Bank to repay (on a ratable basis) all outstanding unpaid LC Disbursements and all interest thereon; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Tranche A Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Banks and the Lenders under any of the Loan Documents; (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Tranche A Loans (whether or not then due and payable); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to the cash collateralization (on a ratable basis) of all LC Exposure in accordance with Section 2.7(j); (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the FILO Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent and the Lenders under any of the Loan Documents; (viii) eighth, to the extent all amounts referred to in preceding clauses (i) through (vii), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of FILO Loans (whether or not then due and payable); (ix) ninth, to the extent all amounts referred to in preceding clauses (i) through (viii), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Administrative Agent and the Lenders under any of the Loan Documents; and (x) tenth, to the extent all amounts referred to in preceding clauses (i) through (ix), inclusive, have been paid in full and so long as no Specified Event of Default then exists, to be returned to the Borrower for such its own account.

(d)                                 All costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Loan Parties.

(e)                                  If a Borrower or any other Loan Party shall establish any Asset Sale Proceeds Account pursuant to the requirements of Section 2.14(b) of the Term Loan Credit Agreement, the Borrower or such Loan Party shall, substantially concurrently therewith, enter into a Cash Management Control Agreement with respect thereto providing for a perfected Lien on such Asset Sale Proceeds Account in favor of the Administrative Agent that is junior in priority to the Lien on such Asset Sale Proceeds Account in favor of the Term Loan Administrative Agent.

2.25.                     Extensions of Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Tranche A Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Tranche A Credit Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Tranche A Credit Commitments and otherwise modify the terms of such Tranche A Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Commitments (and related outstandings)), with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions (each, an “Extension”, and each group of Commitments so extended, as well as the original Commitments of such Facility not so extended, being a “tranche”; any Extended Credit Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were extended), so long as the following terms are satisfied with respect to each applicable Facility: (i) except as to pricing (including interest rates, fees and funding discounts), and maturity (which shall be set forth in the relevant Extension Offer), the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Credit Lender”) extended pursuant to an Extension (an “Extended Credit Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings) (provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Tranche A Credit Commitments, (2) the permanent repayment of Loans with respect to, and termination of, Extended Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Credit Commitments and extended Loans shall be governed by the same assignment and participation provisions applicable to Tranche A Credit Commitments and Loans, and (4) at no time shall there be Commitments hereunder (including Extended Credit Commitments and any original Commitments) which have more than two different maturity dates), (ii) if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing. For the avoidance of doubt, the maturity of the FILO Loans may not be extended pursuant to this Section 2.25.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Tranche A Credit Commitments to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c)                                  No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof) and the Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Tranche A Credit Commitments so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.25 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). In addition, if so provided in such Extension Amendment and with the consent of the Swingline Lender or the applicable Issuing Banks, as the case may be, participations in Swingline Loans or Letters of Credit expiring on or after the Maturity Date shall be re-allocated from Lenders holding Commitments to Lenders holding Extended Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Credit Commitments, be deemed to be participation interests in respect of such Extended Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.25.

(e)                                  Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Credit Commitments, the Borrower may offer any Lender of a Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Commitments into such Class of Extended Credit Commitments; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Credit Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Credit Commitments, (iii) any Lender which elects to participate in such Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Extended Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Extended Credit Commitments.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders (including the Swingline Lender) and the Issuing Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of (i) Holdings, solely with respect to Sections 3.2, 3.3, 3.4, 3.5, 3.9, 3.10, 3.12, 3.13, 3.17, 3.18, 3.19 and 3.21 and (ii) the Borrower hereby represent and warrant to the Administrative Agent, each Lender and each Issuing Bank that:

3.1.                           Financial Condition.

(a)                                 The pro forma financial statements consisting of pro forma consolidated balance sheets of the Borrower and its subsidiaries and pro forma consolidated statements of income of the Borrower and its subsidiaries for the twelve month period ending on December 27, 2017, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet), or at the beginning of such period (in the case of the income statement) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith based on information available to the Borrower as of the date of delivery thereof and assumptions believed by the Borrower to be reasonable when made and at the time so furnished.

(b)                                 (i) The unaudited, consolidated balance sheets of the Borrower as of April 19, 2017, July 12, 2017 and October 4, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows (the “Interim Financial Statements”) and (ii) the audited, consolidated balance sheets of the Borrower as of December 30, 2015, December 28, 2016 and December 27, 2017 and the related consolidated statements of income, stockholders’ capital and cash flows, accompanied by the reports thereon of the Borrower’s independent auditors, copies of which have heretofore been furnished to the Administrative Agent, present fairly in all material respects the financial condition of the Borrower as at such date, and the results of its operations, changes in stockholders’ equity and cash flows for the respective Fiscal Years or quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein and, in the case of the Interim Financial Statements, subject to the absence of explanatory footnote disclosures and year-end adjustments) applied consistently throughout the periods involved (except as disclosed therein).

3.2.                            No Change. Since March 15, 2018, other than by virtue of the Chapter 11 Cases, the events and conditions related, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3.                            Corporate Existence; Compliance with Law. Each of Holdings and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than the Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4.                            Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including the corresponding filings under the Term Loan Documents) and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5.                            No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of Holdings or any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens or Liens created pursuant to the Loan Documents).

3.6.                            No Material Litigation. No litigation, actions or proceeding by or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against Holdings or any Group Member or against any of their properties or revenue (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7.                            Ownership of Property; Liens. Each of Holdings and each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except Permitted Liens.

3.8.                            Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) Holdings and each Group Member owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) in the three years prior to the date hereof, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property owned by Holdings, the Borrower or any other Group Member, nor does the Borrower know of any valid basis for any such claim; and (iii) the use of Company Intellectual Property by Holdings, the Borrower and the other Group Members does not infringe on the rights of any Person.

3.9.                            Taxes. Each of Holdings and each Group Member has timely filed or caused to be filed all US Federal and non-US income and all state and other Tax returns that are required to be filed and has timely paid or caused to be paid all US Federal and non-US income and all state and other Taxes levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, or such applicable accounting rules or standards, have been provided on the books of Holdings or any of the Group Members, as the case may be) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

3.10.                     Federal Reserve Board Regulations. No part of the proceeds of any Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries for any purpose that violates the provisions of the Regulations of the Board.

3.11.                     ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the two-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such two-year period, (iii) neither the Borrower nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of the Borrower, no Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).  The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

3.12.                     Investment Company Act. No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13.                    Restricted Subsidiaries.

(a)                                 The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Holdings as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Holdings and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b)                                 As of the Closing Date, Schedule 3.13(b) lists the Unrestricted Subsidiaries.

3.14.                     Use of Proceeds. Except as otherwise provided in, and subject to the limitations set forth in, Section 2.4(c), the proceeds of the Loans shall be used on the Closing Date (i) to pay the Transaction Costs and (ii) from time to time thereafter for general corporate and working capital purposes; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. The proceeds of Tranche A Loans shall be used during the period after the Closing Date and prior to the Tranche A Maturity Date for working capital and general corporate purposes. Letters of Credit (including the Existing Letters of Credit) shall be used solely to support payment and other obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

3.15.                     Environmental Matters. Other than exceptions to any of the following that would not, in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a)                                 each of the Borrower and each other Group Member: (i) is, and for the period of three (3) years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for any of its current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) is in compliance with all of its Environmental Permits;

(b)                                 there is and has been no Release or threatened Release of, or exposure to, Hazardous Materials at, on, under or in any real property now or, during the period in which the Borrower or any other Group Member was the owner, tenant or operator of any former property, real property formerly owned, leased or operated by the Borrower or any other Group Member, or at any other location (including any location to which Hazardous Materials have been sent by the Borrower or any other Group Member for re-use or recycling or for treatment, storage, or disposal), in each case, in a manner or in an amount that would reasonably be expected to give rise to the imposition of remedial obligations, additional mitigation measures or Environmental Liabilities on the Borrower or any other Group Member or interfere with their respective continued operations;

(c)                                  there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which the Borrower or any other Group Member is named as a party that is pending or, to the knowledge of the Borrower or Group Member, threatened in writing;

(d)                                 neither the Borrower nor any other Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any equivalent US state Environmental Law;

(e)                                  neither the Borrower nor any other Group Member has entered into or agreed to any consent decree, order, settlement agreement or similar agreement, or is subject to any judgment, decree or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under Environmental Law; and

(f)                                   neither the Borrower nor any other Group Member has assumed or retained by contract or to the Borrower’s knowledge, operation of law, or is otherwise subject to, any Environmental Liability.

3.16.                     Accuracy of Information, Etc. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any other Group Member to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information and information of a general economic, forward-looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward-looking statement, the Borrower represents only that it acted in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17.                    Security Documents.

(a)                                 The Guarantee and Collateral Agreement and each other Security Document (other than any Mortgages) executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and the delivery requirements of any Acceptable Intercreditor Agreement except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the

UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other filings as are specified by the Guarantee and Collateral Agreement have been completed, the Liens on the Collateral created by the Guarantee and Collateral Agreement, shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

(b)                                 Each of the Mortgages executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and when the Mortgages are filed or recorded in the offices of the official records of the county or in any other applicable registry office where the applicable Mortgaged Property is located, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents, including Permitted Liens).

3.18.                     Solvency. As of the Closing Date, after giving effect to the Transactions to be consummated on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

3.19.                    Sanctions; Anti-Bribery Laws; Anti-Terrorism, Money Laundering and Corruption Laws.

(a)                                 To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the International Emergency Economic Powers Act, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, the sanctions administered by Office of Foreign Assets Control of the US Treasury Department (“OFAC”), the US State Department, and any similar sanctions administered by any other relevant sanctions authority to whose jurisdiction Holdings or any Group Member is subject (“Sanctions”), and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries, directly or, to their respective knowledge, indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or in violation of Sanctions, the PATRIOT Act, the FCPA or Anti-Corruption Laws.

(b)                                 None of Holdings nor any Group Member nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Group Member, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or owned or controlled by such a person, (ii) is currently subject to or owned or controlled by any person subject to any Sanctions or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions; and none of Holdings or any Group Member will directly or, to Holdings’ or the Borrower’s knowledge, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person (x) for the purpose of funding or financing the activities of any Person currently subject to any Sanctions or (y) in any manner that would result in a violation by any Secured Party or Loan Party of any Sanctions.

3.20.                     Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with payment of wages or hours of work and (c) all payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.

3.21.                     EEA Financial Institutions. None of Holdings, the Borrower or any Group Member is an EEA Financial Institution.

3.22.                     Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

3.23.                     Borrowing Base Certificate. The calculation by the Borrower of the Tranche A Borrowing Base and FILO Borrowing Base in any Borrowing Base Certificate delivered to the Administrative Agent and the valuation thereunder is complete and accurate in all material respects as of the date of such delivery.

SECTION 4.  CONDITIONS PRECEDENT

4.1.                            Conditions to Closing Date. The agreement of each Lender and Issuing Bank to make the initial extension of credit requested to be made by it hereunder on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                 Loan Documents. The Administrative Agent shall have received this Agreement, the Guarantee and Collateral Agreement, the Subordination Agreement and the ABL Intercreditor Agreement, in each case, executed and delivered by each party thereto.

(b)                                 Refinancing. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial Borrowing under the Facilities.

(c)                                  Pro Forma Financial Statements; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statements and (ii) each of the financial statements referred to in Section 3.1(b).

(d)                                 Fees. All fees and expenses in connection with the Facilities (including reasonable and documented out-of-pocket legal fees and expenses) payable by Holdings or the Borrower to the Lenders, the Arrangers and the Administrative Agent on or before the Closing Date pursuant to the Fee Letter and the Commitment Letter (including the term sheets referred to therein) shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least three (3) Business Days prior to the Closing Date.

(e)                                  Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of Holdings with respect to the solvency of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(f)                                   Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C.

(g)                                  Other Certifications. The Administrative Agent shall have received the following:

(i)                                     a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii)                                  a copy of a certificate of the Secretary of State of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is duly organized and in good standing or in full force and effect under the laws of such jurisdiction (to the extent available in such jurisdiction); and

(iii)                               a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or other constitutive documents of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(h)                                 Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Weil, Gotshal & Manges LLP, Delaware, Texas and New York counsel to the Loan Parties,

(ii)                                  Burr & Foreman, LLP, Mississippi counsel to the Loan Parties and (iii) Rogers Towers, P.A., Florida counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(i)                                     Pledged Capital Stock; Stock Powers; Pledged Notes. To the extent delivery thereof is required under the applicable Security Document and the ABL Intercreditor Agreement, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated securities for purposes of Article 8 of the UCC), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note required to be delivered by the Loan Parties pursuant to any Security Document endorsed in blank or accompanied by an executed transfer form in blank by the pledgor thereof.

(j)                                    No Material Adverse Effect. Since March 15, 2018, other than by virtue of the Chapter 11 Cases, the events and conditions related, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents, there shall not have occurred any development or event, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(k)                                 Security Interests. The Security Documents, and UCC financing statements or other notices in respect thereof, shall have been delivered to the Administrative Agent and shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create and perfect the rights, Liens and security interests in the Collateral.

(l)                                     Know Your Customer and Other Required Information. The Administrative Agent and the Arrangers shall have received, no later than three (3) Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten (10) days prior to the Closing Date by the Administrative Agent and the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(m)                             Representations and Warranties. The representations and warranties set forth in Section 3 hereof and the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date; provided, that to the extent any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such date or for such period.

(n)                                 Default. No Default or Event of Default shall exist or would result from the consummation of the Transactions (including the making of any Loans on the Closing Date).

(o)                                 Confirmation Order; Consummation of the SEG Plan. On the Closing Date:

(i)                                     the Confirmation Order shall (A) be in full force and effect and (B) shall not have been reversed or vacated; and

(ii)                                  the SEG Plan Effective Date shall have occurred.

(p)                                 Closing Date Total Net Leverage. On the Closing Date, the Closing Date Total Net Leverage Ratio shall not exceed 3.50:1.00.

(q)                                 Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.6.

(r)                                    The Administrative Agent shall have received a Borrowing Base Certificate with respect to the Fiscal Period ended May 16, 2018.

(s)                                   After giving effect to the Transactions, Excess Availability shall be no less than an amount equal to $100 million.

4.2.                            Conditions to Each Post-Closing Extension of Credit. The obligation of each Lender and Issuing Bank to make any extension of credit requested to be made by it hereunder on any date (other than (w) the initial extensions of credit on the Closing Date, (x) Agent Advances, (y) any conversion of Loans to the other Type or a continuation of Eurodollar Loans or (z) any amendment, modification, renewal or extension of a Letter of Credit that does not increase the face amount of such Letter of Credit) is subject to the satisfaction of the following conditions precedent (except as otherwise expressly set forth in Section 2.23):

(a)                                 Representations and Warranties. Each of the representations and warranties made by any Loan Party in, or pursuant to, the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”.

(b)                                 No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  Borrowing Notice; Letter of Credit Request. Delivery of a Borrowing Request pursuant to Section 2.6 or a request for the issuance of a Letter of Credit pursuant to Section 2.7(b), as applicable.

(d)                                 Borrowing Base Limitations. After giving effect thereto (and the use of the proceeds thereof) the Tranche A Credit Facility Exposure would not exceed the Tranche A Line Cap at such time.

(e)                                  Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.  AFFIRMATIVE COVENANTS

So long as any Commitments remain in effect, any undrawn or unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.7(j) or otherwise backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall and shall cause each of the Restricted Subsidiaries to (and solely with respect to Sections 5.3, 5.4, 5.9, and 5.11, Holdings shall):

5.1.                           Financial Statements.  Furnish to the Administrative Agent for further delivery to each Lender:

(a)                                 within 105 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception, explanatory paragraph as to the scope of the audit or as to an emphasis of matter paragraph (other than any such qualification, exception or explanatory paragraph or emphasis of matter that is solely with respect to, or resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), by an independent certified public accountant of nationally recognized standing (such report, a “Satisfactory Auditor’s Report”);

(b)                                 within 55 days (or 75 days with respect to the Fiscal Quarter ending July 11, 2018) after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)                                  together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements; and

(d)                                 within ten Business Days after the required delivery of the consolidated financial statements referred to in Section 5.1(a) and Section 5.1(b) above (commencing with the Fiscal Quarter ending July 11, 2018), a conference call (which may be password protected) to discuss such statements and the results of operations for the relevant reporting period (with the time and date of such conference call, together with all information necessary to access the call, to be provided to the Administrative Agent no fewer than three Business Days prior to the date of such conference call, for posting on the Platform).

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity that directly or indirectly owns all of the Capital Stock of the Borrower or (B) the Borrower’s (or such Parent Entity’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a Satisfactory Auditor’s Report.

5.2.                            Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (f) or (g), to the relevant Lender:

(a)                                 concurrently with the delivery of any financial statements pursuant to Sections 5.1(a), 5.1(b) and 5.2(j) (or the annual or quarterly financial statements or Form 10-K or 10-Q, as applicable, referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) a Compliance Certificate and (iii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), to the extent any changes have occurred since the most recently delivered Perfection Certificate (or, prior to the delivery of the initial Perfection Certificate, the Closing Date) an updated Perfection Certificate, signed by a Responsible Officer of the Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date);

(b)                                 as soon as available, and in any event no later than 90 days after the end of each Fiscal Year of the Borrower, a consolidated budget for the Fiscal Year immediately succeeding such Fiscal Year, setting forth a forecasted balance sheet, income statement and capital expenditures of the Borrower and its Restricted Subsidiaries for the four Fiscal Quarters comprising the period covered thereby (including a description of any material change in accounting policies from the previous Fiscal Year);

(c)                                  Commencing with the Fiscal Period ending May 16, 2018 (i) unless clause (ii) below applies, not later than 5:00 p.m. (New York time) on or before the 15th Business Day of each Fiscal Period, (ii) during any period in which a Weekly Reporting Period is in effect, not later than 5:00 p.m. (New York time) on or before the fifth Business Day of each week, (iii) at the Borrower’s discretion, at the time of the consummation of a Permitted Acquisition (including, if applicable, a calculation of any Acquired Asset Borrowing Base) and (iv) at the time of the consummation of a sale or other Disposition of Borrowing Base assets (including the sale of the capital stock of any Loan Party or any Subsidiary ceasing to be a Loan Party, in either case, to the extent any such entity owns any Borrowing Base assets) or the receipt of insurance proceeds in connection with any Eligible Pharmacy Inventory or Eligible Retail Inventory constituting Borrowing Base assets that would result in any Borrowing Base (as set forth in the Borrowing Base Certificate most recently delivered to the Administrative Agent) being decreased by more than 10.0 % as a result of such sale or Disposition (other than any Disposition of cash or Inventory in the ordinary course of business or consistent with past practice), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations in reasonable detail) substantially in the form of Exhibit L (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(d)                                 One time in each Fiscal Year (or, if Excess Availability is less than the greater of (A) 15.0% of the Line Cap or (B) $80 million, two times in each Fiscal Year), or, in the case of either sub-clause (x) or (y), at any time that any Event of Default exists, as often as the Administrative Agent reasonably requests (x) an appraisal of the Inventory and Pharmacy Scripts of the Loan Parties and (y) a collateral examination of the Inventory, Pharmacy Scripts, Accounts and related accounts of the Loan Parties, in each case, in scope and form, and conducted by the Administrative Agent or from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Borrower. The Administrative Agent shall deliver to each Lender, within five days of receipt thereof, each final report delivered to the Administrative Agent pursuant to this clause (d);

(e)                                  within ten days after the same are sent or made available, copies of all reports that Holdings or any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that Holdings or any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that the Borrower shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto;

(f)                                   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;

(g)                                  promptly upon the reasonable request therefor, such other certificates and information (including related to insurance) or documents (financial or otherwise) relating to any Loan Party or any Restricted Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature);

(h)                                 two (2) Business Days after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof, notice of the commencement of a Dominion Period or a Compliance Period;

(i)                                     promptly inform the Administrative Agent if a Credit Party or any of its Restricted Subsidiaries obtains any notice regarding the existence of any Lien on, or trust over, any of the Collateral arising under PACA and promptly provide the Administrative Agent with a copy of such notice;

(j)                                    within thirty (30) days after the end of each Fiscal Period of Holdings (other than a Fiscal Period that ends on the last day of a Fiscal Quarter) during a Dominion Period, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Period and the related consolidated statements of income and statement of cash flows for such Fiscal Period and for the elapsed portion of the Fiscal Year ended on the last day of such Fiscal Period, in each case setting forth comparative figures for the corresponding Fiscal Period in the prior Fiscal Year, all of which shall be certified by a Responsible Officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;

(k)                                 (A) Promptly (x) upon the request of the Administrative Agent or (y) upon the occurrence of an Event of Default, in each case, for the Fiscal Period ended at least fifteen (15) Business Days prior to the date of such request or occurrence and (B) during the continuance of an Event of Default, within fifteen (15) Business Days of the end of each Fiscal Period ending during such continuance: (i) an Inventory report with respect to the Loan Parties (other than Holdings) by type, location and department as of the last day of such Fiscal Period (and including the amounts of Inventory and value thereof at any leased locations and at premises of warehouses, consignees, processors or other third parties); (ii) a shrink reserve roll-forward report with respect to the Loan Parties (other than Holdings) as of such day; (iii) an updated pharmacy prescription filled count by period report with respect to the Loan Parties (other than Holdings) as of the last day of such period and with detail sufficient to permit the preparation of any updated Inventory appraisal; (iv) a detailed aged trial balance as of the last day of such Fiscal Period showing pharmacy and related Accounts and a detailed summary of all Accounts indicating which Accounts are thirty (30), sixty (60) and ninety (90) days past due and listing the names of all Account Debtors, (v) a detailed listing and a detailed summary of the Loan Parties’ (other than Holdings) accounts payable, and (vi) a reconciliation of Accounts, accounts payable and inventory to the financial statements delivered pursuant to clauses (a) and (b) of Section 4.1 and to the Borrowing Base Certificate delivered pursuant to clause (c) of this Section 5.2 (for each Fiscal Period which is the last Fiscal Period of a Fiscal Quarter); in each case accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent;

(l)                                     within ten (10) Business Days (i) after the C&S Agreement is terminated or amended in a manner that is materially adverse to Holdings, the Borrower or any Restricted Subsidiary, as the case may be, or (ii) any new supply agreement is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such supply agreement), and an explanation of any actions being taken with respect thereto if requested by the Administrative Agent; and

(m)                             promptly (but in any event within three (3) Business Days’ of receipt thereof), inform the Administrative Agent if any Loan Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 5.5.

5.3.                            Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4.                            Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted under Section 6.4 and except (other than in the case of the preservation of existence of Holdings and the Borrower) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations (other than obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA and the PATRIOT Act) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5.                            Maintenance  of  Property;  Insurance.   (a)  (i) Except  as  would  not  have  or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies the Borrower believes to be financially sound and reputable insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b)                                 Within 15 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the date hereof (subject to Section 5.14) cause the Administrative Agent to be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, business interruption, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Loan Party, and the Administrative Agent shall be named as lender’s loss payee on all property and casualty insurance policies of such Loan Party with respect to Collateral.

(c)                                  If at any time a Mortgaged Property is located in a “special flood hazard area” as identified in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall obtain (or cause to be obtained) flood insurance covering the improvements and contents of such Mortgaged Property in an amount that is necessary to cover the estimated probable maximum loss or such other amount as the Administrative Agent may from time to time reasonably require and which flood insurance shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Insurance Laws.

5.6.                            Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries and made in a manner to allow financial statements to be prepared in conformity with GAAP and all material applicable Requirements of Law which reflect all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect any of its properties and examine and, at the Borrower’s reasonable expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Holdings and the Group Members with officers and employees of Holdings and the Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per Fiscal Year. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, neither Holdings nor any Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. For the avoidance of doubt, this Section 5.6 does not govern field examinations or inventory appraisals, which are governed by Section 5.2(d) and no inspections, pursuant to this Section 5.6 shall be duplicative of any visits pursuant to Section 5.2(d).

5.7.                            Notices.   Promptly after (or, in the case of (i) clause (a),  within 5 days and (ii) clauses (b) and (c), within 15 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c)                                  any other development or event that has or would reasonably be expected to have a Material Adverse Effect; and

(d)                                 any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the relevant Group Member proposes to take with respect thereto.

5.8.                            Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws and obtain, maintain and comply with any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened release of hazardous materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9.         Additional Collateral, Etc.

(a)           Subject to Section 5.9(d), with respect to any personal Property (other than Excluded Assets) acquired or created (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party, no later than the later of (x) 55 days following the acquisition or creation of such Property and (y) the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents or such later date as may be reasonably agreed by the Administrative Agent), (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or Perfection Certificate or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions reasonably necessary (as determined by the Borrower in good faith) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents, including the filing of UCC financing statements as may be required by the Security Documents.

(b)           With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party or which no longer constitutes an Excluded Asset under clause (ii)(c) of the definition thereof, as soon as reasonably practicable and in any case on or prior to 120 days after such acquisition or failure to constitute an Excluded Asset or, in each case, such later date as the Administrative Agent shall reasonably agree (i) execute and deliver a first priority Mortgage (subject to the ABL Intercreditor Agreement and Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Administrative Agent for the benefit of the Secured Parties with (A) a title insurance policy with extended coverage covering such real property in an amount equal to the then-applicable fair market value of such real property as well as (B) a current ALTA or equivalent survey thereof, together with a customary surveyor’s certificate, if such survey is reasonably requested by the Administrative Agent; provided, that no survey shall be required in connection with any Mortgage for which the Loan Parties deliver a title insurance policy that does not contain a general exception for matters that would be shown by a survey, (iii) deliver to the Administrative Agent legal opinions of local counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located in form and substance reasonably acceptable to the Administrative Agent and its counsel, and (iv) if such Mortgaged Property is required to be insured pursuant to Flood Insurance Laws because improvements on such Mortgaged Property are located in an area which has been identified by the director of the Federal Emergency Management Agency as a “special flood hazard area”, provide to the Administrative Agent (A) evidence of a policy of flood insurance that (1) covers such improvements and (2) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements and the content thereof as reasonably determined) (and which flood insurance shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Insurance Laws); (B) a “life-of-loan” flood zone determination and any other documents requested by the Administrative

Agent in advance of executing a Mortgage and (C) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c)           With respect to (x) any new Restricted Subsidiary that would constitute a Subsidiary Guarantor within the meaning of that term created, designated or acquired after the Closing Date (other than an Excluded Subsidiary) or (y) any previous Excluded Subsidiary that ceases to constitute an Excluded Subsidiary pursuant to the definition of such term (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by the Borrower to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the later of (x) 45 days following the date on which such Person constitutes a Subsequent Required Guarantor and (y) the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date such Person becomes a Subsequent Required Guarantor (or such later date as may be reasonably agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent a Perfection Certificate with respect to each such Subsequent Required Guarantor (which Perfection Certificate shall be deemed to supplement the Perfection Certificate delivered on the Closing Date or most recently delivered pursuant to Section 5.02(a)) and such amendments to the Security Documents as the Administrative Agent reasonably deems necessary to cause such Subsequent Required Guarantor to become a Guarantor under the Guarantee and Collateral Agreement and grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the assets of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (ii) deliver to the Administrative Agent (x) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC together with undated stock powers, in blank, to the extent necessary to perfect the Administrative Agent’s security interests therein, and (y) any note or instrument in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the Security Documents (and in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law), (iii) cause such Subsequent Required Guarantor to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the applicable IP Office, if required, and the filing of UCC financing statements, as applicable, in such jurisdictions as may be required by the Security Documents and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above of the type delivered on the Closing Date.

(d)           Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) except as set forth in clause (iii) below, no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or similar central filing office) of the relevant State or elsewhere as required by the Uniform Commercial Code and (2) filings in the applicable IP Offices with respect to Intellectual Property as expressly required in the Security Documents, (B) Mortgages in respect of Mortgaged Properties to be filed in the applicable recording or registry office(s) of the counties in which the Mortgaged Property is located (and, if required or customary in the jurisdiction where such Mortgaged Properties are located, fixture filings) and (C) subject to any Acceptable

Intercreditor Agreement, delivery to the Administrative Agent of all certificates evidencing Capital Stock required to be delivered in order to perfect the Administrative Agent’s security interest therein, and intercompany notes and other instruments (including the Subordinated Intercompany Note) to be held in its possession, in each case as expressly required in the Security Documents, (iii) no Loan Party shall be required to (A) deliver control agreements or (B) otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to deposit accounts, securities accounts and commodities accounts), other than (x) as described in clause (ii)(C) above or (y) as required by Section 2.24 and (iv) other than in the case of any Discretionary Guarantor that is a Foreign Subsidiary, no Loan Party shall be required to take any action (other than the actions listed in clause (ii)(A) or (C) above) with respect to any assets located outside of the United States in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States.

5.10.       Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 3.14 and not in contravention of Section 3.19.

5.11.       Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12.       Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and the Borrower shall use commercially reasonable efforts to cause the FILO Credit Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).

5.13.       Designation of Subsidiaries.

(a)           The Borrower may at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary by written notice to the Administrative Agent; provided, that immediately before and after such designation, (i) no Event of Default shall have occurred and be continuing, (ii) immediately before and after such designation, the Payment Conditions shall be satisfied.

(b)           The designation of any Discretionary Guarantor as an Excluded Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein as determined in good faith by the Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any

Unrestricted Subsidiary being redesignated as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, upon such redesignation the Borrower shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the Borrower’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

5.14.       Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Administrative Agent may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

5.15.       Modification of Certain Agreements.

(a)           Not amend, modify or change any Organizational Document of any Loan Party, in each case, in any manner that is materially adverse to the interests of the Lenders taken as a whole, as it relates to the Collateral or any guarantees, in each case, as required under this Agreement or the Guarantee and Collateral Agreement, in each case, as reasonably determined in good faith by the Borrower (unless approved by the Administrative Agent); provided, that any amendment, modification or change to the Organizational Documents of any Loan Party to effectuate a change in form of entity or organization or any other transaction permitted by Section 6.5 shall be permitted, subject to the requirements under the Guarantee and Collateral Agreement.

(b)           Not amend, restate, amend and restate, supplement, replace, refinance, restructure or otherwise modify the C&S Documents or waive any provision thereof, if the effect thereof is to make any changes or additions (A) in a manner that is materially more restrictive taken as a whole with all such changes or additions or make any other amendment thereof or change thereto, if the effect of such amendment or change with all other amendments or changes made, is to increase materially the obligations of the obligors thereunder or to confer any additional rights on C&S that would be adverse in any material respect to the Administrative Agent or any other Secured Party or (B) to any payment or economic provisions in any C&S Document that accelerates or shortens the time period for which payments are required to be made under such C&S Documents or increases any penalties, fees or interest payable under the C&S Documents.

5.16.       Inventory. With respect to the Inventory:

(c)           each Loan Party will at all times maintain, and cause each of its Restricted Subsidiaries to maintain, correct and accurate (in all material respects) records of the kind, type and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto:

(d)           each Loan Party will (i) conduct cyclical counts of its Inventory, provided it conducts a physical count of its Inventory at each store at least once per Fiscal Year, and (ii) upon the reasonable request of the Administrative Agent made in its Permitted Discretion, conduct, and cause each of its Restricted Subsidiaries to conduct, a physical count of the Inventory, and, in each case, promptly following such physical inventory count shall supply the Administrative Agent with a report in the form and with such specificity as may be reasonably satisfactory to the Administrative Agent concerning such physical count;

(e)           no Loan Party will sell, and will not permit any of its Restricted Subsidiaries to sell, Inventory to any customer on approval, or any other basis outside the ordinary course of business which entitles the customer to return (except for the rights of customers for Inventory which is defective or non-conforming) or may obligate any Loan Party to repurchase such Inventory; and

(f)            each Loan Party will keep, and will cause each of its Restricted Subsidiaries to keep, the Inventory (other than any immaterial portion thereof) in good and marketable condition (damage by any casualty event excepted).

5.17.       Pharmacy Scripts. With respect to the Pharmacy Scripts:

(a)           each Loan Party will at all times maintain, and cause each of its Restricted Subsidiaries to maintain, the Pharmacy Scripts in a manner consistent with all Requirements of Law in all material respects, which files and records related thereto shall be correct and accurate in all material respects;

(b)           each Loan Party will at all times maintain, and cause each of its Restricted Subsidiaries to maintain any physical Pharmacy Scripts at a location of any Loan Party and any electronic Pharmacy Scripts on an electronic storage device accessible at a location of a Loan Party, except (x) with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and (y) for transfers of Pharmacy Scripts (i) in the ordinary course of its business (including at the request of customers with respect to such customer’s own Pharmacy Scripts) and (ii) in connection with the closing or disposition of any store or stores or the closing of any pharmacy;

(c)           each Loan Party will use, store and maintain, and cause each of its Restricted Subsidiaries to use, store and maintain, the Pharmacy Scripts with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable Requirements of Law (including the requirements under HIPAA) in all material respects;

(d)           each Loan Party will ensure that there are no limitations or restrictions on the rights of Holdings or any of its Restricted Subsidiaries to sell, transfer or otherwise assign the Pharmacy Scripts (other than any immaterial portion thereof) to any third party so long as (i) such third party has the licenses required under applicable state law to operate a pharmacy and sell products subject to a prescription and (ii) such assignment or transfer complies with federal and state laws governing the transfer of medical records;

(e)           each Loan Party assumes, and will cause each of its Restricted Subsidiaries to assume, all responsibility and liability arising from or relating to the use of prescriptions and the maintenance and use of the Pharmacy Scripts, and

(f)            each Loan Party will keep, and cause each of its Restricted Subsidiaries to keep, the Pharmacy Scripts (other than any immaterial portion thereof) in good and marketable condition.

SECTION 6.  NEGATIVE COVENANTS

The Borrower hereby agrees (and, solely with respect to Section 6.12, Holdings agrees) that, so long as any Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with the requirements of Section 2.7(j) or backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall not (and solely with respect to Section 6.12, Holdings shall not), and shall not permit any of the Restricted Subsidiaries of the Borrower to:

6.1.         Financial Covenant.

(a)           During each Compliance Period, the Borrower shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements have been delivered or were required to be delivered to the Lenders pursuant to Section 5.1(a) or (b) to be less than 1.00:1.00, or (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending thereafter until termination of such Compliance Period to be less than 1.00:1.00.

(b)                                 Financial Cure.

(i)            Notwithstanding anything to the contrary contained in this Agreement (including Section 7), in the event the Borrower fails to comply with the requirements of the Financial Covenant on the last day of any Fiscal Quarter (a “Test Date”), during the period beginning on the first day following the Test Date until the expiration of the tenth Business Day (the “Anticipated Cure Deadline”) subsequent to the date the Compliance Certificate to be delivered pursuant to Section 5.2(a) is required to be delivered with respect to such Fiscal Quarter, Holdings shall have the right to issue Capital Stock or obtain a contribution to its common equity, in each case, for cash and such amount to be contributed by Holdings to Borrower by way of a contribution to the common capital or issuance of Qualified Capital Stock (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(ii)           Consolidated EBITDA shall be increased, solely for such Fiscal Quarter (and any four Fiscal Quarter-period that includes such Fiscal Quarter), solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(iii)          if, after giving effect to the foregoing calculations, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant Test Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement as of the applicable Test Date and shall be deemed to have never existed.

(iv)          Notwithstanding anything herein to the contrary (i) in each four-consecutive-Fiscal-Quarter period there shall be at least two Fiscal Quarters with respect to which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the Borrower to comply with the Financial Covenant as of the relevant Test Date, (iv) no Indebtedness repaid with the Cure Amount shall be deemed repaid for purposes of recalculating the Financial Covenant during the period in which the Cure Amount is included in the calculation of Consolidated EBITDA (it being understood that Indebtedness repaid with the Cure Amount shall be deemed repaid for all other purposes under this Agreement, (v) the Cure Amount shall not be included in Unrestricted Cash for purposes of calculating any leverage ratios during the Fiscal Quarter for which the Cure Amount is made), and (vi) except to the extent of any reduction in Indebtedness from such proceeds contemplated by the parenthetical in clause (iv), the Cure Amount shall be disregarded for calculating Consolidated EBITDA for all other purposes of this Agreement (including determining financial ratio-based conditions (subject to the terms of clause (iv) above) or basket amounts).

(c)           Upon the Administrative Agent’s receipt of a notice from Holdings that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the Anticipated Cure Deadline to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any other Secured Party shall exercise the right to accelerate payment of the Loans and neither the Administrative Agent nor any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral, in each case solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1(c) due to failure by the Borrower to comply with the requirements of the Financial Covenant for the applicable period.

6.2.         Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility and Extended Credit Commitments);

(b)                                 intercompany Indebtedness permitted pursuant to Section 6.7;

(c)           Indebtedness consisting of (A) (i) Capital Lease Obligations, (ii) other financing obligations disclosed in the Interim Financial Statements related to any Sale and Leaseback Transaction consummated prior to the Closing Date, (iii) Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is a Permitted Sale Leaseback, or (iv) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect thereof, in each case, outstanding on the Closing Date; provided, however, that the aggregate amount of all such Indebtedness incurred after the Closing Date at any one time outstanding shall not exceed the greater of $50.0 million and 15% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note (or, to the extent customary under applicable Requirements of Law, such other customary note or debt instrument) and subordinated to the Obligations on the terms set forth therein;

(e)           Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by the Borrower or any Restricted Subsidiary of obligations (other than in respect of Indebtedness for borrowed money) of (w) the Borrower, (x) any Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Borrower and its Restricted Subsidiaries or (z) any joint venture of the Borrower or any Restricted Subsidiary, (ii) of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted to be incurred by the Borrower or any Restricted Subsidiary, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of the Borrower or any Restricted Subsidiary in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), (x) if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be required to be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness and (y) no Guarantee Obligations, letter of credit, indemnities (including through cash collateralization), surety bond, performance bond or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted pursuant to such clause unless such Restricted Subsidiary is or shall become a Subsidiary Guarantor (it being understood that this proviso shall not prohibit such obligations to the extent incurred under another section of this Section 6.2) and (B) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnities (including through cash collateralization), surety bond, performance bonds or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party must be permitted as an Investment in such Person pursuant to Section 6.7;

(f)            any other Indebtedness not to exceed the sum of (1) at the time of incurrence, an amount equal to the aggregate amount of Incremental Term Loans (as defined in the Term Loan Credit Agreement as in effect on the date hereof) that could be incurred as Dollar Basket Incremental Debt (as defined in the Term Loan Credit Agreement as in effect on the date hereof) at such time (it being understood that this clause (f)(1) shall be reduced by any Incremental Facilities (as defined in the Term Loan Credit Agreement) or any Incremental Equivalent Debt that constitute Dollar Basket Incremental Debt (as defined in the Term Loan Credit Agreement as in effect on the date hereof)) and (2) additional amounts so long as (x) in the case of Indebtedness that is secured by a Lien on any Collateral, the Secured Net Leverage Ratio does not exceed (A) 3.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Secured Net Leverage Ratio as of the Relevant Reference Period; provided, that if such Indebtedness is secured by a Lien on any ABL Priority Collateral that is pari passu with the Liens securing the Initial Term Loan Facilities then the ratio test provided in this clause (x) shall instead be that the First Lien Net Leverage Ratio does not exceed (A) 2.25:1.00 or (B) in the case of any such Indebtedness incurred pursuant to this clause (f) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the First Lien Net Leverage Ratio as of the Relevant Reference Period and (y) in the case of Indebtedness that is unsecured or secured by Property of any Non-Loan Party Subsidiary, the Total Net Leverage Ratio does not exceed either (A) 3.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Total Net Leverage Ratio as of the Relevant Reference Period, in each case determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Indebtedness); provided, that (i) solely for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio for purposes of permitting the incurrence of Permitted Ratio Debt pursuant to this clause (f), the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Permitted Ratio Debt (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio); provided, further, that (1) no Permitted Ratio Debt shall have a final maturity date earlier than the then Latest Maturity Date, (2) no Event of Default (or, in connection with any Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing or would result from the incurrence of such Permitted Ratio Debt and (3) the aggregate principal amount of Permitted Ratio Debt incurred by Non-Loan Party Subsidiaries pursuant to this Section 6.2(f) shall not at any time outstanding exceed the greater of $50.0 million and 15% of Consolidated EBITDA for the Relevant Reference Period (the Indebtedness incurred pursuant to this clause (f) being, “Permitted Ratio Debt”); provided, further, any Permitted Ratio Debt incurred in reliance on clause (1) above may be reclassified as the Borrower elects from time to time as incurred in reliance on clause (2) if the Borrower is able to satisfy the applicable incurrence test in respect of clause (2) at such time on a Pro Forma Basis;

(g)           Indebtedness of any Group Member or of any Person that becomes a Restricted Subsidiary, in each case to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 not to exceed, at any time outstanding, the sum of (1) the greater of $50.0 million and 15% of Consolidated EBITDA for the Relevant Reference Period and (2) additional amounts so long as (x) in the case of Indebtedness that is secured by a Lien on any Collateral, the Secured Net Leverage Ratio does not exceed 3.00:1.00; provided, that if such Indebtedness is secured by a Lien on any ABL Priority Collateral that is pari passu with the Liens securing the Initial Term Loan Facilities than the ratio test provided in this clause (x) shall instead be that the First Lien Net Leverage Ratio does not exceed 2.25:1.00, and (y) in the case of Indebtedness that is unsecured or secured by any Property of Non-Loan Party Subsidiary, the Total Net Leverage Ratio does not exceed 3.00:1.00; provided, that solely for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio for purposes of permitting the incurrence of Permitted Assumed Debt pursuant to this clause (g), the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Permitted Assumed Debt (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio); provided, further, that (1) such Indebtedness exists at the time the acquired Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired, (2) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenant for the Relevant Reference Period after giving effect to the incurrence of any such Permitted Assumed Debt, and (3) the aggregate principal amount of Permitted Assumed Debt incurred by Non-Loan Party Subsidiaries pursuant to this Section 6.2(g) shall not exceed, at any time outstanding, the greater of $50.0 million and 15% of Consolidated EBITDA for the Relevant Reference Period (the Indebtedness incurred pursuant to this clause (g) being, “Permitted Assumed Debt”); provided, further, any Permitted Assumed Debt incurred in reliance on clause (1) above may be reclassified as the Borrower elects from time to time as incurred in reliance on clause (2) if the Borrower is able to satisfy the applicable incurrence test in respect of clause (2) at such time on a Pro Forma Basis;

(h)           Indebtedness under the Term Loan Documents in an aggregate principal amount not to exceed $700.0 million;

(i)            Indebtedness consisting of promissory notes issued by the Borrower or any other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of the Borrower (or any Parent Entity) to the extent such purchase or redemption is permitted under Section 6.6(b)(i);

(j)            Indebtedness in respect of Cash Management Services, Cash Management Obligations or Cash Management Obligations (as defined in the Term Loan Credit Agreement as in effect on the date hereof), in each case in the ordinary course of business, and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k)           to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder and in an aggregate amount not to exceed, at any time outstanding, the greater of $35 million and 10% of Consolidated EBITDA for the Relevant Reference Period;

(l)            Indebtedness of Foreign Subsidiaries in an aggregate principal amount (for all Foreign Subsidiaries that incur Indebtedness under this clause (l)) not to exceed at any time the sum of (1) the greater of (A) $20 million and (B) 6% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof;

(m)          (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n)           Indebtedness in respect of Hedge Agreements, Specified Hedge Agreements or Specified Hedge Agreements (as defined in the Term Loan Credit Agreement as in effect on the date hereof) entered into not for speculative purposes;

(o)           additional Indebtedness in an aggregate principal amount not to exceed at any time the greater of (A) $75 million and (B) 22.5% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof;

(p)           (i) Permitted Term Loan Refinancing Indebtedness, (ii) Incremental Equivalent Debt, (iii) Permitted Debt Exchange Notes, (iv) any Refinancing Indebtedness in respect of any of the foregoing and (v) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q)           Indebtedness representing deferred compensation or similar obligations to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(r)            Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.7 constituting acquisitions of Persons or businesses or divisions;

(s)            Indebtedness in respect of letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be;

(t)            Indebtedness in respect of self-insurance obligations, supply chain financing transactions, statutory obligations, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, customs, appeal, surety, documentary letters of credit, performance and/or return of money bonds, completion guarantees, leases and similar obligations provided by or obtained by any Group Member, in each case in the ordinary course of business, and Guarantee Obligations, indemnities (including through cash collateralization), letters of credit, surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(u)           [reserved];

(v)           Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.2(d), (f), (g), (h), (l), (o) and (y) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (h), (l), (o) or (y) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w)          [reserved];

(x)           Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(y)           additional Indebtedness in an aggregate principal amount not to exceed the amount of net cash proceeds (other than net cash proceeds from sale of Capital Stock to the Borrower or any of its Subsidiaries) received by the Borrower from (i) the issuance or sale of Qualified Capital Stock of the Borrower or (ii) any cash contribution to its common equity with the proceeds from the issuance or sale of Qualified Capital Stock by any Parent Entity, in each case after the Closing Date (so long as such capital contributions or proceeds from the issuance of Qualified Capital Stock are not proceeds from any Cure Amount);

(z)           unsecured Indebtedness owed to a Permitted Investor or Affiliate thereof that is expressly subordinate and junior in right of payment to the Obligations pursuant to subordination arrangements in form and substance reasonably acceptable to the Administrative Agent; provided, that such Indebtedness shall (i) have a final maturity no earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, (ii) not require any payments of interest in cash or other amounts in respect of principal in cash prior to the date that is 91 days after the Latest Maturity Date at the time of issuance, (iii) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights

(except customary asset sale or change of control provisions) and (iv) not be subject to any financial maintenance covenant; and

(aa)         to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (z) above.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3.         Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for Taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b)           (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(d)           Liens incurred in connection with, or deposits by or on behalf of any Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business;

(e)           easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and Liens to public utilities or any municipality when required in connection with the supply of services or utilities to a Group Member), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f)            Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies, including if disclosed on such title policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof or (y) disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof to the extent securing Indebtedness permitted under Section 6.2 and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted under Section 6.2;

(g)           Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations and Attributable Indebtedness); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h)           Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility or Extended Credit Commitments, Specified Hedge Agreements and Cash Management Obligations, including, with respect to any Specified Hedge Agreements, Liens created pursuant to the Loan Documents on any margin or collateral posted by any Group Member under a Specified Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement);

(i)            any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j)            Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k)           Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of the Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted under Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto) unless another available basket in this Section 6.3 is utilized;

(l)            Liens securing (x) Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof, (y) obligations arising under any Specified Hedge Agreements (as defined in the Term Loan Credit Agreement as in effect on the date hereof) entered into not for speculative purposes or (z) Cash Management Obligations (as defined in the Term Loan Credit Agreement as in effect on the date hereof) in the ordinary course of business; provided, that, in each case, the relative Lien priority thereof is set forth in an Acceptable Intercreditor Agreement;

(m)          Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n)           Liens arising out of conditional sale, installment sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(o)           (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such

Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p)           licenses and sub-licenses of Intellectual Property granted by any Group Member;

(q)           Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings and not relating to Indebtedness for borrowed money;

(r)            Liens on property rented to, or leased by, any Group Member pursuant to a Permitted Sale Leaseback; provided, that (i) such Liens do not encumber any other property of any Group Member and the proceeds and products of and accessions to such property, and (ii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s)            Liens on (i) the assets (including Capital Stock) owned by any Non-Loan Party Subsidiaries that secure Indebtedness or other obligations of Non-Loan Party Subsidiaries permitted under this Agreement or (ii) the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted under Section 6.2 (and related obligations);

(t)            Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, any Incremental Equivalent Debt or any Permitted Debt Exchange Notes and any Permitted Refinancing of and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of, any of the foregoing; provided that, to the extent such Liens secure ABL Priority Collateral, such liens shall be junior in priority to the Liens securing the Facility; provided, further the relative Lien priority in respect of any such Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(u)           good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(q)) or letter of intent or purchase agreement permitted hereunder;

(v)           Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed, at any time outstanding, the greater of $75 million and 22.5% of Consolidated EBITDA for the Relevant Reference Period; provided that Liens permitted pursuant to this clause (v) may not be used to permit pari passu liens on Collateral;

(w)          Liens securing Refinancing Indebtedness permitted under Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x)           Liens in favor of the Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y)           Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z)           (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(aa)         Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business;

(bb)         Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Group Members;

(cc)         ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(dd)         [reserved];

(ee)         Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business of the Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff)          Liens securing Indebtedness permitted under Section 6.2(f), which may be secured by the Collateral; provided that, to the extent such Liens secure ABL Priority Collateral, such liens shall be junior in priority to the Liens securing the Facility; provided further, that the relative Lien priority in respect of any such Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(gg)         Liens (i) on cash and Cash Equivalents to secure obligations under Hedge Agreements (excluding Specified Hedge Agreement and Specified Hedge Agreements (as defined in the Term Loan Credit Agreement)) of the type described in Section 6.2(n), including Liens on any margin or collateral posted by any Group Member under any such Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement and (ii) securing obligations of the type described in Section 6.2(j) (excluding Cash Management Obligations and Cash Management Obligations (as defined in the Term Loan Credit Agreement as in effect on the date hereof));

(hh)         undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Requirements of Law or of which written notice has not been duly given in accordance with Requirements of Law or which although filed or registered, relate to obligations not due or delinquent;

(ii)           Liens securing the C&S Obligations which may be secured by the Collateral; provided, that the relative Lien priority in respect of the C&S Obligations shall be set forth in the Subordination Agreement or another subordination agreement reasonably acceptable to the Administrative Agent; and

(jj)           Liens arising from the Borrower’s and its Restricted Subsidiaries’ participation in Federal and state healthcare programs (including Medicare and Medicaid) as a result of such healthcare programs’ right of offset against the Borrower’s or its applicable Restricted Subsidiary’s Accounts from Governmental Authorities in the ordinary course of business.

6.4.         Limitation on Fundamental Changes. Consummate any merger or consolidation or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a)           so long as no Event of Default has occurred and is continuing (x) any merger or consolidation or other transaction the sole purpose of which is to (i) reincorporate or reorganize the Borrower or any other Group Member in any State of the United States or (ii) change the form of entity, shall be permitted and (y) any Group Member may be merged or consolidated with or into any other Group Member; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing, surviving or resulting entity and the Capital Stock of the Borrower shall remain Pledged Capital Stock and (B) in the case of any merger or consolidation involving one or more Subsidiary Guarantors (and not the Borrower), a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.9 in connection therewith;

(b)           any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its Property or business, including by way of a merger, dissolution, liquidation or consolidation,

(i)  to the Borrower or any Subsidiary Guarantor or (ii) pursuant to a Disposition permitted under Section 6.5;

(c)           any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d)           any merger or consolidation that is contemplated by, and occurs substantially simultaneously with, the Transactions shall be permitted;

(e)           any Investment permitted under Section 6.7 may be structured as a merger or consolidation; provided, that in the case of any such merger or consolidation of a Loan Party, the surviving, continuing or resulting legal entity of such merger or consolidation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) and the Borrower shall comply with Section 5.9 in connection therewith;

(f)            any Restricted Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time if the Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Group Members, and not materially disadvantageous to the Lenders (as determined by the Borrower in good faith) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to the Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted under Section 6.5);

(g)           a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5; and

(h)           a merger, dissolution, liquidation, consolidation or Disposition in connection with reorganizations and other activities related to Tax planning and reorganization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired.

Any transaction otherwise permitted by this Section 6.4 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) or (f) of the definition of such term after giving effect to such transaction) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined by the Borrower in good faith) of such Subsidiary Guarantor prior to giving effect to such transaction.

6.5.         Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any

Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete, damaged, expired, uneconomic or worn out property and other assets in the ordinary course of business;

(b)           the sale of inventory and other assets in the ordinary course of business or consistent with past practice;

(c)                                  Dispositions permitted under Section 6.4 (other than Section 6.4(b)(ii));

(d)           (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to any Loan Party (other than Holdings) or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e)                                  [reserved];

(f)                                   the Disposition of cash or Cash Equivalents or investment grade securities;

(g)           (i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property;

(h)                                 the lease, sublease, license or sub-license of property as described in Section 6.3(i);

(i)            the Disposition of surplus or other property no longer used or useful in the business of the Group Members in the ordinary course of business;

(j)            so long as after giving effect to such Disposition, Excess Availability shall be no less than $1.00, the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date, so long as with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $5.0 million, (i) at least 75.0% of the consideration therefor is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Group Members, taken as a whole, (ii) such Disposition is made at fair value (as determined by the Borrower in good faith) and (iii) no Event of Default shall have occurred and be continuing at the earlier of (x) the time of entering into the definitive binding agreement to consummate such Disposition and (y) the time of such Disposition; provided, that (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Borrower in good faith) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed, at any time, the greater of $25 million and 7.5% of Consolidated EBITDA for the Relevant Reference Period, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k)           the Disposition of assets subject to or in connection with any Recovery Event;

(l)            Dispositions consisting of Restricted Payments permitted under Section 6.6;

(m)          Dispositions consisting of Investments permitted under Section 6.7;

(n)           Dispositions consisting of Liens permitted under Section 6.3;

(o)           Dispositions of assets pursuant to Permitted Sale Leasebacks;

(p)           Dispositions of property to any Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (other than Holdings)(or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q)           Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)            Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (and not for financing purposes);

(s)            the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t)            in order to resolve disputes that occur in the ordinary course of business, the Group Members may discount or otherwise compromise for less than the face value thereof (with or without recourse), notes or accounts receivable;

(u)           Dispositions in connection with reorganizations and other activities related to Tax planning and re-organization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired; provided that immediately prior to and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;

(v)           any Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries (other than Capital Stock of the Borrower) in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(w)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral or (iii) such property is exchanged for like property (excluding any boot thereon) for use in a similar business, to the extent allowable under Section 1031 of the Code;

(x)           so long as, after giving effect to such Disposition, Excess Availability shall be no less than $1.00, dispositions not otherwise permitted by this Section 6.5 so long as the aggregate fair market value (as determined by the Borrower in good faith at the time of the relevant Disposition) of the assets disposed does not exceed the greater of $50 million and 15% of Consolidated EBITDA for the Relevant Reference Period at the time of any such transaction;

(y)           foreclosure or any similar action (not including a Recovery Event) with respect to any property;

(z)           any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa)         any lending or other disposition of samples, including time-limited evaluation software, provided to customers or prospective customers;

(bb)         any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(cc)         any swap of assets in exchange for other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(dd)         Dispositions of non-core or obsolete assets acquired in connection with Permitted Acquisitions or similar Investments permitted hereunder; and

(ee)                            Dispositions of any assets which are disclosed or referenced in the Projections.

Any Disposition of Capital Stock of any Loan Party from one Group Member to another Group Member otherwise permitted by this Section 6.5 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) or (f) of the definition of such term after giving effect to such Disposition) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined by the Borrower in good faith) of such Subsidiary Guarantor prior to giving effect to such Disposition.

6.6.         Limitation on Restricted Payments. Declare or pay any dividend or make any distribution on (other than dividends or distributions payable solely in Qualified Capital Stock of the Person making the dividend or distribution so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a)           any Restricted Subsidiary (including, for the avoidance of doubt, the Borrower) may make Restricted Payments to Holdings, the Borrower and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b)           the Borrower may pay dividends or make distributions to permit any Parent Entity or any direct or indirect holding company of a Parent Entity to purchase (or in the case of a Parent Entity, to pay a dividend or make a distribution to a direct or indirect holding company to enable such holding company to purchase) the Capital Stock of such Parent Entity (or of such holding company) owned by future, present or former officers, directors, employees or consultants of a Parent Entity or a Group Member or make payments to employees of a Parent Entity or a Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed (x) $10.0 million in any calendar year (with unused amounts in any calendar year, being carried over for the next three succeeding calendar years subject to a maximum of $20.0 million in any calendar year) or (y) subsequent to the consummation of an IPO, $15 million in any calendar year (with unused amounts in any calendar year being carried over for the next three succeeding calendar years subject to a maximum of $30.0 million in any calendar year) (provided, that such amounts set forth in this clause (b) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Group Members after the Closing Date);

(c)           the Borrower may pay dividends or make distributions to permit any Parent Entity or any direct or indirect holding company of a Parent Entity to (i) pay (or in the case of a Parent Entity, to pay a dividend or make a distribution to a direct or indirect holding company to enable such holding company to pay) operating costs and expenses and other corporate overhead costs and expenses (including (A) directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of a Parent Entity or any direct or indirect holding company of a Parent Entity), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of the Borrower and its Subsidiaries and are reasonable (as determined by the Borrower in good faith) and incurred in the ordinary course of business, (ii) pay Permitted Tax Distributions, (iii) pay franchise Taxes and other fees, Taxes and expenses required to maintain its corporate existence, (iv) finance any Investment permitted to be made hereunder other than Section 6.7(j), and so long as (A) such dividends or distributions shall be made substantially concurrently with the closing of such Investment and (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or a Restricted Subsidiary or (2) the Person formed or acquired to be merged with or into the Borrower or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.9 and 6.4), (v) pay costs, fees and expenses related to any equity or debt offering (other than any such offering intended to benefit Subsidiaries of any such holding company other than a Parent Entity, the Borrower and the Restricted Subsidiaries) or any strategic transactions (including Investments or Dispositions) related to its ownership of the Borrower and its Subsidiaries and (vi) make payments permitted under Section 6.9 (other than Section 6.9(c), and only to the extent such payments have not been and are not expected to be made directly by any Group Member); provided, that dividends or distributions paid pursuant to this Section 6.6(c) (other than dividends or distributions paid pursuant to clause (ii) above) are used by such Parent Entity or any direct or indirect holding company of a Parent Entity for such purpose within 60 days of the receipt of such dividends or distributions or are refunded to the Borrower; provided further that no such dividends or distributions shall be permitted to be made in respect of any Taxes, costs or expenses related to any Unrestricted Subsidiary unless either such Unrestricted Subsidiary makes a distribution or pays a dividend to the Borrower or a Restricted Subsidiary in respect of such amount or the Borrower or a Restricted Subsidiary utilizes Investment capacity under Section 6.7 to make such payment;

(d)           [reserved];

(e)           any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends or distributions to its equity-holders generally so long as the Borrower or the Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends or distributions);

(f)            any non-Guarantor Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends or distributions and make other Restricted Payments to the Borrower or any Restricted Subsidiary of the Borrower that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g)           the Borrower may pay dividends or make distributions to permit a Parent Entity or any direct or indirect holding company of a Parent Entity to fund Public Company Costs and the payment or reimbursement of fees and expenses (including fees and expenses of attorneys, accountants and financial advisors but excluding underwriting commissions) incurred by any such Parent Entity or holding company, or their respective affiliates in connection with any proposed IPO (whether or not consummated) of a Parent Entity or any such holding company;

(h)           to the extent constituting Restricted Payments, the Group Members may enter into and consummate transactions permitted under Section 6.4 or Section 6.7(d) or (h);

(i)            repurchases of Capital Stock in any Parent Entity or any Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as the Parent Entities and the Borrower and the Group Members make no payment in connection therewith that is not otherwise permitted hereunder);

(j)            (i) any Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, distribution, split or combination thereof (or may dividend or distribute such cash to any Parent Entity to allow any Parent Entity to do the same) and (ii) Restricted Payments made with Excluded Contributions;

(k)           following the consummation of an IPO, dividends or distributions may be declared and paid to a Parent Entity to permit any Parent Entity or any direct or indirect holding company of a Parent Entity to pay dividends and make distributions to, or repurchase or redeem its Capital Stock from, its public equity holders, in an amount not to exceed in any calendar year 6.00% of the net proceeds received by or contributed to the Borrower in or from such IPO; provided, that both before and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(l)            following the consummation of an IPO, enter into a tax receivable agreement and make distributions in amounts sufficient to satisfy any obligation of a Parent Entity or any direct or indirect holding company of a Parent Entity to make Tax benefit payments pursuant to a tax receivable agreement;

(m)                             [reserved];

(n)           Restricted Payments may be made on the Closing Date in order to fund the payment of Transaction Costs and Restricted Payments may otherwise be made on the Closing Date in connection with the Transactions;

(o)           so long as the Payment Conditions are satisfied, the Borrower may make unlimited Restricted Payments;

(p)           so long as no Event of Default has occurred and is continuing, other Restricted Payments may be made in an aggregate amount not to exceed $15 million;

(q)                                 [reserved];

(r)                                    dividends or other distributions of the Capital Stock of Unrestricted Subsidiaries; and

(s)            Restricted Payments made to fund any payments made in connection with or pursuant to the SEG II Agreement.

6.7.         Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents;

(c)           Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d)           loans and advances to employees, officers, directors, managers and consultants of a Parent Entity (or any direct or indirect parent company thereof to the extent relating to the business of the Parent Entities or the Group Members) or any Group Member in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of any Parent Entity (or any direct or indirect parent thereof; provided, that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash) and (iii) for any other purpose, in an aggregate amount outstanding under clauses (ii) and (iii) not to exceed $10 million at any time;

(e)           Investments in assets useful in the business of the Group Members made by any Group Member with the proceeds of any Reinvestment Deferred Amount (as defined in the Term Loan Credit Agreement as in effect on the date hereof);

(f)            Investments by the Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person, together with any Investment necessary to consummate the foregoing, that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of the Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided, that

(i)            immediately prior to and after giving effect to any such purchase or other acquisition the Payment Conditions are satisfied;

(ii)           all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary); and

(iii)          any Person, property, assets or divisions acquired in accordance with this clause (f) shall satisfy Section 5.15;

(g)           Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h)           advances of payroll payments to employees, officers, directors and managers of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(i)            any Permitted Sale Leaseback;

(j)            intercompany Investments by any Group Member that is (i) a Loan Party in any other Loan Party (other than a Parent Entity), (ii) a Non-Loan Party Subsidiary in any Group Member, (iii) a Loan Party in any Non-Loan Party Subsidiary (other than an Unrestricted Subsidiary) and (iv) an Excluded Subsidiary in another Excluded Subsidiary;

(k)           Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted under Section 6.5;

(l)            so long as the Payment Conditions are satisfied, unlimited Investments;

(m)          any Group Member may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;

(n)           Investments consisting of obligations under Hedge Agreements permitted under Section 6.2;

(o)           Investments consisting of Restricted Payments permitted under Section 6.6;

(p)           Investments of any Person that becomes (or is merged or consolidated with) a Restricted Subsidiary of the Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated with) a Restricted Subsidiary of the Borrower; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating with) a Restricted Subsidiary;

(q)           Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(r)            other Investments in an aggregate amount outstanding not to exceed the greater of (x) $50 million and (y) 15% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(s)            [reserved];

(t)            deposits made in the ordinary course of business to secure the performance of leases or in connection with bidding on government contracts;

(u)           advances in connection with purchases of goods or services in the ordinary course of business;

(v)           Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;

(w)          Investments consisting of Liens permitted under Section 6.3;

(x)           Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(y)           Investments to the extent that payment for such Investments is made with Qualified Capital Stock of a Parent Entity or Capital Stock of any direct or indirect parent company of a Parent Entity;

(z)           [reserved];

(aa)                          Investments made in connection with the Transactions;

(bb)         loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such direct or indirect parent) in accordance with Section 6.6, such Investment being treated for purposes of the applicable clause of Section 6.6, including any limitations, as a Restricted Payment made pursuant to such clause;

(cc)                            Investments funded with Excluded Contributions;

(dd)         the Borrower and its Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(ee)         Investments in joint ventures, in Unrestricted Subsidiaries and in similar businesses, and, in each case, Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in the foregoing, in each case, not to exceed at any time outstanding the greater of (x) $50 million and (y) 15% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(ff)          Investments in connection with reorganizations and other activities related to Tax planning and reorganization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired;

(gg)         Investments consisting of licensing, sub-licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(hh)         contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(ii)           Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(jj)           any Investment in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice; and

(kk)         Investments with the Net Cash Proceeds received from the consummation of any Permitted Sale Leaseback to the extent reinvested in accordance with Section 2.14 of the Term Loan Credit Agreement as in effect on the date hereof;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment, and (y) the Borrower shall have the option of making the applicable determination required by this Section 6.7 and any related determination required by Section 6.2 or 6.3, as applicable, as of the date the definitive documentation for the relevant Investment is executed or the relevant irrevocable redemption or prepayment notice is given, as applicable, and the applicable financial ratios and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Condition Transaction were consummated on such date until consummated or terminated; provided, further, that if the Borrower elects to have such determinations occur as of the date of such definitive agreement or irrevocable redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Investment) shall not reflect such Investment until it is consummated or terminated; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be the Subordinated Intercompany Note)) and pledged by such Loan Party as Collateral pursuant to the Security Documents, and (B) a Non-Loan Party Subsidiary by a Loan Party shall be subordinated and subject to and in accordance with the terms of the Subordinated Intercompany Note or such other note in form and substance reasonably satisfactory to the Administrative Agent.

6.8.         Limitation on Optional Payments of Junior Debt Instruments. Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise voluntarily or optionally satisfy (but for the avoidance of doubt, excluding any regularly scheduled interest payments and payments of fees, expenses and indemnification obligations thereunder) (a “Specified Prepayment”), any Junior Debt other than (i) a Specified Prepayment with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment so long as the Payment Conditions are satisfied, (iii) the conversion of such Junior Debt to Qualified Capital Stock of Borrower or Capital Stock of any Parent Entity, (iv) any Specified Prepayment of Junior Debt of the type described in clause (i) of the definition of Junior Debt and made within twelve months of the final maturity date of such Junior Debt, (v) payments necessary so that such Junior Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, (vi) any Specified Prepayment made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Capital Stock or through an Excluded Contribution (and excluding any proceeds constituting a Cure Amount)) of the Borrower, (vii) [reserved] or (viii) other Specified Prepayments so long as no Event of Default shall have occurred and be continuing in an aggregate amount not to exceed the greater of $25.0 million and 7.5% of Consolidated EBITDA for the Relevant Reference Period at the time of such Specified Prepayment; provided, that in the case of clause (i), (ii), or (v), the Borrower shall have the option of making the applicable determination, and any related determinations required by Section 6.2 or 6.3, as applicable, as of the date any irrevocable redemption or prepayment notice is given (and any Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated); provided, further, that if the Borrower elects to have such determinations occur as of the date of such irrevocable redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Specified Prepayment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Specified Prepayment) shall not reflect such Specified Prepayment until it has been consummated or terminated.

6.9.         Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with a fair market value in excess of $5.0 million with any Affiliate (other than the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may:

(a)                                 consummate the transactions set forth in the SEG II Agreement;

(b)                                 enter into and consummate the transactions listed on Schedule 6.9(b);

(c)                                  make Restricted Payments permitted pursuant to Section 6.6;

(d)                                 make Investments permitted under Section 6.7;

(e)           consummate the Transactions (including the issuance of Capital Stock to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any Parent Entity) and transactions related to or necessary or contemplated in connection with any IPO (whether or not consummated), and, in each case, pay fees and expenses related to thereto;

(f)            enter into employment and severance arrangements with officers, directors and employees of the Borrower (or any Parent Entity) and the Restricted Subsidiaries and, to the extent relating to services performed for the Borrower and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of the Borrower (or any Parent Entity) in connection with the foregoing shall be subject to Section 6.6;

(g)           Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower;

(h)           make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder;

(i)            pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of a Parent Entity or any direct or indirect parent company thereof pursuant to any stockholders agreement or registration and participation rights agreement as in effect on the Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to the Borrower;

(j)            enter into transactions between the Borrower or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of any Group Member or any Parent Entity; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person;

(k)           engage in the licensing and sub-licensing of Intellectual Property to permit the commercial exploitation of Intellectual Property between or among Affiliates of the Borrower;

(l)            any transaction between or among the Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Borrower or any Restricted Subsidiary solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(m)          make payments to any Permitted Investor of all out of pocket expenses incurred by such Permitted Investor in connection with its direct or indirect investment in the Borrower and the Subsidiaries;

(n)           allow (i) investments by Affiliates in securities of the Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(o)           engage in transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(p)           enter into transactions with respect to which the Borrower or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9.

6.10.       Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Permitted Amendment), the other Loan Documents, and the Term Loan Documents or any Guarantee Obligations in respect of any of the foregoing, (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Incremental Facility (as defined in the Term Loan Credit Agreement as in effect on the date hereof), any Replacement Facility (as defined in the Term Loan Credit Agreement as in effect on the date hereof) or any Permitted Debt Exchange Notes or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such

Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (c) any agreements governing any Indebtedness permitted under Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted under Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted under Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted under Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sub-licenses by any Group Member of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sub-licenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sub-licensee, (i) prohibitions and limitations arising by operation of law, (j) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (k) customary restrictions that arise in connection with any Disposition permitted under Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (l) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business, (m) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (n) agreements existing and as in effect on the Closing Date and described in Schedule 6.10, (o) [reserved], (p) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary, (q) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such Restricted Subsidiary or (r) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.11.       Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Loan Party or to Guarantee Obligations of any Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment), the other Loan Documents, and the Term Loan Documents, (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, and any Permitted Debt Exchange Notes, or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive in any material respect, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by the Borrower), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted under Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.11, agreements, restrictions and limitations described in clauses (a) through (q) of Section 6.10, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder, (viii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary, (ix) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such Restricted Subsidiary and (x) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, the Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12.       Limitation on Activities of Holdings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings may not (a) (i) own any direct Subsidiary other than the Borrower or a Subsidiary that will promptly be contributed to or merged into Holdings, the Borrower or a Subsidiary Guarantor, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in the Borrower and the Restricted Subsidiaries) unless such Investment will promptly be contributed to the Borrower or a Subsidiary Guarantor or (iii) create any Lien on the Capital Stock of Holdings or the Borrower (other than Permitted Liens) or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under the other subsections of this Section 6 as if Holdings were subject to such subsections, (iv) the issuance of Capital Stock, payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments (subject to the limitations in clause (ii) of this Section 6.12), (v) participating in Tax, accounting and other administrative matters as a member of a consolidated group of companies, (vi) holding any cash or property received in connection with Restricted Payments made by a Group Member in accordance with Section 6.6 pending application thereof, (vii) providing indemnification to officers and directors, (viii) merge or consolidate with or into any direct or indirect parent of Holdings so long as Holdings shall be the continuing, surviving or resulting entity, (ix) in connection with and following the occurrence of an IPO, (A) entering into a tax receivable agreement to make Tax benefit payments and making payments thereunder and (B) otherwise performing the functions of, and customary or reasonable activities of, a public holding company for a consolidated group of companies, (x) the incurrence of Qualified Holding Company Debt, (xi) repurchases of Indebtedness through open market purchases and Dutch auctions (in the case of Term Loans, to the extent permitted under the Term Loan Credit Agreement), the making of any loan to any officers or directors contemplated by Section 6.6 or constituting an Investment permitted under Section 6.6, the making of any Investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 6.6, a Restricted Subsidiary, and (xii) activities incidental to the businesses or activities described in the foregoing clauses (b)(i) through (b)(xi).

6.13.       Limitation on Lines of Business. Engage any business other than those material lines of business, either directly or through any Restricted Subsidiary, in which any Group Member is engaged on the date of this Agreement or that are reasonably related, incidental, complimentary or ancillary thereto or reasonable extensions thereof.

6.14.       Amendments of Junior Debt. Amend, modify or change the terms of any Junior Debt (or the documentation governing any Junior Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of the applicable Acceptable Intercreditor Agreement or the subordination terms set forth in the definitive documentation governing any Junior Debt; provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Debt, in each case, that is permitted under this Agreement in respect thereof.

6.15.       Changes in Fiscal Periods. Change the Fiscal Year of each Group Member as in effect on the Closing Date; provided, that any Group Member may change such Fiscal Year with the prior written consent of the Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned), or if such change is required by GAAP, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

SECTION 7.  EVENTS OF DEFAULT

7.1.         Events of Default. If any of the following events shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document (including, without limitation, any prepayment premium payable pursuant to Section 2.12(e)), within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or document required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)           (i) the Borrower shall fail to timely deliver a Borrowing Base Certificate pursuant to Section 5.2(c) and such failure shall continue unremedied for (x) in the case of a Borrowing Base Certificate required to be delivered monthly, a period of five Business Days or (y) in the case of a Borrowing Base Certificate required to be delivered weekly, a period of three Business Days, or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.24(a), clause (i) of Section 5.4(a) (with respect to Holdings and the Borrower only), Section 5.5(b), Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default), Section 5.10, Section 5.14 or Section 6 (in the case of the Financial Covenant in Section 6.1(a), subject to Section 6.1(b)); or

(d)           any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice to the Borrower by the Administrative Agent; or

(e)           Holdings or any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) when due beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness when due beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by Holdings or any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that (x) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt and (y) a default, event or condition under the Term Loan Credit Agreement (other than a payment default) shall not constitute an Event of Default hereunder until (i) such default under the Term Loan Credit Agreement has continued unremedied for 60 days or (ii) if earlier, the date on which lenders under the Term Loan Credit Agreement accelerate payment of the Term Loans or foreclose on any Term Loan Priority Collateral in accordance with the terms of the Term Loan Credit Agreement and the ABL Intercreditor Agreement (it being understood that prior to the time it becomes an Event of Default hereunder, any Event of Default under this clause (y) may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Required Lenders (as defined in the Term Loan Credit Agreement) (or by the Borrower and the Term Loan Agent with the consent of the Required Lenders (as defined in the Term Loan Credit Agreement)); provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to an amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f)            (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Material Party shall admit in writing its inability to pay its debts as they become due; or

(g)           (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of the Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan, and (v) the Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)           one or more final judgments or decrees for the payment of money shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries involving for Holdings, the Borrower or any of the Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $50.0 million or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent (or the Term Loan Agent) to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements, as applicable, or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j)                                    [reserved]; or

(k)                                 any Change of Control shall occur; or

(l)            any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender which does not arise from a breach by a Loan Party of its obligations under the Loan Document or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the obligations and termination of the Commitments);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (x) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents

(including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (y) subject to the terms and conditions of any Acceptable Intercreditor Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 8.  THE ADMINISTRATIVE AGENT

8.1.         Appointment. (a) Each Lender and Issuing Bank hereby irrevocably designates and appoints SunTrust Bank (in its capacity as the Administrative Agent) as the agent of such Lender and such Issuing Bank under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) as expressly contemplated hereby or by the other Loan Documents as directed in writing by the Required Lenders (or, if required hereby, all Lenders) and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be a violation of an automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.

(b)           Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into each Security Document and any Acceptable Intercreditor

Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and shall not have and shall not be deemed to have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2.         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including any independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.3.         Exculpatory Provisions. None of the Administrative Agent nor any of its officers, partners, directors, employees or agents shall have any duties or obligations except those expressly set forth herein and in other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and its officers, partners, directors, employees or agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be a violation of automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)                                 the Administrative Agent shall not be liable for any action taken or not taken by it

(i)  with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e)           neither the Administrative Agent nor any Swingline Lender nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)            the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Each Lender and Issuing Bank acknowledges and agrees that neither such Lender, such Issuing Bank nor any of their respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Issuing Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism Law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any anti-terrorism Law.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements

(and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents.

8.4.         Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders (on a several, and not joint, basis) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5.         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.         Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan

Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7.         Indemnification. The Lenders agree to indemnify the Administrative Agent, the Swingline Lender, each Issuing Bank and each of their respective Affiliates and their respective officers, partners, directors, trustees, employees, attorneys-in-fact, administrators, managers, advisors, representatives and agents of Administrative Agent and its Affiliates, as applicable (each, an “Administrative Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting any obligation of the Borrower to do so and to the extent the Administrative Agent (and other Administrative Agent Indemnitees) are acting in such capacity), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Administrative Agent Indemnitee under or in connection with any of the foregoing, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Administrative Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8.         Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it or with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent hereunder, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9.         Successor Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent

shall resign as Administrative Agent, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed if such successor is a trust company or a commercial bank with a combined capital and surplus of at least $2.0 billion and otherwise may be withheld in the Borrower’s sole discretion, which approval shall not be required during the continuance of a Specified Event of Default), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following a resigning Administrative Agent’s notice of resignation, the resigning Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any resigning Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as an Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation

(b)           If the Administrative Agent or a controlling Affiliate thereof admits that it is insolvent or has become the subject of a Bankruptcy Event, it may be removed by the Borrower or the Required Lenders. The Borrower shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following an Administrative Agent’s removal, such Administrative Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Borrower, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any Administrative Agent’s replacement as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

(c)           The Borrower shall have no obligation to pay any fee to any successor that is greater than or in addition to the fees payable to the Administrative Agent on the Closing Date.

8.10.       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Swingline Lender, the Issuing Banks or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Swingline Lender, an Issuing Bank or a Lender hereunder.

8.11.       Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding related to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agents under Sections 2.13 and 9.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agents under Sections 2.13 and 9.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

8.12.       Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a Qualified Counterparty) irrevocably authorize the Administrative Agent,

(a)           to automatically release any Lien on any Capital Stock or property granted to or held by the Administrative Agent under any Loan Document (i) as provided for in Section 9.14 or (ii) subject to Section 9.2, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;

(b)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(g) to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and

(c)           to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement as provided in Section 9.14;

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 8.12 and Section 9.14. In each case as specified in this Section 8.12 and Section 9.14, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents, this Section 8.12 and Section 9.14.

8.13.       Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in Guarantee and Collateral Agreement or any Security Document, no Qualified Counterparty that obtains benefits of any guaranty or any Collateral by virtue of the provisions hereof or of Guarantee and Collateral Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 8 to the contrary, the e Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations under Specified Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from such Qualified Counterparty.

The Hedge Banks and Cash Management Banks hereby authorize the Administrative Agent to enter into any ABL Intercreditor Agreement, the Subordination Agreement or any other Acceptable Intercreditor Agreement or arrangement permitted under this Agreement and the Hedge Banks and Cash Management Banks acknowledge that any such Acceptable Intercreditor Agreement is binding upon the Hedge Banks and Cash Management Banks.

8.14.                     [Reserved].

8.15.                     Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

SECTION 9.  MISCELLANEOUS

9.1.         Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to Holdings or the Borrower, to it at:

8928 Prominence Pkwy, #200

Jacksonville, FL 32256

Attention:  Brian Carney, Chief Financial Officer

Facsimile: (904) 370-6748

Telephone:  (904) 370-8001

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention: Courtney S. Marcus

Facsimile: (214) 746-7777

E-mail: courtney.marcus@weil.com

(ii)           if to the Administrative Agent, to it at:

SunTrust Bank

Attention: Asset Manager – BI-LO, LLC

3333 Peachtree Road, 4th Floor-East Tower

Atlanta, Georgia 30326

Facsimile: (404) 439-9717

(iii)          if to any other Lender or any Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.7, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if the Borrower and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2.         Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           (A) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or by Holdings, the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing, without the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of each Lender increasing its Commitment as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may not:

(1)           increase the Commitment of any Lender (other than with respect to any Incremental Tranche A Commitments pursuant to Section 2.23 in which such Lender has agreed to be an Additional Lender), it being understood that (x) a waiver of any condition precedent set forth in Section 4.2 or (y) the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an increase of any Commitment of any Lender;

(2)           reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility)); provided, that any change in any definition applicable to any ratio used in the calculation of any rate of interest or fee shall not constitute a reduction in any rate of interest or fee;

(3)           postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender; or

(4)           other than in connection with an extension of Commitments pursuant to Section 2.25 to the extent necessary to implement such Extension, change Section 2.20(b) or (c) or Section 2.24(c) in a manner that would change the pro rata sharing of payments required thereby, or change the application of proceeds provision in any of Section 2.24(c) hereof, Section 6.4 of the Guarantee and Collateral Agreement or Sections 4.2 and 4.3 of the ABL Intercreditor Agreement (or the corresponding provisions in any other Acceptable Intercreditor Agreement);

(5)           change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, “FILO Required Lenders” or “Tranche A Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(6)           except as otherwise expressly provided in Section 9.14 or in the Security Documents, (x) release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole or (y) subordinate the Liens granted to the Administrative Agent on behalf of the Secured Parties on the ABL Priority Collateral except as permitted in any Loan Document;

(B)          without the written consent of both (x) the Lenders (other than a Defaulting Lender) holding at least 66.7% of the outstanding Tranche A Credit Commitments and/or Tranche A Credit Facility Exposure and (y) the Lenders (other than a Defaulting Lender) holding at least 66.7% of the outstanding FILO Credit Commitments and/or FILO Credit Facility Exposure, no such agreement may increase advance rates or make other modifications to Tranche A Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria);

(C)          (x) without the written consent of both (1) the Lenders (other than a Defaulting Lender) holding at least 66.7% of the outstanding FILO Credit Commitments and/or FILO Credit Facility Exposure and (2) the Lenders (other than a Defaulting Lender) holding at least 66.7% of the outstanding Tranche A Credit Commitments and/or Tranche A Credit Facility Exposure, no such agreement may increase advance rates (provided that in no event shall the combined Tranche A and FILO advance rates for any category of assets in respect of the Borrowing Base exceed 100% of the value of such assets included in the Borrowing Base) or make other modifications to the FILO Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria) or (y) without the written consent of the Required Lenders and the Lenders (other than a Defaulting Lender) holding at least 66.7% of the outstanding Tranche A Credit Commitments and/or Tranche A Credit Facility Exposure, no such agreement may decrease advance rates or make other modifications to the FILO Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of decreasing availability thereunder (including changes in eligibility criteria);

(D)          without the written consent of the Lenders (other than a Defaulting Lender) holding at least 66.7% of the outstanding FILO Credit Commitments and/or FILO Credit Facility Exposure, no such agreement may change the definition of the “FILO Pushdown Reserve”;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank hereunder in a manner adverse to the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be, without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), and the Borrower.

(c)           Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the written consent of the Required Lenders), (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor, (iii) to integrate any terms or conditions from any documentation in respect of an Incremental Facility that are more restrictive than the terms hereunder, (iv) to increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any class or classes of Lenders, (v) to modify any other provision in a manner more favorable to the then-existing Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted under Section 6.2. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any Acceptable Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu

Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt, or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Acceptable Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable Acceptable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Acceptable Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable Acceptable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.23 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders).

(f)            Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

(g)           Notwithstanding the foregoing, this Agreement may be amended to increase the Total LC Sublimit with the written consent of the applicable Issuing Banks and the Required Lenders.

(h)           Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, no amendment, waiver or consent to the definition of “FILO Credit Facility”, “FILO Lender” or “FILO Loan” shall be made without the written consent of the Borrower and the FILO Required Lenders.

(i)            Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, no amendment, waiver or consent to (a) the definition of “Dominion Period” in a manner that adversely impacts the FILO Lenders or (b) Section 2.16(b) shall be made without the written consent of the Borrower, the Required Tranche A Lenders and the FILO Required Lenders.

9.3.         Expenses; Indemnity; Damage Waiver. (a) Within 30 days after receipt of a written request, together with customary backup documentation in reasonable detail, the Borrower shall pay (i) all reasonable and documented (in reasonable detail) out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and their respective Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent and one firm of outside counsel for the FILO Lenders, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof, the reasonable fees and expenses of consultants and appraisal firms in connection with inventory appraisals and field examinations required hereunder and the Administrative Agent’s standard charges for examination activities and appraisal reviews, (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of legal counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or the other Loan Documents, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, or during any legal proceeding, including any proceeding under any Debtor Relief Law; provided, that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel in each of the United States for all Persons described in clauses (i) and (ii) above, taken as a whole (other than the FILO Lenders taken as a whole, who shall be entitled to one primary outside counsel of their own), (y) in the case of any actual or reasonably perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b)           The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or reasonably perceived conflict of interest, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries (including any predecessor entities), or any Environmental Liability relating to the Borrower or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Holdings, the Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee or its Related Indemnified Persons, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Administrative Agent or any Arranger (in each case, in its capacity as such) by other Indemnitees, the Administrative Agent or any Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Indemnified Persons in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower shall indemnify and hold harmless such Indemnitee to the extent and the manner set forth above, or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)           To the extent permitted by applicable law, none of Holdings, the Borrower or any Indemnitee shall assert, and each of Holdings, the Borrower and each Indemnitee hereby waives, any claim against Holdings, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Holdings and the Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d)           All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor, together with customary backup documentation in reasonable detail.

(e)           Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4.         Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including, for purposes of this Section 9.4(b), its LC Exposure, Swingline Loan Exposure and its Agent Advance Exposure) at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)          the Borrower; provided, that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or a Purchasing Borrower Party or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B)          the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender, or an Approved Fund; and

(C)          each Issuing Bank; provided that no consent of the Issuing Banks shall be required for any assignment not related to Tranche A Credit Commitments or Tranche A Credit Facility Exposure or any assignment to the Administrative Agent or an Affiliate of the Administrative Agent.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B)          each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)          the parties to each assignment shall (A) execute and deliver to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent, an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           any assignment of any Loans to a Purchasing Borrower Party shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f).

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4 or, in the case of a Disqualified Lender, in accordance with paragraph (j) of this Section 9.4.

(iv)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and, as applicable, stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank (solely with respect to itself) and any Lender (solely with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 9.4(b)(iv) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(v)           Upon its receipt of a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4, any written consent to such assignment required by paragraph (b) of this Section 9.4 and any applicable Tax forms, the Administrative Agent shall accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.7(d), 2.7(e), 2.8(b), 2.20(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than any natural Person, Holdings, the Borrower or any Subsidiary of Holdings or the Borrower and any Disqualified Lenders (to the extent that a list of Disqualified Lenders has been made available to all relevant Lenders upon request therefore) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it)); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, further that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (2) through (4) of the first proviso to Section 9.2(b) that adversely affects the Participant. The Borrower agrees that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, further that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, further that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant, unless the Borrower is notified of the participation sold to such Participant and the dale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater payment and such Participant agrees to comply with Section 2.24 as if it was a Lender. A Participant shall not be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the Borrower, to comply (and actually complies) with Section 2.19(e) as though it were a Lender (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender).

(iii)          A Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv)          Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its FILO Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided, that:

(i)                                     the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s FILO Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)                                  such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or by way of an open market purchase; provided, that in the case of any open market purchases, at the time of such assignment and after giving effect to such assignment, such assignments will not exceed, in the aggregate, 25.0% of the principal amount of all FILO Loans then outstanding at such time (it being understood that, solely for purposes of this proviso, any FILO Loans previously purchased and cancelled pursuant to this Section 9.4(g) shall be deemed outstanding at such time);

(iii)                               any FILO Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)                              immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v)                                 the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI);

(vi)                              the aggregate outstanding principal amount of the FILO Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the FILO Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the FILO Loans of such Class shall be reduced pro rata by the aggregate principal amount of FILO Loans purchased;

(vii)                           no Tranche A Loans may be used to finance any such purchase; and

(viii)                        no FILO Loans may be purchased unless the Payment Conditions have been satisfied on a Pro Forma Basis.

(f)                                   Notwithstanding anything to the contrary contained herein, no Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

(g)                                  Notwithstanding anything to the contrary contained herein, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this paragraph (i) shall not be void, but the other provisions of paragraph (j) below shall apply.

(h)                                 With respect to any assignment or participation by a Lender of any Loans or Commitments, (i) to a Disqualified Lender or (ii) to the extent the Borrower’s consent is required under the terms of Section 9.4(b)(ii)(A) and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the Borrower shall be entitled to notwithstanding anything to the contrary in this Agreement, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.4 (except no registration and processing fee required under this Section 9.4 shall be required with any such assignment)), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) par and (y) the amount that such Disqualified Lender or other Person paid to acquire such Loans, plus in the case of each clauses (x) and (y), accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder.

9.5.                            Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, 8 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6.                            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7.                            Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8.                            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, Tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff. Notwithstanding anything to the contrary in the foregoing, no Lender shall exercise any right of set off in respect of any Controlled Account other than the Administrative Agent acting in its capacity as such.

9.9.                            Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c)                                  Each of the parties hereto hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Subject to clause (e) below, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10.                     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11.                     Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12.                     Confidentiality. (a) Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its Affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12) (in each case other than a Disqualified Lender), (vii) to the extent that such information is independently developed by it based exclusively on information the disclosure of which would not otherwise be restricted by this Section 9.12, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to the Permitted Investors, the Borrower or any of their respective affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the Borrower or their Subsidiaries or the Facilities, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities and (C) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents. For the purposes of this Section 9.12, “Information” means all information received from Holdings, the Borrower or any of their Affiliates relating to Holdings or the Borrower or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE, SECURITIES LAWS.

(c)                                  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13.                     PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender and the Administrative Agent to identify such Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

9.14.                     Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets (including any Mortgaged Property) of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents (including mortgage release documents) as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset (including any Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of the Borrower, the Administrative Agent agrees to promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by the Borrower and at the Borrower’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets, effective upon such asset becoming an Excluded Asset. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or the Borrower elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the Guarantee and Collateral Agreement); provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (f) of the definition thereof shall only be permitted if at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person (as if such person were then newly acquired) and such Investment is permitted at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Term Loan Credit Agreement, any Incremental Equivalent Debt, any Permitted Term Loan Refinancing Indebtedness or any Permitted Refinancing in respect of any of the foregoing. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b)                                 Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the Guarantee and Collateral Agreement).

(c)                                  Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.15.                    No Fiduciary Duty.  The Administrative Agent, each Issuing Bank and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any

Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.16.                     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, an Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17.                    Intercreditor Agreements.

(a)                                 The Administrative Agent is hereby authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the ABL Intercreditor Agreement or (iii) any other Acceptable Intercreditor Agreement or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Acceptable Intercreditor Agreement, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Lender and Issuing Bank (if applicable)) and each of the Secured Parties hereby (a) acknowledges that it has received a copy of the Acceptable Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement (if entered into) and (d) authorizes and instructs the Administrative Agent to enter into each of the Intercreditor Agreements and any other Acceptable Intercreditor Agreement or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The provisions of the foregoing sentence are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit thereunder, and such lenders are intended third party beneficiaries of such provisions.

(b)                                 Notwithstanding anything herein to the contrary, the liens and security interests granted in the Security Documents to the Administrative Agent by the Loan Parties pursuant to this Agreement on and in any Collateral and the exercise of any right or remedy by the Administrative Agent with respect to any such Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

9.18.                     Discretionary Guarantors. At any time after the Closing Date, the Borrower may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a)                                 the Borrower shall provide a Notice of Additional Guarantor to the Administrative Agent of its intention to add any Discretionary Guarantor at least 10 Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(b)                                 consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Administrative Agent associated with such jurisdiction); provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of the United States (or any State thereof);

(c)                                  the Borrower and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Administrative Agent); and

(d)                                 as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and all other documentation and other information, in each case as reasonably requested in writing by the Administrative Agent within ten (10) Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

9.19.                     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.20.                     Collateral or Margin Posted Under Hedge Agreements. Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Loan Party or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement:

(a)                                 such Loan Party shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement;

(b)                                 if any such counterparty posts any such margin or collateral with any Loan Party, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such Hedge Agreement, with the express intention that the applicable Loan Party shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Loan Party shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement; and

(c)                                  any cash or cash equivalent instruments posted by or to Borrower shall not constitute Collateral or security for the Loans; provided that the foregoing shall not limit any grant of security over any applicable Loan Party’s rights in such cash or cash equivalent instruments under any pledge or assignment of the relevant Hedge Agreement.

9.21.                    Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans,

(ii)                                  the transaction exemption set forth in one or more prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)                                     none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the US Internal Revenue Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)           The Administrative Agent and the Arrangers hereby inform the Lenders and Issuing Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or Issuing Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.22.       Qualified Cash Management Agreements and Qualified Hedging Agreements.

(a)           At any time prior to or within 15 days after any Credit Party enters into any agreement for Cash Management Obligations or a Specified Hedging Agreement with a Lender Counterparty, or in the case of an agreement for Cash Management Obligations or a Specified Hedge Agreement with a Qualified Counterparty in effect on the Closing Date, within 15 days of the Closing Date, if the applicable Credit Party and Qualified Counterparty desire that the monetary obligations in respect of such agreement for Cash Management Obligations or Specified Hedging Agreement be treated pari passu with the Obligations (excluding Obligations in respect of FILO Loans, any other Specified Hedge Agreements and other Cash Management Obligations) with respect to the priority of payment of proceeds of the Collateral as provided in the waterfall provisions set forth in the Guarantee and Collateral Agreement, the Borrower may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that such agreement for Cash Management Obligations or Specified Hedging Agreement is to be a “Qualified Cash Management Agreement” or “Qualified Hedging Agreement”, as the case may be.

(b)           Until such time as the Borrower delivers (and the Administrative Agent acknowledges) such notice as described above, such Cash Management Agreement or Specified Hedging Agreement shall not constitute a Qualified Cash Management Agreement or Qualified Hedging Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 9.22 are made for the benefit of the Lenders and their Affiliates which become parties to agreements for Cash Management Obligations or Specified Hedging Agreements, and agree that any amendments or modifications to the provisions of this Section 9.22 shall not be effective with respect to any agreement for Cash Management Obligations or Specified Hedging Agreement entered into prior to the date of the respective amendment or modification of this Section 9.22 (without the written consent of the relevant parties thereto). Notwithstanding any such designation of an agreement for Cash Management Obligations or Specified Hedging Agreement as a Qualified Cash Management Agreement or a Qualified Hedging Agreement, as the case may be, no provider or holder of any such Qualified Cash Management Agreement or Qualified Hedging Agreement (in its capacity as such) shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Subsidiary Guarantors. The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Credit Parties under any such Qualified Cash Management Agreement or Qualified Hedging Agreement, and shall be entitled in all cases to rely on the applicable Qualified Counterparty and the applicable Loan Party to such agreement for the calculation thereof. Such Qualified Counterparty and the applicable Loan Party, party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures and reserves, if any, from time to time, including at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent).

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

BI-LO HOLDING, LLC

By:	/s/ Brian P. Carney
Name: Brian P. Carney
Title: Executive Vice President and Chief Financial Officer

BORROWER:

BI-LO, LLC

By:	/s/ Brian P. Carney
Name: Brian P. Carney
Title: Executive Vice President and Chief Financial Officer

[Signature Page to ABL Credit Agreement]

SUNTRUST BANK, as Lender, Swingline Lender, Issuing Bank and Administrative Agent

By:	/s/ Tighe Ittner
Name: Tighe Ittner
Title: Director

[Signature Page to ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a FILO Lender

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

[Signature Page to ABL Credit Agreement]

TD BANK, N.A, as a Lender

By:	/s/ Jang Kim
Name: Jang Kim
Title: Vice President

[Signature Page to ABL Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Richard A. Gere
Name: Richard A. Gere
Title: Managing Director

[Signature Page to ABL Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Jim Vesecky
Name: Jim Vesecky
Title: Vice President

[Signature Page to ABL Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Edward Lynch
Name: Edward Lynch
Title: Authorized Signatory

[Signature Page to ABL Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christine Hutchinson
Name: Christine Hutchinson
Title: Director

[Signature Page to ABL Credit Agreement]

CITY NATION BANK, A NATIONAL BANKING ASSOCIATION, as a Lender

By:	/s/ Catherine Chiavetta
Name: Catherine Chiavetta
Title: Senior Vice President

[Signature Page to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brent E. Shay
Name: Brent E. Shay
Title: Director

[Signature Page to ABL Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent

By:	/s/ Matthew Leighton
Name: Matthew Leighton
Title: Vice President

[Signature Page to ABL Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ John Finore
Name: John Finore
Title: Vice President

By:	/s/ Maria Levy
Name: Maria Levy
Title: Vice President

[Signature Page to ABL Credit Agreement]